UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

QUAKER CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

TIME:	8:30 A.M., local time, on Wednesday, May 11, 2011

PLACE:	Quaker Chemical Corporation One Quaker Park 901 E. Hector Street Conshohocken, Pennsylvania 19428

ITEMS OF BUSINESS:	(1) To elect three directors.

(2) To consider and act upon a proposal to approve the Global Annual Incentive Plan.

(3) To consider and act upon a proposal to approve the 2011 Long-Term Performance Incentive Plan.

(4)    To hold an advisory vote on compensation of our named executive officers as described in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative disclosures contained in this proxy statement.

(5) To hold an advisory vote on the frequency of the advisory vote on compensation of our named executive officers.

(6)    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report on our financial statements and internal control over financial reporting for the year 2011.

(7) To transact any other business properly brought before the meeting.

WHO MAY VOTE:	You can vote at the meeting and any adjournment(s) of the meeting if you were a shareholder of record at the close of business on March 4, 2011.

ANNUAL REPORT:	A copy of our Annual Report which includes our Annual Report on Form 10-K for the year ended December 31, 2010 is enclosed.

It is important that your shares be represented at the meeting. You are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to complete, sign, date and return the enclosed proxy in the envelope we have enclosed for your convenience; no postage is required if mailed in the United States.

By Order of the Board of Directors,

D. Jeffry Benoliel

Vice President – Global Strategy,

General Counsel and Corporate Secretary

Conshohocken, Pennsylvania

March 31, 2011

Important Notice of Internet Availability of Proxy Materials

for Quaker Chemical Corporation’s 2011 Annual Meeting of Shareholders to be held on

May 11, 2011.

The Notice of Meeting, Proxy Statement and 2010 Annual Report to Shareholders

are available at www.quakerchem.com/proxymaterials.

PROXY STATEMENT

ii

QUAKER CHEMICAL CORPORATION

One Quaker Park, 901 E. Hector Street

Conshohocken, Pennsylvania 19428

PROXY STATEMENT

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at our 2011 Annual Meeting of Shareholders, and at any and all adjournments of the meeting, for the purpose of considering and acting upon the matters referred to in the accompanying Notice of Annual Meeting of Shareholders and which are discussed below. The Annual Meeting of Shareholders will be held at our headquarters located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, at 8:30 A.M., local time, on May 11, 2011. The terms “we,” “our,” “us,” and “Quaker,” as used in this proxy statement, refer to Quaker Chemical Corporation.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 5, 2011.

Information Concerning the Annual Meeting

What matters will be voted on at the meeting?

At the meeting, shareholders will vote on six proposals:

•	Election of three nominees to serve on our Board of Directors;

•	Approval of the Global Annual Incentive Plan;

•	Approval of the 2011 Long-Term Performance Incentive Plan;

•

Advisory vote on compensation of our named executive officers as described in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative disclosures contained in this proxy statement;

•	Advisory vote on the frequency of the advisory vote on compensation of our named executive officers; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR each of the three nominees named in this proxy statement;

•	FOR approval of the Global Annual Incentive Plan;

•	FOR approval of the 2011 Long-Term Performance Incentive Plan;

•

FOR approval, on a non-binding basis, of the Company’s compensation of our named executive officers as described in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative disclosures contained in the proxy statement;

•	FOR THREE YEARS, the frequency of future non-binding shareholder advisory votes on compensation of our named executive officers; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2011.

Who is entitled to vote?

Shareholders of record as of the close of business on March 4, 2011, the record date for the meeting, are entitled to notice of and to vote at the meeting and any adjournments of the meeting.

How do I cast my vote?

You can cast your vote by:

•	marking, signing and dating a proxy card or voting instruction card (if you hold shares in street name) and returning it in the postage-paid envelope provided; or

•	attending the meeting and voting in person.

If you want to vote in person and you hold Quaker common stock in street name (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you must obtain a proxy card issued in your name from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification. Your brokerage statement should show the stock acquisition date.

If I have given a proxy, how do I revoke that proxy?

Your presence at the meeting will not revoke any proxy you may have given. If your shares are held in your name, you may revoke your proxy at any time (to the extent it has not already been voted at the meeting), but a revocation will not be effective until it is received. Your proxy will be revoked (to the extent it has not already been voted at the meeting) if you:

•

give written notice of the revocation to Quaker’s Corporate Secretary, D. Jeffry Benoliel, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, or give electronic notice to Mr. Benoliel at jeffry_benoliel@quakerchem.com;

•	submit a properly signed proxy with a later date; or

•	vote in person at the meeting as described above.

If your shares are held in street name through a broker, bank or other nominee for your benefit, you should contact the record holder to obtain instructions if you wish to revoke your vote before the meeting.

How will my proxy be voted?

If you are a registered holder and your proxy is properly executed, returned and received prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on any of the proposals, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted “FOR” Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4, “FOR” Proposal 5 and “FOR” Proposal 6.

If your shares are held in street name through a broker, bank or other nominee for your benefit and your voting instruction form is properly executed, returned and received prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you have not furnished voting instructions within a specified period prior to the meeting, under current New York Stock Exchange rules, brokerage firms and nominees that are members of the New York Stock Exchange have the authority under the Exchange’s rules to vote their customers’ unvoted shares on “routine” matters but not on non-routine matters. Under the rules currently in effect, routine matters include the ratification of the appointment of our independent registered public accounting firm but do not include the other proposals on the ballot.

The proxy card and voting instruction form also grant the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters. As of the date of this proxy statement, we do not know of any other matters that will be presented at the meeting.

What does it mean if I get more than one proxy card?

If you have your shares registered in multiple accounts with one or more brokers and/or our transfer agent, you will receive more than one proxy card. Please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

How many votes are needed to elect directors?

The three nominees receiving the highest number of “FOR” votes will be elected as directors. This is referred to as a plurality.

What if a nominee is unwilling or unable to serve?

We do not expect that to occur. If it does, proxies will be voted for a substitute nominee designated by our Board of Directors.

How many votes are needed to approve the Global Annual Incentive Plan and to approve the 2011 Long-Term Performance Incentive Plan?

Each proposal requires the affirmative vote of a majority of votes cast by Quaker’s shareholders at the meeting. Abstentions or broker non-votes will not be counted as votes cast.

How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011?

The proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal.

How will abstentions and broker non-votes affect the voting?

Abstentions and broker non-votes will have no effect on the outcome of the voting on any matter brought before the meeting because they will not represent votes cast. A broker non-vote occurs when the beneficial owner of shares held in street name fails to furnish voting instructions to the broker within the required period, and the broker is not permitted under applicable rules to vote the shares.

Are dissenters’ rights applicable to any of the matters to be voted on at the meeting?

No. Dissenters’ rights do not apply to any of the matters to be voted on at the meeting.

Who will count the vote?

The Judge of Election appointed at the meeting, together with representatives of American Stock Transfer & Trust Company, LLC, our transfer agent, will tabulate the votes cast at the meeting.

How many shares can be voted at the meeting?

As of March 4, 2011, the record date for the meeting, 11,531,372 shares of Quaker common stock were issued and outstanding. Every holder of Quaker common stock is entitled to one vote or ten votes for each share held of record on the record date, based on how long such shares have been owned by the holder.

How many votes will I be entitled to cast at the meeting?

You will be entitled to cast either one vote or ten votes for each share of common stock you held on March 4, 2011, the record date for the meeting, depending upon how long you had held the shares as of the record date. As more specifically provided in Article 5 of Quaker’s Articles of Incorporation, the number of votes you are entitled to cast at the meeting will be determined as follows:

Each share which, as of the record date, you had beneficially owned since March 1, 2008, will entitle you to ten votes.

Each share you acquired after March 1, 2008, will entitle you to one vote, with some exceptions. These exceptions are explained in Appendix A to this proxy statement.

We presume that shares you hold in “street” or “nominee” name, or that are held for your account by a broker, clearing agency, voting trustee, bank, trust company, or other nominee, were acquired by you after March 1, 2008 and, accordingly, entitle you to one vote for each of these shares. You may, however, rebut this “one-vote” presumption by completing and executing an affidavit and presenting written evidence to us in accordance with the procedures described in Appendix A.

What is the total number of votes that may be cast at the meeting?

Based on the information available to us, as of March 4, 2011, at the annual meeting the holders of 988,631 shares of Quaker common stock will be entitled to cast ten votes for each share held and the holders of 10,542,741 shares of Quaker common stock will be entitled to cast one vote for each share held, for a total of 20,429,051 votes. The number of shares that we have indicated are entitled to one vote includes those shares presumed by us to be entitled to only one vote. Because some of the holders of these shares may rebut this presumption, the total number of votes that may be cast at the meeting may increase.

Where can I find more information on the voting procedures for the meeting?

For additional information on our voting procedures, including the procedures for determining whether a share entitles its holder to one vote or ten votes, and how to rebut the “one-vote” presumption, please refer to Appendix A.

What is a “quorum?”

The presence of shareholders entitled to cast at least a majority of the votes entitled to be cast on a particular matter will constitute a “quorum” for the purpose of considering that matter. For purposes of determining the presence of a quorum, the votes of a shareholder will be counted if the shareholder is present in person or by proxy. Shares which are the subject of abstentions or broker non-votes will be counted for purposes of determining a quorum.

Who can attend the Annual Meeting?

All shareholders of Quaker who owned shares of record on March 4, 2011 can attend the meeting. If you want to vote in person and you hold Quaker common stock in street name (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you must obtain a proxy card issued in your name from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification. If you hold stock in street name and want to attend the meeting but not vote in person at the meeting, you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the proposals described in this proxy statement. However, if any other business is presented at the meeting, a proxy in the accompanying form will give authority to Michael F. Barry and William R. Cook to vote on such matters at their discretion and they intend to do so in accordance with their best judgment.

Who will pay the cost of this proxy solicitation and how will the solicitation be conducted?

We will pay the expenses of soliciting proxies in the form included with this proxy statement, including the cost of preparing, assembling and mailing material in connection with the solicitation. In addition to the use of the mail, our directors, executive officers and employees may, without additional compensation, solicit proxies personally or by telephone, facsimile, electronic mail and personal contact. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials and Quaker’s annual report, including its Annual Report on Form 10-K, to any beneficial holder of Quaker common stock they hold of record.

Does the company utilize “householding” for mailing of its proxy materials?

The Securities and Exchange Commission permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivery of a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. Quaker has instituted householding for its registered shareholders; some intermediaries may also be householding Quaker’s proxy materials and annual report. Once you have received notice from the Company, the broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you or a shareholder who shares your address provides contrary instructions.

If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you should contact Irene M. Kisleiko, Assistant Secretary, toll free at 1-800-523-7010, ext. 4119, or inform us in writing at Quaker Chemical Corporation, Shareholder Services, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. If you hold shares through an intermediary and no longer wish to participate in householding, you should contact your bank, broker or other nominee record holder.

Shareholders who share an address and are receiving multiple copies of annual reports or proxy statements but would like to receive a single copy can contact Irene M. Kisleiko at the toll-free number noted above.

We undertake to deliver promptly to any shareholder at a shared address, upon written or oral request, a copy of Quaker’s proxy statement and annual report. You may so request by calling the toll-free number or writing to the address noted above.

Proposal 1—Election of Directors and Nominee Biographies

What is the makeup of the Board of Directors?

The Quaker Articles of Incorporation provide that our Board of Directors is divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors. The shareholders elect the members of one of the three classes each year to serve for a term of three years. Directors elected to fill vacancies and newly created directorships serve for the balance of the term of the class to which they are elected. Presently, there are ten directors, including four Class I directors, three Class II directors and three Class III directors. Mr. Ronald J. Naples, a Class I director, whose term expires this year, will not be standing for reelection to the Board as discussed further below. At the meeting, three Class I directors are to be elected with each member to serve a three-year term expiring in 2014 or until his successor is duly elected and qualified.

The Quaker By-Laws provide that the Directors can determine the size of the Board by the vote of a majority of the whole Board; provided, however, that the size of the Board shall be not less than five, nor more than fifteen directors. At its March 2, 2011 meeting, the Board voted to decrease the number of Directors from ten to nine as Mr. Naples will not be standing for reelection. The Board determined that having three classes of Directors, each with three members, was the most appropriate course of action in light of Mr. Naples not standing for reelection.

Are there any members of the class of directors to be elected at the meeting who are not standing for reelection?

Yes. Mr. Ronald J. Naples will not be a nominee for reelection this year. In light of Mr. Naples’ retirement in October 2008 as Quaker’s Chief Executive Officer, his subsequent retirement as Chairman of the Board in April 2009, and the expiration of his consulting arrangement under his Employment, Transition and Consulting Agreement, the Governance Committee of the Board, with Mr. Naples’ agreement, determined that it would be an appropriate time, consistent with the events referenced above, for Mr. Naples not to stand for reelection. The Board subsequently approved not renominating Mr. Naples for reelection at this year’s meeting upon the recommendation of the Committee.

Who are the Board’s nominees this year?

Michael F. Barry, Robert E. Chappell and Robert H. Rock are the Board’s nominees for election to the Board of Directors. Each nominee, if elected, would hold office until our 2014 annual meeting of shareholders and until his successor is elected and qualified.

What is the background of this year’s nominees?

Below are our nominees for election to the Board as Class I members, including descriptions of their qualifications and lists of business experience and directorships over the past five years:

MICHAEL F. BARRY (52)

Mr. Barry has served on Quaker’s Board since 2008. He is Quaker’s Chairman, Chief Executive Officer and President. Mr. Barry has held a number of positions with Quaker since 1998, including Chief Financial Officer, Vice President and Global Industry Leader—Industrial Metalworking and Coatings, and Senior Vice President and Managing Director—North America. By serving in a variety of leadership and executive positions with Quaker, Mr. Barry has gained experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, corporate development, research and development and manufacturing. Mr. Barry’s specific business and board service experience are listed below:

•

Quaker’s Chairman of the Board since May 2009 and Chief Executive Officer and President since October 2008; Senior Vice President and Managing Director—North America from January 2006 to October 2008; Senior Vice President and Global Industry Leader—Metalworking and Coatings from July 2005 through December 2005; Vice President and Global Industry Leader—Industrial Metalworking and Coatings from January 2004 through June 2005 and Vice President and Chief Financial Officer from 1998 to August 2004.

•	Member of the Board of Directors:
•	Rogers Corporation

ROBERT E. CHAPPELL (66)

Mr. Chappell has served on Quaker’s Board since 1997 and is the Chairman of the Governance Committee. He is Chairman of The Penn Mutual Life Insurance Company and served as Penn Mutual’s Chief Executive Officer since April 1995, having resigned from such position on February 18, 2011. He has experience in accounting/finance, financial reporting, risk assessment, organizational development, global organizations, governance, strategic planning and corporate development. Mr. Chappell’s specific business and board service experience are listed below:

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Chairman of The Penn Mutual Life Insurance Company, a mutual life insurance company providing life insurance and annuity products, for more than five years and Chief Executive Officer of the company from April 1995 to February 18, 2011; and President from January 2008 to March 2010.

•	Member of the Board of Directors:
•	Penn Series Funds, Inc. (Chairman)

ROBERT H. ROCK (60)

Mr. Rock has served on Quaker’s Board since 1996 and is the Chairman of the Compensation/Management Development Committee. He is President of MLR Holdings, LLC, an investment company operating in the publishing industry. Prior to involvement in the publishing industry, he was Chairman of The Hay Group, a management consulting firm. He has experience in organizational development, global organizations, governance, strategic planning and corporate development. Mr. Rock’s specific business and board service experience are listed below:

•	President of MLR Holdings, LLC, an investment company with holdings in the publishing and information business, for more than five years.
•	Member of the Board of Directors:
•	Alberto-Culver Company
•	The Penn Mutual Life Insurance Company
•	Former Member of the Board of Directors:
•	Advanta Corporation

The Board of Directors recommends that you vote “FOR” the election to our Board of Michael F. Barry, Robert E. Chappell and Robert H. Rock, the nominees listed above.

Biographies of Continuing Directors

Below are our incumbent directors who were elected as Class II members of the Board in 2009 and whose terms expire in 2012, including descriptions of their qualifications and lists of business experience and directorships over the past five years:

DONALD R. CALDWELL (64)

Mr. Caldwell has served on Quaker’s Board since 1997 and is the Chairman of the Executive Committee. He is Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc., a venture capital management company. Previously, he was President and Chief Operating Officer of Safeguard Scientifics, Inc., a holding company with investments in the growth-stage technology and life sciences businesses. He currently serves on multiple public company boards. He has experience in accounting/finance, financial reporting, risk assessment, strategic planning and corporate development. Mr. Caldwell’s specific business and board service experience are listed below:

•	Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc., a venture capital management company, for more than five years.
•	Member of the Board of Directors:
•	InsPro Technologies Corporation (formerly, Health Benefits Direct Corporation)
•	Lightning Gaming, Inc.
•	Rubicon Technology, Inc.
•	Former Member of the Board of Directors:
•	Diamond Management & Technology Consultants, Inc.
•	Kanby International, Inc.
•	Voxware, Inc.

WILLIAM R. COOK (67)

Mr. Cook has served on Quaker’s Board since 2000 and is the Chairman of the Audit Committee. He retired in 2002 but previously served in a variety of positions in the chemical industry, including Chairman, President and Chief Executive Officer of Betz Dearborn, Inc. and Vice Chairman and Co-Chief Executive Officer of Hercules, Inc. Most recently, Mr. Cook served as President and Chief Executive Officer of Severn Trent Services, Inc. He has experience in accounting/finance, financial reporting, industrial marketing, governance, strategic planning and corporate development. Mr. Cook’s specific business and board service experience are listed below:

•	President and Chief Executive Officer of Severn Trent Services, Inc., a water purification products and laboratory and operating services company, from 1999 until June 2002.
•	Member of the Board of Directors:
•	Teleflex Incorporated
•	The Penn Mutual Life Insurance Company

JEFFRY D. FRISBY (55)

Mr. Frisby has served on Quaker’s Board since 2006. He is President and Chief Operating Officer of Triumph Group, Inc., which serves the aerospace industry. He has held a variety of positions within the Triumph Group and a predecessor group company, Frisby Aerospace, Inc. He has experience in accounting/finance, financial reporting, industrial marketing, organizational development, global organizations, strategic planning and corporate development. Mr. Frisby’s specific business experience is listed below:

•

President and Chief Operating Officer of Triumph Group, Inc. which, through its subsidiaries, engages in the design, engineering, manufacture, repair, overhaul and distribution of aircraft components in the United States and internationally, since July 2009.

•

Group President of Triumph Aerospace Systems Group, a group of companies that design, engineer and build aerostructures, as well as complete mechanical, electromechanical and hydraulic systems for the aerospace industry, from April 2003 to July 2009.

Below are our incumbent directors who were elected as Class III members of the Board in 2010 and whose terms expire in 2013, including descriptions of their qualifications and lists of business experience and directorships over the past five years:

JOSEPH B. ANDERSON, JR. (68)

Mr. Anderson has served on Quaker’s Board since 1992. He is Chief Executive Officer of a group of minority-owned companies supplying parts to the automotive industry and currently serves as a director on multiple public company boards in diverse industries. He has experience in accounting/finance, financial reporting, risk assessment, governance, strategic planning, corporate development and manufacturing. Mr. Anderson’s specific business and board service experience are listed below:

•	Chairman and Chief Executive Officer of TAG Holdings, LLC, a parent company for a variety of manufacturing and service-based enterprises, for more than five years.
•	Chairman and Chief Executive Officer of Indiana Assemblies, LLC, a tire and wheel assembly company, since October 2008.
•	Chairman and Chief Executive Officer of Gulf Shore Assemblies, LLC, a tire and wheel assembly company, since May 2007.
•	Chairman and Chief Executive Officer of Great Lakes Assemblies, LLC, a tire and wheel assembly company, for more than five years.
•	Chairman and Chief Executive Officer of North American Assemblies, LLC, a tire and wheel assembly company, for more than five years.
•	Chairman and Chief Executive Officer of A&D Technologies, LLC, a manufacturer of temperature sensors servicing the automobile industry, for more than five years.
•	Chairman and Chief Executive Officer of Vibration Control Technologies, LLC, an automotive parts supplier and manufacturer, from January 2002 to March 2010.
•	Member of the Board of Directors:
•	ArvinMeritor, Inc.
•	NV Energy, Inc.
•	Rite Aid Corporation
•	Valassis Communications, Inc.

PATRICIA C. BARRON (68)

Ms. Barron has served on Quaker’s Board since 1989 and has been our Lead Director since 2008. She was most recently a Professor at Stern School of Business at New York University. Prior to that time, Ms. Barron served in a variety of roles with Xerox Corporation, including President of their Engineering Systems Division, and has served on multiple public company boards. She has experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning and corporate development. Ms. Barron’s specific business and board service experience are listed below:

•	Clinical Associate Professor and Senior Fellow at the Stern School of Business, New York University, from 1999 until August 2003.
•	Member of the Board of Directors:
•	Teleflex Incorporated
•	Ultralife Corporation
•	United Services Automobile Association
•	Former Member of the Board of Directors:
•	ARAMARK Corporation

EDWIN J. DELATTRE (69)

Dr. Delattre has served on Quaker’s Board since 1984. He retired in 2006 but provides consulting services to law enforcement agencies around the globe with a focus on ethical behavior and continues to hold Emeritus positions at Boston University and St. John’s College. Prior to his retirement, he held a number of positions at Boston University, including Dean, School of Education and Professor of Philosophy, College of Arts and Sciences. He has governance expertise. Dr. Delattre’s specific experience is listed below:

•	Professor of Philosophy Emeritus, College of Arts and Sciences, Boston University, since September 2006.
•	Dean Emeritus, School of Education, Boston University, since December 2002.
•	Author, Character and Cops, Ethics in Policing, American Enterprise Institute Press, Fifth Edition, 2006.
•	President Emeritus, St. John’s College, Annapolis, Maryland and Santa Fe, New Mexico, since January 1987.

In addition to the information presented above regarding each director and director nominee’s specific experience, qualifications, attributes and skills that led the Company to conclude that he or she should serve as a director, the Company also believes that all of its directors and director nominees have significant leadership experience derived from their professional experience and have a reputation for integrity and honesty and adhere to high ethical standards. The process undertaken by the Company’s Governance Committee in recommending qualified director candidates is described below under the heading “Governance Committee Procedures for Selecting Director Nominees.”

Corporate Governance

Leadership Structure

Quaker’s business is conducted by its officers, managers and associates under the direction of the Chief Executive Officer (“CEO”) and with oversight by the Board of Directors. The Company’s CEO is also the Chairman of the Board of Directors. The Board has long held that, given Quaker’s size and management structure, it is best to combine the roles of Chairman of the Board and CEO. The Board believes having one leader serving as both Chairman and CEO provides decisive and effective leadership.

The Board of Directors has also appointed an independent Lead Director. The Lead Director rotates on a bi-annual basis unless the Board determines that the reappointment of the Lead Director at the end of a two-year term is in the best interests of the Company. The Lead Director serves as the liaison between the Chairman/CEO and the Board of Directors. The Lead Director also ensures that the respective responsibilities of the Directors and the Chairman/CEO are understood; collaborates with the Chairman/CEO to ensure the appropriate flow of information to the Board; works with the Chairman/CEO to develop the agendas for Board meetings; coordinates and develops the agenda for and presides over sessions of both the Board’s non-management Directors and independent Directors; ensures appropriate minutes are kept of such meetings and, as appropriate, communicates to the Chairman/CEO the substance of such discussions. Ms. Patricia C. Barron is currently the Lead Director, having been reappointed to the position for a two-year term in May 2010.

Director Independence

In accordance with New York Stock Exchange rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted which include all elements of independence set forth in the New York Stock Exchange listing standards. The Company’s director independence standards are described in the Company’s Corporate Governance Guidelines.

On an annual basis, each director and executive officer is obligated to complete a directors and officers questionnaire which requires disclosure, among other things, of any transactions with the Company in which the director (or any organization of which the director is a partner, shareholder or officer) or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Based on the Company’s adopted independence standards and the information provided in the annual questionnaires, the Board determined at its meeting held on March 2, 2011, that all non-employee directors who will continue to serve after our 2011 Annual Meeting of Shareholders are independent within our guidelines and have no material relationship with the Company as defined by our guidelines.

Based on the Company’s independence standards, the Board has affirmatively determined that Ronald J. Naples, who retired as Chief Executive Officer of the Company on October 3, 2008, is not independent because he was an executive officer of the Company within the three preceding years of the determination date, and Michael F. Barry is not independent because he currently serves as an executive officer of the Company. There are no family relationships between any of the Quaker directors, executive officers or nominees for election as directors.

Governance Committee Procedures for Selecting Director Nominees

The Governance Committee’s goal is to assemble a Board that brings to Quaker a variety of perspectives and skills derived from high-quality business and professional experience. The current composition of the Board includes directors (including those nominated for reelection this year) with complementary skills, expertise and experience such that the Board, on the whole, has competence and experience in a wide range of areas. Quaker’s Board includes nine directors who are or have served as chief executive officers or in other executive management roles, seven directors with specialized accounting and finance knowledge, three directors with experience in the chemical industry or other technology or science areas, eight directors who have served on the boards of other public companies, six directors with international business experience and five directors with experience in industries served by Quaker. The Governance Committee will continue to evaluate the needs of Quaker and its shareholders to ensure that the competency of the Board, as a whole, is relevant and robust.

In evaluating director nominees, the Governance Committee considers the appropriate size of Quaker’s Board of Directors and the needs of Quaker and its shareholders with respect to the particular talents, experience and capacities of its directors including: experience in industries similar to Quaker’s; managerial and other leadership experience; business acumen or particular expertise; business development experience; strategic capability; independence of judgment; familiarity with corporate governance and the responsibilities of directors and the ability to fulfill those responsibilities; standing and reputation as a person of integrity; the potential contribution of each individual to the diversity of backgrounds, experience and competencies of which the Governance Committee desires to have represented; and ability to work constructively with the CEO and the Board. In considering nominees for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and the anticipated contributions an individual can contribute as a member of the Board. Although we do not have a formal policy regarding diversity and do not have constituent or representative directors, diversity is one important factor, among many, in our nomination process. The Governance Committee considers a variety of factors, including age, gender, race, executive and professional experience and perspectives of the candidate and how the candidate’s qualifications will enhance the composition of the Board of Directors as a whole.

Directors who also serve as CEOs or in equivalent positions should not serve on more than three other boards of public companies in addition to the Quaker Board and directors who do not serve as CEOs or in equivalent positions should not serve on more than four other boards of public companies in addition to the Quaker Board. The Governance Committee has decided to waive the limitations in these guidelines on the number of boards a director may serve in the case of Mr. Anderson due to his circumstances, valued contributions to the Board and the Committees on which he serves, a record of consistent attendance at Board and Committee meetings, and availability to advise and assist management in support of Quaker’s business.

When identifying and evaluating nominees for director, the Governance Committee first examines whether current members of the Board are willing to continue their service. Current members of the Board with skills and experience that are relevant and who are willing to continue to serve are considered for renomination, balancing the value of continuity of service with that of obtaining a new perspective. If a current member does not choose to stand for reelection, the Governance Committee will not recommend that director for reelection. If the Governance Committee recommends an increase in the membership of the Board, it will identify the experience and personal capacities desired and will seek suggestions as to nominees from the current Board membership. In addition, and as has been done in the past, the Governance Committee may engage third parties to assist in the identification or evaluation of potential director nominees.

The Governance Committee will consider candidates recommended by the Company’s shareholders and applies the same criteria in evaluating candidates nominated by shareholders as it does in evaluating candidates identified by Company sources. Any shareholder who wishes to recommend a prospective nominee for election to the Board to the Governance Committee may write to D. Jeffry Benoliel, Vice President—Global Strategy, General Counsel and Corporate Secretary, Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. Any request for consideration at next year’s annual meeting must be submitted no later than December 7, 2011, and contain a statement of the proposed candidate’s business experience, business affiliations and a confirmation of his or her willingness to be a nominee. No shareholder or group of shareholders recommended a director nominee for election at Quaker’s 2011 annual meeting of shareholders.

Board Oversight of Risk

While the Board has the ultimate oversight responsibility for risk management, consistent with Quaker’s By-Laws, the Board has delegated much of the responsibility for risk management to the standing Committees of the Board. The Audit Committee has oversight over financial risks, such as financial reporting and internal controls; compliance risks including oversight of the compliance program and disposition of certain complaints and/or violations of the Code of Conduct and Financial Code of Ethics; and operational risk such as loss of property, business interruption, and other exposures traditionally mitigated through insurance products. In addition, the Compensation/Management Development Committee is responsible for developing a balanced compensation system for all employees, including appropriate long-term and short-term incentive compensation targets that encourage a level of risk-taking behavior consistent with the overall financial/strategic goals of the Company, as well as oversight of the management, development and succession processes. Finally, from time to time, Quaker has faced other risks material to its business and, in those circumstances, the Board (or at times, the Executive Committee) is regularly informed and provides input and advice on actions being considered to mitigate exposures associated with those risks. As appropriate, the Board considers specific risk topics, including risks associated with our strategic plan, our capital structure, and our development activities. Further, the Board is routinely informed of developments at and affecting the Company that could affect our risk profile or other aspects of our business, through reports from our business units and otherwise. This oversight by the Board is designed to maintain an appropriate level of risk and to address new risks as they arise.

Communications with the Board of Directors; Corporate Governance Guidelines

Shareholders or other interested parties may communicate with any of our directors, including non-management directors, by writing to them c/o D. Jeffry Benoliel, Vice President—Global Strategy, General Counsel and Corporate Secretary, at the address set forth above. All communications received will be forwarded to the Governance Committee and the addressee. The Board believes it is management’s role to speak for Quaker and, accordingly, any such communication received will be shared with the Chief Executive Officer and other executive officers, as appropriate. The Company has adopted Corporate Governance Guidelines and other governance materials. Our Code of Conduct, Financial Code of Ethics, Corporate Governance Guidelines and Audit, Compensation/Management Development and Governance Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our Web site at

http://www.quakerchem.com or by written request addressed to Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary. The references to our Web site contained in this proxy statement are for informational purposes, and the content of the Web site is not incorporated by such references in this proxy statement.

Code of Conduct

The Company has a compliance program, the governing documents of which include a Code of Conduct (which is applicable to all of the Company’s directors, executive officers and employees) and a Financial Code of Ethics for Senior Financial Officers (which is applicable to the Chief Executive Officer, Chief Financial Officer, Global Controller, Controllers of each of the Company’s majority-owned affiliates, Assistant Global Controller and other individuals performing similar functions designated by the Company’s Board of Directors). The Company’s compliance program embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its longstanding commitment to fairness, honesty, integrity, and full company compliance with all laws affecting the Company’s business.

The Company’s compliance program includes a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Conduct or the Financial Code of Ethics for Senior Financial Officers relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;
•	theft or fraud of any amount;
•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest;
•	violations of securities and antitrust laws; and
•	violations of the Foreign Corrupt Practices Act.

Any employee, shareholder or other interested party can call the Quaker Hotline at 1-800-869-9414 or 1-678-999-4552 from outside the United States. The Quaker Hotline is a toll-free telephone line dedicated solely to receiving questions and concerns and directing them to the appropriate authority for action. All calls are answered by an independent third-party service available 24 hours a day, seven days a week.

The Audit Committee oversees the administration of the Company’s compliance program and is directly responsible for the disposition of all reported violations of the Financial Code of Ethics for Senior Financial Officers and complaints received regarding accounting, internal accounting controls, or audit matters. In addition, the Audit Committee is responsible for the disposition of all violations of (and approves any waivers to) the Code of Conduct for directors and executive officers and for the disposition of other serious violations of the Code of Conduct. No such waivers were requested in 2010.

Meetings and Committees of the Board

Our Board of Directors has four standing committees, the Audit, Compensation/Management Development, Executive and Governance Committees. Each member of the Audit, Compensation/Management Development and Governance Committee is independent as defined for members of the respective committee in the listing standards of the NYSE and Quaker’s Corporate Governance Guidelines. The Board has affirmatively determined that each member of the Audit Committee meets the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board of Directors has adopted a charter for each of these committees other than the Executive Committee. Each committee reports its actions to the full Board at the Board’s next regular meeting. A description of the duties of each committee follows the table below.

Committee Membership and Meetings Held in 2010
Name	Audit	Compensation/ Management Development	Executive	Governance
Joseph B. Anderson, Jr.	X			X
Patricia C. Barron		X		X
Michael F. Barry			X
Donald R. Caldwell	X	X	CHAIR
Robert E. Chappell			X	CHAIR
William R. Cook	CHAIR
Edwin J. Delattre		X		X
Jeffry D. Frisby	X	X(1)
Ronald J. Naples			X
Robert H. Rock		CHAIR	X
Number of Meetings in 2010(2)	5	4	1	3

X	Member. Each of the individuals listed in the table above held the committee memberships indicated throughout 2010.

(1)	Committee member since May 12, 2010.

(2)	The Board of Directors held six regular meetings in 2010. Each director attended, in person or by teleconference, at least 75% of the aggregate of all the meetings of the Board and the committee(s) on which he or she served during 2010.

Time is regularly scheduled for the non-management and independent directors to meet as a separate group. The Lead Director acts as chairperson during these sessions.

Quaker does not have a formal policy regarding attendance by members of the Board at its annual meeting of shareholders, but all directors are encouraged to attend. In 2010, all directors attended the annual meeting of shareholders.

Audit Committee:

•	Engages the independent registered public accounting firm and approves all audit and non-audit fees.

•

Reviews and discusses with management and the independent registered public accounting firm the annual and quarterly financial statements, including disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	Discusses with management and the independent registered public accounting firm any audit problems or difficulties and management’s response.
•	Reviews the internal audit plan and discusses with the internal auditor and the independent registered public accounting firm their assessment of the effectiveness of Quaker’s internal controls.
•	Oversees the handling of matters relating to compliance with law and ethics, including adherence to the standards of business conduct and ethics required by Quaker’s policies.
•	Provides oversight to the Chief Financial Officer and Risk Manager on matters relating to risk management generally.

Compensation/Management Development Committee:

•	Reviews management’s compensation philosophies and policies.
•	Approves annual performance objectives for the CEO, evaluates the CEO’s performance against objectives and makes a recommendation to the Board regarding the CEO’s base salary.
•	Reviews performance evaluations and approves annual salaries for all executive officers, other than the CEO.
•	Approves annual incentive and long-term incentive award opportunities for all executive officers, including the CEO.
•	Administers Quaker’s Global Annual Incentive Plan and Long-Term Performance Incentive Plan.
•	Reviews and evaluates management development and succession planning and oversees these processes.
•

Reviews and discusses with management disclosures under the Compensation Discussion and Analysis section of this proxy statement and makes recommendations to the Board for inclusion of the Compensation Discussion and Analysis section in this proxy statement and the Company’s Annual Report on Form 10-K.

Executive Committee:

•	Acts for the Board in situations requiring prompt action when a meeting of the full Board is not feasible.
•	Makes recommendations to the Board about external corporate development programs.
•	Establishes guidelines regarding Quaker’s capital structure and deployment of capital resources.

Governance Committee:

•	Evaluates the size and composition of the Board and recommends changes.
•	Reviews and recommends nominees for election as directors.
•	Reviews the Board’s committee structure and recommends directors to serve as members of each committee.
•	Reviews and makes recommendations to the Board with respect to the compensation of the Company’s directors.
•	Develops and reviews annually Quaker’s Corporate Governance Guidelines.
•	Conducts annual performance evaluation of the Board and ensures each Board committee conducts its own annual self-evaluation.
•	Reviews and approves related party transactions and similar transactions and establishes policies and procedures for such transactions.

The Audit Committee, Compensation/Management Development Committee and Governance Committee each operates under a charter.

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation/Management Development Committee during the year ended December 31, 2010 are Robert H. Rock, Chairman, Patricia C. Barron, Donald R. Caldwell, Edwin J. Delattre, and Jeffry D. Frisby, each of whom is an “independent” director. No member of the Compensation/Management Development Committee is or was an employee, or is or ever was an officer, of Quaker in 2010. During 2010, no executive officer of Quaker served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of Quaker’s Board of Directors or Compensation/Management Development Committee.

Proposal 2—Approval of the Global Annual Incentive Plan

At the meeting, you will be asked to approve the amended and restated Quaker Chemical Corporation Global Annual Incentive Plan (the “GAIP”). The GAIP is a continuation of the 2001 Global Annual Incentive Plan (approved by shareholders in 2006) with certain changes, including a change in the name of the plan. Your approval is being requested so that future bonus awards under the GAIP will qualify as performance-based compensation not subject to a limit on deductibility under Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) places a limit on the amount of compensation that may be deducted by Quaker in any tax year with respect to a so-called covered employee (Quaker’s Chief Executive Officer and its three highest compensated officers other than the Chief Executive Officer or the Chief Financial Officer). However, certain performance-based compensation, such as compensation payable under the GAIP, should not be subject to this deductibility limit if shareholder approval is obtained.

No bonus will be paid under the GAIP for performance periods beginning after the 2011 annual meeting of shareholders, unless shareholders approve the GAIP at that meeting. The principal features of the GAIP are summarized below. This summary is qualified in its entirety by the complete text of the GAIP, which is attached as Appendix B to this proxy statement.

The GAIP is intended to provide employees of Quaker or a subsidiary of Quaker with an opportunity to receive incentive bonuses based on the achievement of objective, pre-established criteria and performance targets. Currently, awards are made annually and payment is based on performance during the fiscal year. However, the Compensation/Management Development Committee (the “Committee”) may designate performance periods that are longer or shorter than a fiscal year. For the 2011 calendar year performance period, 344 employees are eligible for the GAIP.

At the beginning of each performance period, the Committee will determine the employees who are eligible to participate and each participant’s maximum award, which typically is a specified percentage of his or her base salary. The Committee will also establish a schedule or matrix of one or more performance criteria and performance targets for each participant (or group of participants) which will show the percentage of the target and maximum award payable under various levels of achieved performance. The Committee may select one or more performance criteria for each participant (or group of participants) from the following list: profit before taxes, profit after taxes, stock price, market share, gross revenue, net revenue, pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variations of these business criteria. The Committee may also modify the business criteria to take into account significant non-recurring items or provide for adjustment to reflect business costs and expenses as the Committee deems appropriate, but any modification or adjustment cannot increase the amount payable to any covered employee unless the modification is specified during the period in which the performance goals must be established. The criteria may be applied to the individual, a division, a regional business unit, Quaker or a subsidiary of Quaker. Additional business criteria on which an individual’s performance may be measured are: implementing policies and plans, negotiating transactions and sales, developing long-term business goals and exercising managerial responsibilities.

For calendar year 2011, the payment of the incentive opportunity is dependent on the accumulation of a bonus pool beginning with the achievement of a previously established consolidated net income (profit after tax) threshold level and the attainment of previously established individual business and/or personal goals. A portion of the financial component of the bonus will be based on regional performance for those in regional operations. The maximum financial bonus amount is determined by multiplying the base salary of the applicable position by a previously established incentive award percentage. The greater the weight of the position and resultant impact on profitability of Quaker, the greater the percentage. Depending upon the performance level achieved, the bonus amount can be as high as the maximum or, if performance in calendar year 2011 is at expected levels, then payout will be at target and if below the threshold level(s) of financial performance, no bonus will be paid other than what, if any, may be earned on attainment of individual goals.

2011 Annual Bonus Opportunities

Global Annual Incentive Plan

Name and Position	Target ($)(1)	Maximum ($)(1)

Michael F. Barry Chairman of the Board, Chief Executive Officer and President	412,500	660,000

Mark A. Featherstone Vice President, Chief Financial Officer and Treasurer	72,881	132,510

D. Jeffry Benoliel Vice President—Global Strategy, General Counsel and Corporate Secretary	82,879	150,689

José Luiz Bregolato Vice President and Managing Director—South America	122,873	223,406

Wilbert Platzer Vice President and Managing Director—Europe	80,869	147,034

Executive Group (9 persons)	1,006,989	1,740,888

Non-Executive Director Group	0	0

Non-Executive Officer Employee Group	3,607,376	6,648,864

(1)	Bonus calculation based on multiplying base salary of the applicable individual by previously established award percentage. For purposes of the above calculation, overall 2011 budgeted merit and cost-of-living increases were added to December 31, 2010 base salaries. For purposes of Mr. Barry’s target and maximum award, the calculation uses Mr. Barry’s increased base salary as of March 16, 2011. For foreign-based employees, the 2011 budgeted exchange rates were used to convert to U.S. Dollars.

At the end of the performance period, the Committee will determine the extent of achievement of the pre-established performance targets for each criterion. The level of achievement attained will be applied to the schedule or matrix to determine the percentage (if any) of the participant’s target award earned for the performance period. The Committee may not increase the amount of compensation that would otherwise be payable to a covered employee upon achievement of performance targets, but it may reduce a participant’s award if it believes such action would be in the best interests of Quaker and its shareholders. Bonuses will be paid as soon as practicable after the close of the performance period for which they are earned, in cash or common stock equal in value to the cash otherwise payable. No bonus will be paid to any participant who is not an employee on the date the bonus is scheduled to be paid, with certain exceptions in the event of death, disability, retirement or other circumstances determined by the Committee. Under the GAIP, if there is a change in control (as defined in the GAIP), any earned and unpaid bonus for the prior performance period and the target bonus for the current period will be paid to the participant. Also, if a participant terminates employment after the last day of the performance period but before the bonus is paid, the Committee has the discretion to pay the bonus based on the participant’s performance for the year.

A participant’s right to receive a bonus under GAIP, to retain that bonus, and to retain any profit or gain associated with a non-cash bonus are all subject to any recoupment or “clawback” policy adopted by Quaker.

The maximum cash bonus that may be paid to any individual with respect to performance periods ending in any year is $3,000,000. The maximum stock bonus that may be paid to any individual with respect to performance periods ending in any year is 100,000 shares of common stock. A total of 500,000 shares of common stock has been reserved for bonuses under the GAIP of which 302,000 shares remain available for future bonuses. The stock limits will be adjusted to reflect certain changes in Quaker’s capitalization, such as stock splits and stock dividends. The closing price of the common stock on March 4, 2011 was $39.09.

The Board of Directors may amend, suspend or terminate the GAIP. However, shareholder approval is required to change the class of individuals eligible to participate in the GAIP, the performance criteria from which the Committee may select, and the maximum amount payable to any individual with respect to performance periods ending in any year. In addition, no awards made will be made under the GAIP for performance periods beginning after the 2016 annual meeting of shareholders, unless shareholder approval is obtained at that meeting or an earlier meeting, as required by Section 162(m) of the Code. It is Quaker’s policy to take all reasonable action to maximize the deductibility of all performance-based compensation. Therefore, the Board of Directors recommends that the GAIP be approved by shareholders.

Equity Compensation Plans

The following table sets forth certain information relating to Quaker’s equity compensation plans as of December 31, 2010. The number of securities reflected in the table are references to shares of Quaker common stock.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	303,444	14.19	413,675	(1)

Equity compensation plans not approved by security holders	—	—	—

Total	303,444	14.19	413,675

(1)	As of December 31, 2010, 301,500 of these shares were available for issuance as restricted stock awards under the Company’s 2001 Global Annual Incentive Plan, 83,757 shares were available for issuance upon the exercise of stock options and/or as restricted stock awards under the Company’s 2006 Long-Term Performance Incentive Plan, and 28,418 shares were available for issuance under the 2003 Director Stock Ownership Plan.

The affirmative vote of a majority of votes cast by Quaker’s shareholders at the meeting is required for approval of this Proposal 2. Abstentions or broker non-votes will not be counted as votes cast.

The Board of Directors recommends that you vote “FOR” approval of the Global Annual Incentive Plan.

Proposal 3—Approval of the 2011 Long-Term Performance Incentive Plan

At the meeting, you will be asked to approve the Quaker Chemical Corporation 2011 Long-Term Performance Incentive Plan (“2011 LTIP”). The 2011 LTIP was approved by the Board of Directors on March 2, 2011 and is subject to shareholder approval. All awards granted under the 2011 LTIP before the meeting are also subject to shareholder approval. The Board of Directors believes that the 2011 LTIP is necessary for Quaker to attract, retain and motivate employees, non-employee directors and consultants. Quaker has been using the 2006 Long-Term Performance Incentive Plan (“2006 LTIP”) for employees to achieve these goals. However, as of March 4, 2011, fewer than 19,490 shares of common stock were available for the granting of future awards under the 2006 LTIP. Therefore, the Board of Directors recommends approval of the 2011 LTIP so that Quaker may continue to attract, retain and motivate employees, non-employee directors and consultants through the grant of options, stock appreciation rights, restricted stock, restricted stock units, stock grants and performance incentive units.

The 2011 LTIP is intended to replace the 2006 LTIP. If you approve the 2011 LTIP, no more grants or awards will be made under the 2006 LTIP—but any grants or awards made before the 2011 annual meeting of shareholders will continue in effect.

The principal features of the 2011 LTIP are summarized below. This summary is qualified in its entirety by reference to the 2011 LTIP, which is attached as Appendix C to this proxy statement.

General

Types of Awards. There are six types of awards that may be granted under the 2011 LTIP:

•	options to purchase common stock;
•	stock appreciation rights which give the participant the right to appreciation in the value of common stock between the date of grant and the date of exercise;
•	restricted stock which is common stock that vests on achievement of performance goals (referred to as performance stock) or other conditions such as continued employment for a stated period;
•

restricted stock units which represent the right to receive common stock (or cash) on achievement of performance goals (referred to as performance stock units) or other conditions such as continued employment for a stated period;

•	stock grants that are fully vested; and
•	performance incentive units which represent the right to receive cash on achievement of performance goals.

Common Stock Available. Quaker has reserved 600,000 shares of common stock for issuance under the 2011 LTIP. During any calendar year, no employee may be granted:

•	options covering more than 300,000 shares of common stock;
•	stock appreciation rights representing appreciation on more than 300,000 shares of common stock;
•	performance stock for more than 300,000 shares of common stock; or
•	performance stock units representing more than 300,000 shares of common stock.

In addition, there are limits on the total number of shares of common stock available for certain types of awards over the life of the 2011 LTIP: restricted stock (300,000 shares); restricted stock units (300,000 shares); and stock grants (250,000 shares). Each of the above limits is subject to adjustment for certain changes in Quaker’s capitalization such as stock dividends, stock splits, combinations or similar events. If an award expires, terminates, is forfeited or is settled in cash rather than common stock, the common stock not issued under that award will again become available for grant under the 2011 LTIP. If common stock is surrendered to Quaker or withheld to pay any exercise price or tax withholding requirements, only the shares issued net of the shares withheld or surrendered will be counted against the number of shares of common stock available under the 2011 LTIP.

The closing price of the common stock on March 4, 2011 was $39.09.

Administration. The Compensation/Management Development Committee has the authority to administer the 2011 LTIP. The Committee has considerable discretion in setting the terms of awards granted to employees, non-employee directors and consultants. The Committee may also establish another Board committee (such as a committee of which the Chairman of the Board is the sole member) to make awards to employees who are not subject to Section 16(b) of the Securities Exchange Act of 1934, as amended.

Eligibility. Employees of Quaker and its subsidiaries and non-employee directors and consultants of Quaker are eligible to receive awards under the 2011 LTIP. Non-employee directors and consultants are not eligible to receive incentive stock options or performance incentive units. The Committee selects the employees, non-employee directors and consultants who will receive awards under the 2011 LTIP. Generally, the employees selected to receive awards will be those employees who hold positions that enable them to have an impact on the long-term success of Quaker and its subsidiaries. There are approximately 36 employees and 8 non-employee directors currently eligible to receive awards under the 2011 LTIP. There are no consultants currently eligible to receive awards under the 2011 LTIP.

2011 Awards. In March 2011, the following awards were granted under the 2006 LTIP:

Awards Made Under the 2006 Long-Term Performance Incentive Plan

Name and Position	Performance Incentive Units(1)		Restricted Stock Awards(2)			Options(3)
	Target ($)	Maximum ($)	Dollar Value ($)		Number of Units	Dollar Value ($)		Number of Units

Michael F. Barry Chairman of the Board, Chief Executive Officer and President	256,667	513,334	247,651	(4)	6,627	30,489	(5)	17,726

Mark A. Featherstone Vice President, Chief Financial Officer and Treasurer	43,333	86,666	41,817	(4)	1,119	5,148	(5)	2,993

D. Jeffry Benoliel Vice President—Global Strategy, General Counsel and Corporate Secretary	43,333	86,666	41,817	(4)	1,119	5,148	(5)	2,993

José Luiz Bregolato(6) Vice President and Managing Director—South America	0	0	0		0	0		0

Wilbert Platzer Vice President and Managing Director—Europe	43,333	86,666	41,817	(4)	1,119	5,148	(5)	2,993

Executive Group (9 persons)	533,332	1,066,664	514,660	(4)	13,772	63,356	(5)	36,835

Non-Executive Director Group	0	0	0		0	0		0

Non-Executive Officer Employee Group	251,000	502,000	416,676	(4)	11,150	0		0

(1)	The value or maturation of a performance incentive unit is determined by performance over a three-year period based on relative total shareholder return against a predetermined peer group. These units are issued under the 2006 LTIP.

(2)	Restricted stock awards are time-based with full vesting on March 1, 2014. These awards are issued under the 2006 LTIP.

(3)	These options are intended to be a combination of incentive and non-qualified options with an exercise price of $37.37 and are issued under the 2006 LTIP. These options will become exercisable in approximately three equal consecutive annual installments commencing March 1, 2012.

(4)	The dollar value is the fair market value of the common stock on the date of issuance multiplied by the number of shares issued.

(5)	Based on the difference between the fair market value of the common stock on March 4, 2011 ($39.09) and the exercise price ($37.37), multiplied by the number of shares subject to the options.

(6)	Mr. Bregolato is retiring on March 31, 2011 and, therefore, no awards were granted to him for the 2011-2013 performance period.

Stock Options

The Committee may award incentive stock options and non-qualified stock options. Incentive stock options offer employees certain tax advantages that are not available for non-qualified stock options. The Committee determines the terms of the options, including the number of shares of common stock subject to the option, the exercise price and when the option becomes exercisable. However, the per share exercise price of an option may not be less than the fair market value of a share of common stock on the date the option is granted, and the option term may not exceed 10 years.

When an employee, non-employee director or consultant terminates service, his or her option may expire before the end of the otherwise applicable option term. For example, if an employee or non-employee director retires after attaining age 60 or dies, his or her options generally remain exercisable for up to three years after termination of service. If the employee or non-employee director terminates his or her service with Quaker due to disability, his or her options generally remain exercisable for the full option term. Termination of service for cause results in termination of options. The Committee has the discretion to determine the exercise period after termination of service for other reasons.

An employee, non-employee director or consultant may pay the exercise price of an option in cash or its equivalent. The Committee may also permit an optionee to pay the exercise price by surrendering previously acquired shares of common stock, withholding shares issuable upon exercise of the option, through a so-called “broker-financed transaction,” or in any combination of such methods. The 2011 LTIP permits an employee to pay the tax withholding obligation with shares of common stock issuable upon the exercise of the option or previously acquired shares.

Stock Appreciation Rights

The Committee may award stock appreciation rights to employees, non-employee directors and consultants. A stock appreciation right entitles the grantee to receive an amount equal to the excess of the fair market value of the common stock on the date of exercise over the fair market value on the date of grant. The Committee determines whether this amount will be paid in cash, common stock or a combination of cash and common stock. The Committee also determines the terms and conditions of stock appreciation rights, such as when the stock appreciation right becomes exercisable. However, the term of the stock appreciation right may not exceed 10 years.

When an employee, non-employee director or consultant terminates service, his or her stock appreciation rights may expire before the end of the otherwise applicable stock appreciation right term. The period during which the stock appreciation right may be exercised is the same as the period for options, discussed above.

Restricted Stock

The Committee may make restricted stock awards to employees, non-employee directors and consultants. A restricted stock award is an award of common stock that is subject to certain restrictions during a specified period, such as an employee’s continued employment with Quaker or the achievement of certain performance goals. Quaker holds the common stock during the restriction period and the grantee cannot transfer the shares before the end of that period. The grantee is, however, generally entitled to vote the common stock and receive any cash dividends declared and paid on Quaker’s common stock during the restriction period.

For performance stock awards, the restrictions lapse only to the extent performance goals established by the Committee are met. The Committee may select one or more performance criteria for each performance stock award from the following list: profit before taxes, stock price, market share, gross revenue, net revenue, pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variations of the preceding business criteria. The criteria may be applied to the individual, a division, a regional business unit, Quaker or a subsidiary of Quaker. Additional business criteria on which an individual’s performance may be measured are implementing policies and plans, negotiating transactions and sales, developing long-term business goals and exercising managerial responsibility.

The restrictions lapse for restricted stock awards that are not performance stock awards on the earliest of (i) the date or event determined by the Committee, (ii) the participant’s termination of service due to death or disability, or (iii) for some awards, retirement at or after 65.

Restricted Stock Units

The Committee may award restricted stock units to employees, non-employee directors and consultants. Each restricted stock unit represents the right to receive one share of common stock (or cash equal in value) when the restricted stock unit vests. Restricted stock units vest at such time, and upon satisfaction of any conditions, as determined by the Committee. A bookkeeping account is established for each recipient of a restricted stock unit award that shows the number of restricted stock units granted, and may include full and fractional restricted stock units representing any cash dividends prior to the date the restricted stock unit vests.

Performance stock units vest only to the extent performance goals established by the Committee are met. The Committee may select one or more performance criteria for each award of performance stock units from the above list for performance stock awards. Restricted stock units that are not performance stock units vest on the earlier of the date or event determined by the Committee or the participant’s termination of service due to death.

Stock Grants

The Committee may make awards of unrestricted common stock to employees, non-employee directors and consultants. The stock grants are fully vested on the date granted.

Performance Incentive Units

Performance incentive units provide employees with an opportunity to receive payments in cash based on the achievement of objective, pre-established criteria and performance targets. The Committee expects to award performance incentive units annually. The Committee also expects that the performance periods will continue for three years. Therefore, the performance periods will overlap.

At the beginning of each performance period, the Committee will determine the employees who will receive performance incentive units and each participant’s target award. The Committee will also establish a schedule or matrix of one or more performance criteria and performance targets for each participant (or group of participants) which will show the percentage of the target award payable under various levels of achieved performance. The Committee may select one or more performance criteria for each participant (or group of participants) from the above list for performance stock awards.

At the end of the performance period, the Committee will determine the extent of achievement of the pre-established performance targets for each criterion. The level of achievement attained will be applied to the schedule or matrix to determine the percentage (if any) of the participant’s target award earned for the performance period. The Committee may not increase the amount of compensation that would otherwise be payable to a covered employee upon achievement of performance targets, but it may reduce a participant’s award if it believes such action would be in the best interests of Quaker and its shareholders. Performance incentive units will be paid as soon as practicable after the close of the performance period for which they are earned. Generally, no payment will be made to any participant who is not an employee on the date payment is scheduled to be made, with certain exceptions in the event of death, disability, retirement or other circumstances determined by the Committee. In addition, if a participant terminates employment after the last day of the performance period but before payment is made, the Committee has the discretion to make the payment based on actual performance for the performance period.

The maximum amount that may be paid to any individual with respect to performance incentive units in any year is five times the participant’s base salary, or $5,000,000, whichever is less.

Miscellaneous

Transferability. Awards generally are not transferable, except by will or under the laws of descent and distribution. The Committee has the authority, however, to permit an employee, non-employee director or consultant to transfer non-qualified stock options and stock appreciation rights to certain permitted transferees.

Acceleration of Vesting. The Committee may, in its discretion, accelerate the date on which options or stock appreciation rights may be exercised, and may accelerate the date of termination of the restrictions applicable to restricted stock (other than performance stock), if it determines that to do so would be in the best interests of Quaker and the participants in the 2011 LTIP. Upon a change in control of Quaker (as defined in the 2011 LTIP), all outstanding options and stock appreciation rights become exercisable, all outstanding restricted stock (other than performance stock) becomes vested, and all outstanding restricted stock units (other than performance stock units) become vested. In addition, for the performance period in which the change in control occurs, the participant will receive a pro rata payment for all of his or her performance stock, performance stock units and performance incentive units, based on the target for each award for that performance period if the participant is employed by Quaker (or the successor) on March 1 following the change of control or if involuntarily terminated without cause.

Change in Capitalization/Certain Corporate Transactions. If there is a change in Quaker’s capitalization that affects its outstanding common stock, the Committee will adjust the kind and aggregate number of shares of common stock subject to awards, together with the option exercise price and amount over which appreciation of stock appreciation rights is measured. The 2011 LTIP also provides that, in the event of a merger, consolidation or other specified corporate transaction, the Committee may terminate outstanding awards, after giving advance notice.

Effective Date. The 2011 LTIP became effective on March 2, 2011, subject to shareholder approval.

Amendment/Termination. The Committee may amend outstanding awards, and the Board of Directors may amend or suspend the 2011 LTIP. However, shareholder approval is required for (1) any material amendment to the 2011 LTIP (as defined under applicable NYSE Listing Standards), (2) an amendment to “reprice” an outstanding option or stock appreciation right, and (3) certain amendments of which the 2011 LTIP requires shareholder approval, such as an increase in the number of shares of common stock authorized for issuance of incentive stock options and a change in the class of employees who may receive incentive stock options under the 2011 LTIP. Requisite shareholder approval is also required for any amendment that would require shareholder approval under Section 162(m) of the Code, to the extent compliance with this section is desired. In addition, no performance stock, performance stock units or performance incentive units will be granted for performance periods beginning after the 2016 annual meeting of shareholders, unless shareholder approval is obtained at that meeting or an earlier meeting, as required by Section 162(m) of the Code.

The Board of Directors may terminate the 2011 LTIP at any time and for any reason. No awards will be granted under the 2011 LTIP after March 2, 2021, or any earlier termination date determined by the Board.

Clawback. A participant’s right to receive an award, to retain amounts payable under the award, and to retain any profit or gain associated with a non-cash award are all subject to any recoupment or “clawback” policy adopted by Quaker.

Federal Income Tax Consequences—Options

Quaker has been advised that the Federal income tax consequences of granting and exercising options under the 2011 LTIP are as follows (based on Federal tax laws and regulations, as of January 1, 2011). The grant of an option does not result in Federal income tax consequences for the optionee or a deduction for Quaker.

When an option is exercised, the Federal income tax consequences depend on whether the option is an incentive stock option or a non-qualified stock option. An optionee exercising a non-qualified stock option will recognize ordinary income equal to the difference between the fair market value of the stock exercised (on the date of exercise) and the exercise price. An employee will not recognize taxable income as a result of acquiring stock by exercising an incentive stock option. The difference between the fair market value of the exercised stock on the date of exercise and the exercise price will, however, generally be treated as an item of adjustment for purposes of alternative minimum taxable income. If the employee holds the stock he receives on exercise of an incentive stock option for a required period of time, the employee will have capital gain (or loss) when the stock is later disposed of. If the employee does not hold the stock for the required period of time, the employee will generally have ordinary income when the stock is disposed of.

When an optionee recognizes ordinary income on the exercise of a non-qualified stock option or the sale of stock acquired on exercise of an incentive stock option, Quaker is generally entitled to a deduction in the same amount. Certain requirements, such as reporting the income to the IRS, must be met for the deduction to be allowable. Also, for the CEO and the three other highest compensated officers, Quaker’s deduction may be contingent on certain factors such as the grant being made by a committee of outside directors.

The affirmative vote of a majority of votes cast by Quaker’s shareholders at the meeting is required for approval of this Proposal 3. Abstentions or broker non-votes will not be counted as votes cast.

The Board of Directors recommends that you vote “FOR” approval of the 2011 Long-Term Performance Incentive Plan.

Executive Compensation

Compensation Discussion and Analysis

Introduction

The purpose of the Compensation Discussion and Analysis section of this proxy statement is to explain to shareholders how and why compensation decisions are made for the executive officers listed in the Summary Compensation Table on page 40, below. When we use the term “executive officers,” we mean the Named Executive Officers for fiscal 2010, who are Michael F. Barry, Mark A. Featherstone, D. Jeffry Benoliel, José Luiz Bregolato and Wilbert Platzer, as well as the Company’s other senior officers.

Executive Summary

Quaker’s Compensation/Management Development Committee (the “Committee”) has implemented executive compensation programs designed to reward performance. The Company is engaged in a highly specialized business with a broad global footprint, requiring a management team with specific skills and knowledge. The Committee believes that our compensation programs must be competitive in order to attract and retain high-performance executives with the requisite skill set and performance orientation.

In fiscal 2010, Quaker’s executive team successfully managed the Company through the global economic downturn and exceeded our financial targets. Revenues increased by 21% over the prior year and there was a significant increase year over year in pre-tax income of 95%. Our fiscal 2009 corporate performance was a key factor in the compensation decisions and outcomes for the year:

•

Net income is a key metric for the corporate component of the Company’s annual cash incentive awards. Performance with respect to this metric for fiscal 2010 was above target and resulted in the maximum payment for the corporate component of the annual cash incentive awards for the Named Executive Officers.

•

Long-term incentives make up a significant portion of each of the Named Executive Officers’ compensation. In order to better align the Named Executive Officers’ incentives with our shareholder returns, long-term incentives include equity awards, the value of which is directly linked to the performance of our stock, and cash awards where the amount payable is based on our total shareholder return as compared to a peer group. Our Named Executive Officers’ total compensation for 2010 was higher than in years past reflecting the increase in our stock price and because our total shareholder return exceeded target for the three-year period ended in 2010.

•	Based on our review of competitive benchmarking for compensation and our results of operations in 2009, we rewarded our Named Executive Officers with salary increases in 2010.

Quaker’s overall compensation strategy and programs have not changed significantly since last year as we have strived to maintain a consistent year-over-year approach to ensure that our compensation remains predictable, competitive and fair. In particular, we have continued to:

•	Use benchmarks for total direct compensation and long-term compensation to mitigate any possibility of inappropriate risk-taking on the part of executives;
•

Align senior level compensation with the long-term success of the Company by ensuring that the higher the position within management the more compensation is incentive-pay dependent and the more incentive pay is long-term oriented; and

•	Reward long-term performance with cash-compensation measured by total shareholder return and stock-based compensation in order to align the interests of management with our shareholders.

Consistent with this approach, we seek and receive approval from our shareholders regarding incentive plans that are used to attract, motivate, retain and reward our executives. Two of our incentive plans are being presented to the shareholders for approval at the 2011 annual meeting of shareholders and are more fully described under Proposal 2 and Proposal 3 of this proxy statement.

The Committee continually reviews our executive compensation programs to ensure they achieve the desired goals of aligning our compensation practices to performance, pay practices in the Company’s industry and prudent risk-taking to achieve sustainable shareholder value creation. The Committee determined that none of the Company’s current compensation programs would be likely to encourage excessive risk-taking because the metrics in the Company’s compensation plans are linked to corporate performance as it relates to set budgetary targets and because the plans are measured against identified peer comparison groups.

General Philosophy

Quaker, like many companies of similar size, relies on a small group of managers who have the requisite skills and knowledge to enable us to achieve our business strategies, operate as a globally integrated whole, and deliver value to our shareholders. To attract and retain talented senior level managers, we have adopted a compensation strategy that:

•	provides opportunities for highly competitive levels of total compensation when merited by performance;
•	creates incentives to perform over a multiple-year period; and
•	aligns interests of the management team with those of our shareholders.

Quaker compensates its executive officers (who include for 2010 our Chairman, CEO and President and our vice presidents) through a total compensation package. This package consists of a mix of base salary, an annual cash incentive bonus, long-term incentives comprising both equity awards and cash payments, and a competitive benefits package comprising medical, life, disability, and retirement using both qualified and non-qualified programs, where appropriate.

Administrative Practices

The Committee is responsible for overseeing and developing the compensation and management development programs for the Company. Consistent with its charter, the Committee is composed solely of members of our Board of Directors who meet the objective requirements for “independence” under our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange. Five members of our Board, Patricia C. Barron, Donald R. Caldwell, Edwin J. Delattre, Jeffry D. Frisby and Robert H. Rock (Chairman) currently sit on the Committee. The Committee’s responsibilities include the evaluation of, and approval of, or recommendation to Quaker’s Board of Directors with respect to, the plans, policies, and programs related to the compensation of the Company’s executive officers. The Committee works closely with members of management in fulfilling its duties. Management provides the necessary information and coordinates with the Committee’s outside consultants, when appropriate, to ensure the Committee is sufficiently informed when taking action or recommending action on compensation matters. As discussed below, benchmarking data is used prior to making any such decisions. The Committee’s charter describes in full the Committee’s authority, responsibilities, and specific powers and can be accessed on the Company’s Web site at http://www.quakerchem.com.

To the extent possible, the Committee strives to structure the compensation of our executives to ensure that the compensation paid to executive officers is deductible for Federal income tax purposes. The Committee may choose to provide compensation that is not deductible in order to retain or to secure the services of key executives when it determines that it is in Quaker’s best interests to do so. Section 162(m) of the Internal Revenue Code, as amended (the “Code”), imposes a $1,000,000 limit on the amount of compensation deductible by Quaker in regard to compensation paid to certain of our executive officers. Although the reported total compensation of Mr. Barry for 2010 in the Summary Compensation Table below was in excess of $1,000,000, the $1,000,000 threshold for Section 162(m) was not exceeded. This is due to the fact that performance-based compensation and the increase in Mr. Barry’s pension value are not included in determining whether the 162(m) threshold is exceeded for 2010.

Benchmarking Data

To assist Quaker in establishing a total direct compensation package comprising base salary, an annual cash incentive bonus and long-term incentives, the Committee has engaged Towers Watson (“Towers”), a nationally recognized human resources consulting firm. Towers conducted executive compensation studies and analyses and provided the Committee with benchmarking data and counsel on compensation trends and issues. Towers provided no other services to the Company other than advising the Committee on executive compensation matters and advising the Governance Committee on board compensation matters.

Due to our size and diverse businesses, Towers could not identify one specific peer group that is appropriate to use in defining market total direct compensation for our executive officers. Therefore, our primary benchmarks for 2010 total direct compensation for our executive officers were derived from broader comparison data provided by Towers. Companies across all industries with revenues comparable to Quaker were used as a primary source of data. Chemical industry data was used as a secondary source to validate the data. Data was obtained from the following survey sources: Watson Wyatt, Top U.S. Management Compensation Survey, 2009/2010; Towers Perrin, Netherlands CDB General Industry Executive Database, 2009; and Towers Perrin, Brazil CDB General Industry Executive Database, 2009. All competitive market data was aged to January 2010 using an annual update factor (2% for the U.S. market data, 3% for the Netherlands market data, and 1.27% for Brazil market data). Where possible, competitive data was size-adjusted to correspond with each officer’s approximate scope of responsibility. The median revenue scope of companies that participated in the survey for corporate positions is U.S. $500 million. Though the Committee closely analyzes the data provided by Towers, it exercised its discretion in the weight it assigns to this data.

Generally, we aimed to set total direct compensation assuming target level performance for incentives at the 50th percentile against the comparables and at maximum level at the 75th percentile of the comparative group. This approach is the starting point of the analysis and includes other factors such as experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance, and internal equity. We do not assign a particular weight to any of these factors but exercise discretion in this regard.

Based on the Committee’s assessment of their relative experience and performance, Mr. Platzer’s and Mr. Bregolato’s targeted total direct compensation for 2010 was at or near the 75th percentile of the comparative data as provided by Towers. Messrs. Barry, Benoliel and Featherstone’s compensation was between the 25th and 50th percentiles of benchmark levels. The actual total direct compensation for Mr. Platzer and Mr. Bregolato was over the 75th percentile of the comparative data provided by Towers. Mr. Benoliel’s actual total direct compensation was at or near the 75th percentile of benchmark levels. Mr. Barry’s total direct compensation was between the 50th and 75th percentiles and Mr. Featherstone’s actual total direct compensation was at or near the 50th percentiles of benchmark levels. The actual total direct compensation reflected the bonus payouts and long-term compensation paid as a result of the earnings results achieved by the Company as outlined herein.

Allocating Between Current and Long-Term Compensation

The Committee, in seeking to ensure the appropriate focus on performance and risk, developed guidelines in consultation with Towers for executive officers for allocating the desired total direct compensation package among base salary, an annual cash incentive bonus, and long-term incentives. As a general philosophy, these guidelines provide that the higher the position within management the more total compensation is incentive-pay dependent and the more the incentive pay is long-term oriented. This is done to better align senior level compensation with the long-term success of the Company. These guidelines are reviewed regularly to ensure their marketplace competitiveness.

In the case of Mr. Barry, the guidelines range for base salary from 27% to 41% of total compensation, for annual cash incentive bonus from 20% to 22% of total compensation, and for long-term incentives from 39% to 51% of total compensation. The applicable guidelines for our other executive officers range for base salary from 50% to 68% of total compensation, for annual cash incentive bonus from 15% to 21% of total compensation, and for long-term compensation from 14% to 30% of total compensation.

Base Salary

Each year, the Committee reviews and discusses base salaries of our executive officers. The Committee’s final determination of salary increases depends on a number of factors, including market data reported by Towers, specific position responsibilities and scope, experience and tenure, current job performance, and Quaker’s overall financial results. In the case of some of our foreign-based executive officers, salary increases may be a result of legal mandates of a particular country or region which influence the final determinations of the Committee even when similar increases were not granted to officers of comparable positions residing in the United States. Based on its analysis of the factors, in 2010 the Committee recommended, and the Board approved, salary increases for the Named Executive Officers. Mr. Barry’s salary increase is described below under the heading “Chief Executive Officer Compensation.” The other Named Executive Officers’ base salary increases and total base salary received for 2010 are described in the table below:

Named Executive Officer	Initial Base Salary ($)	New Base Salary ($)		Base Salary Received ($)

Mark A. Featherstone	248,600	257,301	(2)	255,488

D. Jeffry Benoliel	280,000	292,600	(2)	289,975

José Luiz Bregolato(1)	412,767	450,668	(3)	426,203

Wilbert Platzer(1)	291,566	300,313	(4)	298,855

(1)	Mr. Bregolato’s compensation is paid in Brazilian Reais and Mr. Platzer’s compensation is paid in E.U. Euros. All foreign currency amounts reflected in this table were converted to U.S. Dollars at the spot rate in effect on December 31, 2010.

(2)	Salary increases effective March 16, 2010.

(3)	Mr. Bregolato received a merit increase on April 1, 2010 and a cost of living increase on June 1, 2010.

(4)	Salary increase effective March 1, 2010.

Annual Cash Incentive Bonus

The second component of the total direct compensation package is the annual cash incentive bonus, which is determined under the Global Annual Incentive Plan (“GAIP”). The GAIP is intended to provide associates of Quaker or a subsidiary of Quaker with an opportunity to receive incentive bonuses based on the achievement of pre-established goals. Bonuses under the GAIP may be paid in cash or in Quaker common stock, although we generally pay the GAIP bonus in cash, absent unusual circumstances.

The maximum bonus that an eligible associate may earn under the GAIP for a year is a percentage of the associate’s base salary. Those percentages for performance during 2010 (resulting in the GAIP payment in 2011) are shown in the chart below. The bonus earned is based on achievement of two types of objectives: corporate financial objectives and individual objectives. Corporate financial objectives are typically determined based on the budget for the coming year with the target bonus (55% of the maximum) set at or around budgeted consolidated net income. The actual bonus varies depending on the level of performance. The individual objectives are further divided into two types of goals: regional objectives for regional associates (Mr. Bregolato and Mr. Platzer) and individual objectives for non-regional associates (Messrs. Barry, Featherstone and Benoliel). Regional associates have the opportunity to earn up to a maximum of 12.5% of their base salary on achievement of their regional objectives as opposed to a maximum of 6.875% for individual objectives for non-regional associates. To achieve the maximum regional bonus, regional operating income must exceed budgeted levels and all the other regional financial and non-financial goals must be met. In addition, because the total amount of an individual’s GAIP bonus can never exceed his or her overall maximum opportunity, if the sum of the actual corporate bonus earned and the regional bonus earned exceeds the overall maximum opportunity, the regional bonus earned is reduced by the amount necessary to reduce the sum of the two components to the individual’s overall maximum opportunity. The rationale for providing this opportunity to regional associates is to reward them with up-side potential in years where there is strong performance in the applicable region but overall corporate performance lags due to weakness in other regions or other factors negatively impacting the corporate component of the bonus. The specific corporate financial goals and individual goals (respectively) for performance during 2010 are discussed below under the headings “Corporate Financial Goals” and “Individual Goals.”

The following chart shows, as a percentage of base salary, the maximum potential bonus and the bonus amounts payable on target achievement and maximum achievement, allocated between corporate and individual objectives for 2010. The table also shows the percentage of base salary actually paid as a result of achievement during 2010.

Named Executive Officer	Maximum GAIP Bonus (as a % of base salary)(1)		Corporate Financial Objectives (as a % of base salary)			Individual Objectives (as a % of base salary)				Total GAIP Bonus Earned and Paid ($)
			Target	Maximum	Achieved(2)	Target	Maximum(1)	Achieved(3)

Michael F. Barry	118	(4)	48.675	101.775	101.775	16.225	N/A	16.225		590,019

Mark A. Featherstone	50		20.625	43.125	43.125	6.875	N/A	6.875		128,651

D. Jeffry Benoliel	50		20.625	43.125	43.125	6.875	N/A	6.875		146,300

José Luiz Bregolato	50		20.625	43.125	43.125	6.875	12.5	6.875	(5)	219,745

Wilbert Platzer	50		20.625	43.125	43.125	6.875	12.5	6.875	(5)	138,393
(1)	The maximum bonus payable on account of achieving corporate financial objectives and individual objectives will not exceed the overall maximum GAIP bonus opportunity. If the sum of an individual’s actual corporate bonus earned and individual bonus earned exceeds his or her maximum GAIP bonus opportunity, the individual bonus earned is reduced by the amount necessary to reduce the sum of the two components to the individual’s maximum GAIP bonus opportunity.

(2)	The Company’s net income was $31.8 million. Accordingly, all participants earned the maximum corporate component of the GAIP bonus. See “Corporate Financial Goals” below for further details.

(3)	The Company determined that Messrs. Barry, Benoliel and Featherstone each achieved their individual (personal) goals and, therefore, the target portion of the GAIP bonus attributable to individual goals. (For non-regional associates, no more than target may be achieved for individuals goals.)

(4)

In 2010, Mr. Barry’s maximum annual incentive award opportunity per his 2008 employment agreement was 118% of his base salary. The applicable maximum annual award percentage for our other executive officers is 50% of base salary per their employment agreements. The Committee determined that the CEO should be provided with a higher GAIP maximum earning opportunity because his leadership role in the global organization and level of responsibility and experience warrants the greater percentage opportunity.

(5)	The performance of both Mr. Bregolato and Mr. Platzer for individual (regional) objectives was at the maximum level. However, because the maximum was also achieved for corporate financial performance, the amount payable was decreased so that the total GAIP bonus paid did not exceed the maximum bonus opportunity.

Corporate Financial Goals

The corporate financial goals for 2010 GAIP bonuses were based on the Company’s consolidated net income and were set at $19.1 million ($1.70 per share) of net income at threshold (the level at which the bonus pool began to accumulate), $22.6 million ($2.00 per share) of net income at target, and $24.2 million ($2.15 per share) of net income at maximum. The Committee selected these net income levels, which were approved by the Board, because of their correlation to the 2010 budgeted adjusted net income of $22.6 million, the level of improvement over the 2009 reported net income of $15.3 million, and the challenge of achieving these targets in a still uncertain business environment. If the final net income level had fallen between the amounts shown above, interpolation would have been used to calculate the bonus payout.

When the Committee set the 2010 GAIP targets, it also approved certain significant non-budgeted business circumstances for which adjustment could be made by the Committee to the reported net income for purposes of calculating the award. They included site consolidation expenditures for consolidating U.S. manufacturing locations, significant customer bankruptcies or plant shutdowns; change in accounting principles, unusual factors driving an increased tax rate; non-recurring adjustments to income such as asset write-downs or write-offs, restructuring and related charges and first-year acquisition costs/losses; adverse legal judgments, settlements, litigation expenses, and legal and environmental reserves; expenditures for discretionary Board approved corporate actions, plans, or major initiatives, including individual personnel actions; and changes in exchange rates.

In 2010, reported net income was $31.8 million ($2.77 per share), exceeding the GAIP maximum goal of $24.2 million ($2.15 per share). Accordingly, all participants earned the maximum corporate component of the GAIP bonus.

Individual Goals

When setting the individual goals under the GAIP, the Committee receives specific input from the CEO and reviews the approved operating plan for the upcoming fiscal year. The CEO also recommends the goals for the other Named Executive Officers and works with the Committee to determine his own individual goals. The Committee works closely with the CEO to review and analyze the selected performance metrics and the probabilities and risks of achieving these metrics. Ultimately, the Committee approves the individual goals for the CEO and the other Named Executive Officers. For 2010, the Committee determined that these goals were difficult for the Named Executive Officers to achieve but achievable with significant effort by them.

In 2010, Mr. Barry’s individual goals included, among others things, achieving the 2010 financial plan, performing an economic value-added profit analysis by business segment, region and customer; increasing organizational strength (through values/culture, engagement surveys, strategic hiring, and gap reduction); performing a strategic review of the company product portfolio; enhancing product technology; strategically positioning Quaker well for the future, which includes positioning Quaker for future acquisitions; keeping key growth initiatives on track and developing segment-specific strategic plans; and assuring manufacturing consolidation plans are advanced as planned. Because the Committee determined that Mr. Barry had met each of these established individual goals, he was awarded 100% of his personal objectives portion of the GAIP bonus. The majority of Mr. Barry’s goals were qualitative in nature and thus no quantitative measures were used in the evaluation of his performance of these goals. However, one of Mr. Barry’s goals did have a quantitative component: Mr. Barry achieved the 2010 financial plan because both actual net income and actual net cash flow

(which is defined as cash flows from operating activities per the 2010 Consolidated Statement of Cash Flows) exceeded budgeted numbers of $22.6 million and $19.1 million, respectively. Actual net income was $31.8 million and net cash flow (cash flows from operating activities) was $37.5 million.

The individual goals of the other executive officers were a mix of limited quantitative performance objectives (for the regional associates) and managerial goals, such as achieving regional operating budgets, improving profitability of certain regional business segments; finalizing certain business development opportunities; achieving budgeted gross margin percentages; advancing the Company’s investor relations program; improving our strategy development process; advancing the plan for growth in certain identified markets; and achieving SOX compliance. The Named Executive Officers achieved 100% of the maximum opportunity on their individual components of the annual bonus.

For 2010, the Named Executive Officers (other than Mr. Barry) had the following individual goals:

•

Mr. Featherstone had seven qualitative individual goals: (i) ensuring access to capital markets to provide Quaker financial flexibility; (ii) developing a methodology for the performance of an economic value-added profit analysis by business segment; (iii) supporting special projects, including acquisition opportunities; (iv) ensuring timely and accurate SEC reporting, compliance with SOX and high quality internal reporting and performance monitoring tools; (v) successfully implementing an ERP system upgrade; (vi) assuring effective control of our deferred tax assets in several countries; and (vii) continuing to enhance our ongoing investor relations program.

•	Mr. Benoliel had four qualitative individual goals that focused on improving strategy and product development processes across the organization and for certain business segments.
•

Mr. Bregolato had five regional goals: (i) achieving the operating income budget for the region he supervises; (ii) achieving working capital and capital expenditure targets; (iii) developing strategic business plans for certain business segments; (iv) improving safety awareness and performance for the region he supervises; and (v) achieving SOX compliance.

•

Mr. Platzer had five regional goals: (i) achieving the operating income budget for the regions he supervises; (ii) achieving working capital and capital expenditure targets; (iii) developing strategic business plans for certain business segments; (iv) improving safety awareness and performance for the region he supervises; and (v) achieving SOX compliance.

Long-Term Incentives

Under the Company’s Long-Term Performance Incentive Plan (“LTIP”), stock options, restricted stock, long-term cash payments and other types of awards can be made to participants. This plan is intended to assist us in attracting, retaining, and motivating employees, non-employee directors and consultants through the use of compensation that rewards long-term performance. The use of stock-based compensation in our long-term incentive plan balances the cash-based annual incentive bonus and cash portion of our long-term performance plan. The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of Quaker’s shareholders. Under the LTIP, a three-year performance period is used. Generally, employees selected as award recipients hold key positions impacting the long-term success of Quaker and its subsidiaries. These awards are based on overlapping three-year performance periods, so a new program starts each year and a payment is made each year, if earned.

Under the Company’s LTIP, Mr. Barry and the other Named Executive Officers were awarded options, time-based restricted stock, and a target cash award for the 2008-2010 performance period. Payment of the cash award was dependent upon achieving certain targeted performance over the three-year period on relative total shareholder return (“TSR”) as compared to the S&P SmallCap 600 (Materials Group). The threshold for the TSR target was relative performance at the 30th percentile of the comparison group, target was at the 50th percentile, and maximum was at the 85th percentile. For this period, Quaker’s TSR equated to a ranking in the 95th percentile of the comparison group warranting a payout of 100% of maximum. For these purposes, TSR is calculated by taking the Company stock price on the last day of the calendar year minus the stock price on the last day of the previous year, plus any dividends paid over that period, divided by the stock price on the last day of the prior year.

The Committee reviewed current trends in long-term compensation practices with Towers. The most recent review confirmed that Quaker’s practices were generally consistent with those of other public companies and are as follows:

•

Provide for three types of awards (cash, restricted stock, and options) to senior executives, including each of the Named Executive Officers, but limit awards for lower level executives to cash and restricted stock.

•

The cash portion of the Company’s LTIP will be performance-based. The performance criteria for the cash payment is a single metric, relative total shareholder return over the applicable period as compared to the S&P SmallCap 600 (Materials Group). By tying the cash award to shareholder value, it allows a market metric to be used as a performance measure without accounting complications.

•

Restricted stock will be time-based and would vest at the end of three years assuming continued employment of the grantee. These restricted shares would be eligible for dividends payable at the time dividends are paid generally.

•	Options will vest in three equal installments over a three-year performance period commencing with the anniversary of the date of grant.

The relative value of each of the three categories of awards is roughly equal at the time of grant assuming target performance for the cash portion. The starting point for determining the Named Executive Officers’ LTIP award is to first determine the percentage of base pay for each position at the 50th percentile of market comparables. Similar to the other components of total direct compensation, other factors in determining the actual percentage of base salary are taken into consideration such as experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance, and internal equity. Once a percentage of base pay is determined, it is applied to actual base salary of each of the Named Executive Officers to calculate the value of the total award amount. Based on recommendations from the Committee’s outside compensation consultants as to typical plan design, the Committee decided to divide the total LTIP award into three components, allocated equally (based on fair value) to stock options, restricted stock, and a target cash award.

In the first quarter of 2010, the Committee selected participants for the 2010-2012 performance period, including all of the Named Executive Officers. As discussed above, for all executive officers, including the CEO, target awards were determined as a percentage of base salary. The specific amount of each award was determined based on market data provided by Towers, as well as the relative position and role of each executive officer within the Quaker organizational structure, influence on long-term results, past practice, performance factors independent of the terms and amounts of awards previously granted, and policy targets for the mix of compensation between base salary, annual and long-term incentives. The Committee determined that the use of the percentage of base salary has at times caused internal inequity issues. To mitigate this dynamic, the Committee decided to use market data related to a percentage of base salary with application of an absolute value in making awards determination for similarly valued positions of Vice President, Chief Financial Officer and Treasurer, Vice President and Managing Director—Europe, Vice President and Managing Director—Asia/Pacific, and the Vice President—Global Strategy, General Counsel and Corporate Secretary. The Committee agreed with the proposed recommendations for total LTIP valuation of each executive. The target award for Mr. Barry was 115% of base salary while for the other Named Executive Officers the range was 30% to 55% of base salary. The comparative data indicated that the CEO’s LTIP target awards percentage should be higher than the other Named Executive Officers because his leadership role in the global organization and level of responsibility and experience warrants the greater percentage opportunity.

For the 2010-2012 performance period, Mr. Barry received a long-term incentive grant of a target cash award opportunity of $172,500, 8,792 shares of restricted stock and 49,006 options. The other Named Executive Officers received target cash award opportunities ranging from $33,000 to $40,000, restricted stock ranging from 1,682 to 2,039 shares and options ranging from 9,375 to 11,364. The option awards to each executive reflect an 87.5% increase over what they would otherwise have received under the LTIP, which was given as an additional performance incentive in recognition of their performance through the global economic crisis.

The exercise price of options awarded under the LTIP is not less than 100% of the “fair market value” of a share of Quaker common stock on the date the option was granted which is defined as the last sale price for a share of common stock as quoted on the New York Stock Exchange for that date or, if not reported on the New York Stock Exchange for that date, as quoted on the principal exchange on which the common stock is listed or traded, and if no such sales are made on that date, then on the next preceding date on which there are such sales.

Chief Executive Officer Compensation

The Committee generally uses the same factors in determining the compensation of the CEO as it does for the other executive officers. The Committee considers CEO compensation in the Peer Group and the benchmarking data provided by Towers as a starting point for determining competitive compensation. The Committee then, in consultation with the CEO, develops Company performance objectives for the CEO and periodically assesses the performance of the CEO. The Committee also evaluates how much the CEO should be compensated in relation to the other Company executives, but the Committee has not adopted any formula limiting the level of CEO compensation as compared to other executives. Mr. Barry’s variable pay was significantly higher in fiscal 2010 due to the very strong Company performance. Based on Mr. Barry’s level of responsibility, experience, market data, and the Company’s performance, the Committee determined that Mr. Barry’s pay was appropriate in absolute terms and as compared to the other executive officers. Mr. Barry’s base salary for 2010 was initially $450,000 and he received a raise effective March 16, 2010 to $500,000. Accordingly, the total base salary Mr. Barry received for 2010 was $489,583. For more information on the terms of Mr. Barry’s employment and compensation, please refer to the section below titled “Mr. Barry’s Employment Agreement.”

For fiscal 2011, the Committee decided to increase Mr. Barry’s salary and incentive pay. Mr. Barry’s annual base salary was increased to $550,000, effective March 16, 2011. Additionally, Mr. Barry’s total bonus potential under the GAIP was increased to 75% of his base salary at target and 120% of his base salary at maximum if goals are met. Finally, for the 2011-2013 performance period, Mr. Barry received a long-term incentive grant of a target cash award opportunity of 140% of his new base salary of $770,000. The Committee determined that these increases in Mr. Barry’s compensation were warranted due not only to his heightened responsibility and experience, but also due to market data and the Company’s strong financial performance.

Stock Ownership Policy

To align the interests of executive officers with the interests of our shareholders, each of the Named Executive Officers must maintain a minimum ownership in Quaker stock. For the CEO, the minimum is five times his base salary and for our other Named Executive Officers the minimum is one and one-half times the executive’s base salary. The ownership levels must be attained by the end of five years after the later of the appointment of the person as an executive officer (including the Named Executive Officers) or the date the policy was modified. All of the Named Executive Officers were in compliance with the new ownership policy when last tested in July 2010.

Retirement Benefits

U.S. Qualified Defined Benefit Plan

Before 2006, nearly all of Quaker’s U.S. employees were covered by a non-contributory qualified defined benefit retirement plan. The plan when originally adopted had a traditional final pay formula for calculating a participant’s benefit which has been modified over the years. In 2001, a new formula was adopted. It is an accrual-based formula providing for annual credits of 3% to 7% of an employee’s salary depending on age and service, with interest on the balance accruing based on the average rate of interest on 30-year treasury bonds (or 3.79%, if more). Participants who have reached the age of 60 and have at least 10 years of service are eligible for early retirement. The pension benefit is now calculated based on the benefit accrued under the old formula as of December 31, 2000, and then under the new formula commencing January 1, 2001. Effective December 31, 2005, the pension plan benefits were frozen for all non-union participants, including all U.S. based executive officers, resulting in no further increase in pension benefits for compensation or service after such date.

Foreign Plans

Mr. Platzer’s retirement benefits are provided under a defined benefit pension plan maintained by the Company’s Netherlands operating subsidiary. The salary ceiling for the calculation of Mr. Platzer’s retirement benefits has changed from Euros 200,000 to Euros 250,000. Since 2004, the Netherlands plan has a career average pay formula that provides for a target retirement benefit of 80% of career average salary assuming employment of 40 years. In 2004, the formula was modified freezing salary levels at then current levels for pension purposes with annual increases according to wage index at an assumed rate of 3%. To the extent the increase in inflation exceeds 3%, half of the excess will be added to the assumed rate of annual increases with a maximum of 4%. Prior to 2004, the plan was a final salary plan and provided 70% of final salary assuming employment of 40 years. For pension purposes, pensionable salary is defined as 14.02 times monthly salary. Pension liabilities under this plan are funded through an insurance policy. Mr. Bregolato participates in a defined contribution plan in Brazil. The Company will have no additional liability with regard to the pension plan beyond paying the annual contributions.

Nonqualified Supplemental Retirement Income Program

We also provide supplemental retirement income to certain of our U.S. based executive officers. Executive officers are designated by the Committee to participate in the Supplemental Retirement Income Program (“SRIP”).

At this time, Mr. Barry and Mr. Benoliel are the only active executive officers participating in the SRIP. It provides an annual benefit of 50% of the participant’s pre-tax “average annual compensation,” reduced by three offsets and further reduced if the participant completes fewer than 30 years of service. This benefit is generally payable over the participant’s lifetime, starting within seven months after the participant’s retirement (on account of disability or after attaining age 62), or starting after the participant’s 65th birthday (if the participant’s employment terminates after five years of participation but before retirement). Other benefit forms are 36 monthly installments (if payments start after the participant attains age 65) or monthly payments over the lifetime of the participant with a lump sum payable to his or her surviving beneficiary. However, benefits are payable in a lump sum if the present value of the participant’s benefit does not exceed a Code limit ($16,500 for distributions in 2010) or if the participant dies or a change in control occurs.

Average annual compensation is defined for this program as the average of the participant’s annual base compensation and annual bonuses paid in the three calendar years (of the last ten) in which such amounts were the highest. The offsets are the participant’s annual Social Security benefit (based on certain assumptions), the annual benefit payable to the participant over his or her lifetime under the qualified defined benefit retirement plan discussed above, and the aggregate amount of the qualified non-elective contributions made on the participant’s behalf under the Quaker Chemical Corporation Retirement Savings Plan (plus assumed earnings) expressed as an annual benefit payable over the participant’s lifetime. The service reduction is equal to 3.333% for each year (or partial year) of service fewer than 30 completed by the participant.

For the two original (and currently the only) active participants in SRIP, their accrued benefit is the greatest of:

1.	if employed by the Company at age 55, the benefit payable under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the original participant’s salary plus bonus and years of employment when he attains age 55; or

2.	the sum of the benefit the original participant would have accrued as of December 31, 2006, under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the original participant’s salary plus bonus and years of employment at December 31, 2006, plus the benefit the original participant accrues under the new formula, described above, but disregarding service completed before 2007; or

3.	the amount determined under the new formula described above.

The year-over-year increases in the present value of the retirement benefits realized in 2010, as reflected in the Summary Compensation Table on page 40 of this proxy statement, for Mr. Barry and Mr. Benoliel, were primarily due to a decrease in the discount rate applied in calculating the present value benefit and an increase in SRIP compensation.

Severance and Change in Control Benefits

The Committee believes that appropriate severance and change in control benefits are an important part of the total compensation benefits package because they enhance our ability to compete for talent and foster stability in our management. Quaker has entered into employment agreements with each of our Named Executive Officers, pursuant to which severance benefits are payable, and has entered into change in control agreements with each of our executive officers, including each of the Named Executive Officers, pursuant to which the executive officers will receive certain benefits if they are terminated within a specified period following a change in control of Quaker. In determining amounts payable, the Committee seeks to provide severance benefits sufficient to allow our executives time to find a comparable position elsewhere and change in control benefits sufficient to induce our executives to support a change in control transaction fully and remain with us despite any risk of termination after the transaction.

Mr. Barry’s Employment Agreement

Mr. Barry is employed pursuant to an employment agreement which automatically renews for one-year terms unless either Quaker or Mr. Barry gives 90 days prior notice of non-renewal. In accordance with the terms of the employment agreement, the Committee reviews and adjusts Mr. Barry’s annual base salary each year. The total base salary Mr. Barry received for 2010 was $489,583. Mr. Barry is eligible to participate in our GAIP and LTIP.

Mr. Barry’s employment agreement provides that upon the termination of his employment for any reason, except for death or “disability,” or by us for “cause,” or a “covered termination,” as this latter term is defined in his Change in Control Agreement, Quaker will pay him 18 monthly severance payments that, in the aggregate, are equal to 150% of his base salary at the time of termination plus bonus equal to the average annual bonus earned under Quaker’s annual incentive compensation in the applicable three-year period. In general, this three-year period is the year of termination and the two preceding years (if Mr. Barry received a bonus in the year of his termination), or otherwise, the three calendar years prior to his termination.

In addition to the payments described above, Mr. Barry is entitled to 18 months of medical and dental coverage at a level equal to the coverage provided before his date of termination of employment and the severance allowance will be taken into account in determining his retirement benefit under the SRIP. In addition, an additional 18 months of service and age will be credited in determining this retirement benefit. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 46 of this proxy statement.

“Cause” is defined under Mr. Barry’s employment agreement as either willful and material breach of the terms of his employment agreement (after having received notice thereof and a reasonable opportunity to cure or correct) or dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of Mr. Barry’s duties to Quaker which is materially injurious to the Company or a conviction of or guilty plea to a felony. A “covered termination” is termination of Mr. Barry’s employment within two years following a change in control by the Company without cause or by Mr. Barry for “good reason” (as defined in the change of control agreement between the Company and Mr. Barry).

In the case of termination of employment because of disability, Mr. Barry will be entitled to 50% of base salary during the period that benefits are payable under our long-term disability plan. In the case of termination of employment because of death, Mr. Barry’s beneficiary would receive in a lump sum the higher of two times his annual base salary for the year in which his death occurred or the death benefit (as a multiple of base salary) to which any other executive officer would be entitled. The Company currently has a program in which all Named Executive Officers participate entitling each to a death benefit equal to 100% of base salary in the year of death and 50% of base salary in each of the four years thereafter. Mr. Barry would be entitled to the death benefit as it provides a greater benefit than that provided under his employment agreement. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 46 of this proxy statement.

In the case of a termination (other than for death, disability, by us for “cause,” or by Mr. Barry other than for “good reason”) within two years following a change in control, Mr. Barry would be entitled to payment equal to two times the sum of his highest annualized base salary during his employment plus an amount equal to the greater of (i) the average of the annual amounts paid to him under all bonus and annual incentive plans during the applicable three calendar year period described in Mr. Barry’s change in control agreement, or (ii) the target bonus which would have otherwise been payable to Mr. Barry for the calendar year in which the change in control transaction occurred. In general, this three-year period is the year of termination and the prior two years (if Mr. Barry received a bonus in the year of his termination) or, otherwise, the three calendar years prior to his termination. In addition, Mr. Barry would be entitled to receive (i) his earned but unpaid base salary through the date of termination at the current rate, or if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to him in respect of the calendar year ending prior to termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs which would have been payable had the target level of performance been achieved for the calendar year; and (iv) the pro rata portion of any and all awards under the LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level of performance been achieved for the performance period. In addition to the amounts described above, Mr. Barry is also entitled to one-year outplacement services and participation in our medical, dental, and life insurance programs as if still employed for a period of two years. The Committee believes that providing benefits for Mr. Barry’s termination within two years following a change in control is fair because he has the broadest responsibility and accountability in ensuring the success of our business and would be crucial to retain in any change in control. This is consistent with our philosophy of tying compensation to level of responsibility and influence over the Company’s results and performance. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 46 of this proxy statement.

Other Named Executive Officers

Our other Named Executive Officers are each entitled to severance under their respective employment agreements if the Company terminates their employment (other than in the case of termination for “cause,” disability, death or retirement) equal to 12 months base salary at their then current rate of salary or, if greater, as in the case of Mr. Platzer, severance prescribed by law in foreign jurisdictions. “Cause” is defined in Mr. Bregolato’s and Mr. Platzer’s employment agreements as: (i) willful and continued failure (following written notice) of the executive to perform his duties under the employment agreement; or (ii) the willful engaging by the executive in a continued course of misconduct which is materially injurious to Quaker, monetarily or otherwise. In the case of Mr. Featherstone and Mr. Benoliel, “cause” is defined as: (i) willful and material breach of the memorandum of employment; (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of duties which is materially injurious to Quaker; or

(iii) conviction of or plea of guilty to a felony. Our other Named Executive Officers are also entitled to reasonable outplacement assistance under their respective employment agreements. Messrs. Featherstone, Benoliel and Platzer’s severance payments are contingent upon signing a form of release satisfactory to Quaker. None of the Named Executive Officers are entitled to severance under their employment agreements if they terminate their employment voluntarily, even if for good reason.

Quaker has entered into change in control agreements with each of its Named Executive Officers. Under these agreements (Mr. Barry’s is described above), the officers other than Mr. Barry are entitled, if terminated (other than for disability, death, by us for “cause,” or by the executive officer other than for “good reason”) within two years following a change in control, to severance in an amount equal to 1.5 times the sum of highest annualized base salary plus an amount equal to the average of the total annual amounts paid to the executive under all applicable annual incentive compensation plans during the applicable three calendar year period described in the change in control agreements. In addition, these executive officers are entitled to receive (i) earned but unpaid base salary through the termination at the rate in effect on the date of termination or, if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to the executive in respect of the calendar year ending prior to the termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs based on actual performance for Mr. Bregolato, or target performance for Messrs. Featherstone, Benoliel and Platzer; and (iv) the pro rata portion of any and all awards under the Company’s LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level performance been achieved for the performance period. In general, this three-year period is the year of termination and the prior two years (for Mr. Featherstone and Mr. Benoliel, if the executive received a bonus in the year of the executive’s termination) or, otherwise, the three calendar years prior to his termination. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 46 of this proxy statement.

In addition to the amounts described above, our other Named Executive Officers are also entitled to one-year outplacement services and participation in our medical, dental, and life insurance programs as if still employed for a period of 18 months. Mr. Platzer is also entitled to receive additional payments as prescribed by the law in the foreign jurisdiction in which he is located. These benefits will be paid or provided only if the executive officer signs a general release of claims. In addition, the benefits and payments will be discontinued if the executive officer violates the confidentiality provisions of his respective change in control agreement (at any time) or the non-compete provisions of the change in control agreement (during employment or the one-year period thereafter).

In the change in control agreements “cause” is defined as: (i) the willful and material breach of the employment agreement between the executive and Quaker (after having received notice and the reasonable opportunity to correct); (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of the executive’s employment with Quaker which is materially injurious to Quaker; or (iii) conviction of or plea of guilty to a felony. “Good reason” includes, other than by reason of executive’s death or disability: (i) any reduction in the executive’s base salary from that provided immediately before the “covered termination” or, if higher, immediately before a change in control; (ii) any reduction in the executive’s bonus opportunity (including cash or noncash incentives) or increase in the goals or standards required to accrue that opportunity, as compared to the opportunity and goals or standards in effect immediately before the change in control; (iii) a material adverse change in the nature or scope of the executive’s authorities, powers, functions or duties from those in effect immediately before the change in control; (iv) a reduction in the executive’s benefits from those provided immediately before the change in control, disregarding any reduction under a plan or program covering employees generally that applies to all employees covered by the plan or program; or (v) the executive being required to accept a primary employment location which is more than 25 miles from the location at which he was primarily employed during the 90-day period prior to a change in control.

Other Benefits on Termination

In addition to the payments and benefits discussed above, the executive officers are entitled to the payments and benefits that are available to all employees on termination of employment, including vested benefits under the Company’s qualified defined benefit retirement plan and 401(k) plan, short-term and long-term disability benefits (in the event of disability), and life insurance benefits (in the case of death).

Perquisites and Other Benefits

As a general matter, the Company does not provide perquisites to its executive officers. In South America and Europe, consistent with regional compensation practices, cars are provided to mid and upper level managers, including Mr. Bregolato and Mr. Platzer.

Compensation Committee Report

The Compensation/Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Quaker’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Compensation/Management Development Committee

Robert H. Rock, Chairman

Patricia C. Barron

Donald R. Caldwell

Edwin J. Delattre

Jeffry D. Frisby

Summary Compensation Table

The table below summarizes the total compensation awarded to, paid to, or earned by each of our executive officers who are named in the table. In this proxy statement, we sometimes refer to this group of individuals as our “Named Executive Officers.”

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus(1) ($)(d)	Stock Awards(2) ($)(e)	Option Awards(2) ($)(f)	Non-Equity Incentive Plan Compensation(3) ($)(g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)(h)	All Other Compensation(5) ($)(i)	Total ($)(j)
Michael F. Barry Chairman of the Board, Chief Executive Officer and President	2010 2009 2008	489,583 450,000 377,500	0 0 0	165,465 154,650 465,027	311,916 158,527 52,687	701,853 626,393 69,225	709,000 341,000 191,000	73,733 52,874 54,250	2,451,550 1,783,444 1,209,689
Mark A. Featherstone Vice President, Chief Financial Officer and Treasurer	2010 2009 2008	255,488 248,600 234,304	0 0 0	38,374 40,859 39,620	72,330 41,885 38,005	209,321 149,850 24,850	5,000 4,000 0	29,131 16,590 21,012	609,644 501,784 357,791
D. Jeffry Benoliel Vice President—Global Strategy, General Counsel and Corporate Secretary	2010 2009 2008	289,975 280,000 258,300	0 0 0	38,374 29,286 24,760	72,330 30,019 23,744	196,700 183,362 37,275	265,000 182,000 55,000	32,496 22,841 26,888	894,875 727,508 425,967
José Luiz Bregolato(6) Vice President and Managing Director— South America	2010 2009 2008	452,782 400,905 284,142	164 186 29,624	31,655 29,238 31,801	59,670 29,971 30,495	289,108 229,467 26,625	0 0 0	129,841 116,323 84,130	963,220 806,090 486,817
Wilbert Platzer(6) Vice President and Managing Director—Europe	2010 2009 2008	298,855 315,332 303,904	0 0 0	38,374 38,462 42,284	72,330 39,425 40,561	215,952 201,525 69,225	230,020 36,607 0	32,830 38,808 39,271	888,361 670,159 495,245

(1)	The amounts shown for Mr. Bregolato for 2010, 2009 and 2008 reflect a local bonus. Pursuant to a collective bargaining agreement, all employees in Brazil, including Mr. Bregolato, are entitled to receive a formula-based “local bonus” based on the following objective goals: volume of product sold, net sales, work accidents, and absenteeism. The Compensation/Management Development Committee does not exercise any discretion in determining the bonus as it is annually negotiated between the Company’s Brazilian subsidiary and the local trade union. The bonus payable to Mr. Bregolato under the GAIP (based on actual performance) is reduced by the amount of the local bonus payable under the collective bargaining agreement.

(2)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s Long-Term Performance Incentive Plan (“LTIP”). Assumptions used in the calculation of these amounts for 2010 are included in Note 15 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(3)	The amounts in column (g) are incentive cash bonuses earned in 2010 and payable in 2011 under the LTIP ($111,834 for Mr. Barry; $80,670 for Mr. Featherstone; $50,400 for Mr. Benoliel; $69,527 for Mr. Bregolato; and $77,559 for Mr. Platzer) and the Company’s Global Annual Incentive Plan (“GAIP”) ($590,019 for Mr. Barry; $128,651 for Mr. Featherstone; $146,300 for Mr. Benoliel; $219,581 for Mr. Bregolato and $138,393 for Mr. Platzer). Also includes for 2009, cash bonuses earned under the Company’s LTIP and GAIP and for 2008, cash bonuses earned under the LTIP. All bonuses for foreign-based participants are paid by the applicable local foreign affiliate.

(4)	The amounts shown in column (h) reflect the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See Note 13 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The increase in the present value of Mr. Barry’s and Mr. Benoliel’s benefits under all pension plans established by the Company was primarily due to the change in the discount rate applied in calculating the present value of the SRIP benefit and an increase in SRIP compensation.

(5)	Includes employer contributions by the Company to the U.S. based Named Executive Officers pursuant to the Company’s Retirement Savings Plan (for 2010, $19,556 for Mr. Barry, $19,600 for Mr. Featherstone; and $19,600 for Mr. Benoliel; for 2009, $9,630 for Mr. Barry; $8,593 for Mr. Featherstone; and $8,867 for Mr. Benoliel; and for 2008, $13,907 for Mr. Barry; $14,734 for Mr. Featherstone; and $13,885 for Mr. Benoliel; and to Mr. Bregolato pursuant to a defined contribution plan as well as a state mandated severance indemnity fund in the aggregate of $84,384, $77,728, and $54,821 in 2010, 2009 and 2008, respectively).

Includes the costs associated with the use of a Company-provided automobile consistent with regional compensation practices in South America for Mr. Bregolato ($38,627, $33,175 and $26,683 for 2010, 2009 and 2008, respectively) and in Europe for Mr. Platzer ($22,047, $27,694 and $30,811 for 2010, 2009 and 2008, respectively).

Includes dividends paid on time-based restricted stock awards (for 2010, $40,406 for Mr. Barry; $9,081 for Mr. Featherstone, $9,396 for Mr. Benoliel; $6,830 for Mr. Bregolato; and $9,364 for Mr. Platzer; for 2009, $35,856 for Mr. Barry; $7,322 for Mr. Featherstone; $10,474 for Mr. Benoliel; $5,420 for Mr. Bregolato; and $9,653 for Mr. Platzer; and for 2008, $18,091 for Mr. Barry; $3,578 for Mr. Featherstone; $9,503 for Mr. Benoliel; $2,626 for Mr. Bregolato; and $8,460 for Mr. Platzer).

Includes life insurance premium paid by Quaker for Mr. Barry in the amount of $15,843 for 2008.

Includes the costs associated with financial planning services (for 2010, $6,848 for Mr. Barry, $450 for Mr. Featherstone, and $3,500 for Mr. Benoliel; for 2009, $2,196 for Mr. Barry; $675 for Mr. Featherstone; and $3,500 for Mr. Benoliel; and for 2008, $2,700 for Mr. Featherstone and $3,500 for Mr. Benoliel).

Includes the sale of unused vacation for Mr. Barry of $6,923, $5,192 and $3,519 in 2010, 2009 and 2008, respectively.

(6)	Mr. Bregolato’s compensation is paid in Brazilian Reais and Mr. Platzer’s compensation is paid in E.U. Euros. All foreign currency amounts reflected in this table were converted to U.S. Dollars at the spot rate in effect on December 31 of the year for which the information is reported. Mr. Bregolato’s 2010 salary amount includes a $26,579 holiday allowance.

Grants of Plan-Based Awards

Provided below is information on grants made in 2010 to the Named Executive Officers under the Company’s Long-Term Performance Incentive Plan. In January 2010, awards for the 2010-2012 period were made to the Named Executive Officers consisting of options vesting in approximately three equal installments over the three-year period, time-based restricted stock vesting after the three-year period, and a cash bonus opportunity. See discussion under the heading “Long-Term Incentives” under the Compensation Discussion and Analysis section on page 32 of this proxy statement.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)(i)	All Other Option Awards: Number of Securities Underlying Options(3) (#)(j)	Exercise or Base Price of Option Awards(4) ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards(5) ($)(l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold ($)(f)	Target ($)(g)	Maximum ($)(h)
Michael F. Barry	1/26/10	69,000	172,500	345,000	0	0	0	8,792	49,006	18.82	477,381
Mark A. Featherstone	1/26/10	16,000	40,000	80,000	0	0	0	2,039	11,364	18.82	110,704
D. Jeffry Benoliel	1/26/10	16,000	40,000	80,000	0	0	0	2,039	11,364	18.82	110,704
José Luiz Bregolato	1/26/10	13,200	33,000	66,000	0	0	0	1,682	9,375	18.82	91,326
Wilbert Platzer	1/26/10	16,000	40,000	80,000	0	0	0	2,039	11,364	18.82	110,704

(1)	The amounts shown in column (c) reflect the minimum payment level under the Company’s LTIP, which is 20% of the maximum amount shown in column (e). The amount shown in column (e) is 200% of each target amount. The value or maturation of a performance incentive unit is determined by performance over a three-year period based on relative total shareholder return against a pre-determined peer group.

(2)	The amounts shown in column (i) for awards granted on January 26, 2010 reflect the number of shares of time-based restricted stock awarded under the LTIP with full vesting on January 26, 2013.

(3)	The amounts shown in column (j) reflect the combination of incentive and non-qualified options which were issued under the LTIP. These options vest one-third on each of the first, second and third anniversaries of the grant date, commencing on January 26, 2011.

(4)	With respect to the awards granted on January 26, 2011 under the provisions of the LTIP, the fair market value is defined as the closing market price on the grant date.

(5)	The amounts included in column (l) represent the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 15 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(1) (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Michael F. Barry	4,253	4,254	0	19.45	1/29/2015	2,824	(3)	117,676	0	0
	9,430	50,438	0	6.93	2/25/2016	9,000	(4)	375,030
	0	49,006	0	18.82	1/26/2017	22,316	(6)	929,908
						8,792	(7)	366,363
Mark A. Featherstone	0	3,069	0	19.45	1/29/2015	2,037	(3)	84,882	0	0
	6,664	13,326	0	6.93	2/25/2016	5,896	(6)	245,686
	0	11,364	0	18.82	1/26/2017	2,039	(7)	84,965
D. Jeffry Benoliel	0	1,917	0	19.45	1/29/2015	1,875	(5)	78,131	0	0
	0	9,551	0	6.93	2/25/2016	1,273	(3)	53,046
	0	11,364	0	18.82	1/26/2017	4,226	(6)	176,097
						2,039	(7)	84,965
José Luiz Bregolato	0	2,462	0	19.45	1/29/2015	1,635	(3)	68,130	0	0
	0	9,536	0	6.93	2/25/2016	4,219	(6)	175,806
	0	9,375	0	18.82	1/26/2017	1,682	(7)	70,089
Wilbert Platzer	0	3,275	0	19.45	1/29/2015	2,174	(3)	90,591	0	0
	6,272	12,544	0	6.93	2/25/2016	5,550	(6)	231,269
	0	11,364	0	18.82	1/26/2017	2,039	(7)	84,965

(1)	These options have a seven-year term. The vesting schedules for each of the grants whose expiration dates are listed follow: for January 29, 2015, February 25, 2016 and January 26, 2017, one-third on each of the first, second and third anniversaries of the grant date. For options expiring on January 29, 2015, the grant date is January 29, 2008. For options expiring February 25, 2016, the grant date is February 25, 2009. For options expiring January 26, 2017, the grant date is January 26, 2010.

(2)	Reflects amounts based on the closing market price of the Company’s common stock on the New York Stock Exchange of $41.67 per share on December 31, 2010.

(3)	Time-based restricted stock awards granted under the LTIP with full vesting on January 29, 2011.

(4)	Time-based restricted stock award granted under the LTIP which vests in three equal annual installments commencing on July 1, 2011 through July 1, 2013.

(5)	Time-based restricted stock award granted under the LTIP which vests 100% on June 23, 2011.

(6)	Time-based restricted stock awards granted under the LTIP with full vesting on February 25, 2012.

(7)	Time-based restricted stock awards granted under the LTIP with full vesting on January 26, 2013.

Option Exercises and Stock Vested

This table shows the number and value of stock options exercised and stock awards vested during 2010 by the Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise(1) ($)(c)	Number of Shares Acquired on Vesting (#)(d)		Value Realized on Vesting(6) ($)(e)
Michael F. Barry	33,701	734,392	7,875	(2)	191,044
Mark A. Featherstone	13,436	164,078	1,200	(3)	23,772
D. Jeffry Benoliel	26,427	464,426	2,955	(4)	75,882
José Luiz Bregolato	29,492	383,239	905	(3)	17,928
Wilbert Platzer	21,374	447,426	3,275	(5)	76,465

(1)	Reflects the difference between the exercise price of the option and the closing market price for a share of common stock as quoted on the New York Stock Exchange on the date of exercise. The value of exercising stock options can be realized in cash or in stock. Of the value realized on exercise, the following amounts reflect the value in cash (through the simultaneous market sale of the shares acquired on exercise): Mr. Featherstone, $164,078; Mr. Benoliel, $38,845; Mr. Bregolato, $383,239; and Mr. Platzer, $447,426 and the following amounts reflect the value from the acquisition of shares upon exercise: Mr. Barry, $734,392; and Mr. Benoliel, $425,581.

(2)	Consists of (i) 2,375 shares of a time-based restricted stock award under the LTIP, which vested 100% on February 22, 2010; (ii) 2,500 shares of a time-based restricted stock award of 10,000 shares under the GAIP, which vested 25% on March 9, 2010; and (iii) 3,000 shares of a time-based restricted stock award of 15,000 shares under the LTIP, which vested 20% on July 1, 2010.

(3)	Represents time-based restricted stock awards which vested under the LTIP on February 22, 2010.

(4)	Consists of (i) 1,080 shares of a time-based restricted stock award under the LTIP, which vested on February 22, 2010 and (ii) 1,875 shares of a time-based restricted stock award of 7,500 shares under the LTIP, 25% which vested on June 23, 2010.

(5)	Consists of (i) 1,400 shares of a time-based restricted stock award under the LTIP, which vested on February 22, 2010 and (ii) 1,875 shares of a time-based restricted stock award of 7,500 shares under the GAIP, 25% which vested on March 9, 2010.

(6)	Amounts reflect the closing price of the Company’s common stock on February 22, 2010 of $19.81 per share; on March 9, 2010 of $25.99 per share; on June 23, 2010 of $29.06 per share; and on July 1, 2010 of $26.34 per share.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, and the number of years of service credited to each under each of the Pension Plans and the Supplemental Retirement Income Program under which they are (or may be) entitled to receive payments and benefits. For information on the material assumptions used in quantifying the present value of the accrued pension benefit, see Note 13 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Also, see discussion under the heading “Retirement Benefits” under the Compensation Discussion and Analysis section on page 34 of this proxy statement.

Name (a)	Plan Name (b)	Number of Years Credited Service(3) (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)
Michael F. Barry	U.S. Pension Plan	6.0833	68,000	0
	Supplemental Retirement Income Program	12	1,788,000	0
Mark A. Featherstone	U.S. Pension Plan	3.5833	38,000	0
D. Jeffry Benoliel	U.S. Pension Plan	9.6667	124,000	0
	Supplemental Retirement Income Program	15	911,000	0
José Luiz Bregolato(1)		0	0	0
Wilbert Platzer(2)	The Netherlands Pension Plan	24.4167	855,113	0

(1)	Mr. Bregolato’s retirement benefit is provided under a defined contribution plan into which the Company contributes annually 12.187% of his base salary. As of December 31, 2010, the accumulated benefit was $1,518,106.

(2)	Mr. Platzer’s pension benefit includes amounts accrued over nine years with a prior employer.

(3)	In all cases, other than Mr. Platzer, years of credited service do not exceed the executive’s period of employment with the Company (and affiliates). Years of credited service may be less than actual service because (i) benefits under the U.S. qualified defined benefit plan were frozen effective December 31, 2005 or (ii) a definition of years of credited service under the applicable plan takes into account less than full years of employment.

Potential Payments Upon Termination or Change in Control

Provided below in both tabular and narrative form are estimated potential payments to each of our Named Executive Officers under various scenarios, assuming the termination of employment and, where applicable, change in control occurred on December 31, 2010. Except for the Supplemental Retirement Income Program, the amounts shown are aggregate estimated amounts, and have not been calculated as a present value or otherwise adjusted for varying payment dates. For information on material assumptions used in quantifying the present value of the Supplemental Retirement Income Program benefit, see Note 13 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The amounts shown are estimates of the amounts that would be paid; the actual amounts to be paid can only be determined at the time of the executive’s separation from the Company (or a change in control, if applicable). Also, see the discussion under the heading “Severance and Change in Control Benefits” in the Compensation Discussion and Analysis on page 36 of this proxy statement.

Named Executive Officers—Estimated Payments and Benefits

Upon Termination of Employment in Connection With a Change in Control

	Michael F. Barry		Mark A. Featherstone		D. Jeffry Benoliel		José Luiz Bregolato(1)		Wilbert Platzer(1)
Severance Allowance ($)	1,136,804	(2)	441,447	(2)	628,950	(2)	885,362	(2)	860,702	(3)
Annual Bonus ($)	324,500		70,758		80,465		121,078		76,208
Performance Incentive Units ($)	228,207		84,003		58,825		69,651		87,865
Restricted Stock Awards (time-based vesting) ($)(4)	1,788,976		415,533		392,240		314,025		406,824
Stock Options ($)(5)	2,966,562		790,841		634,100		600,205		768,216
Medical/Dental/Life Insurance ($)(6)	34,732		34,683		30,887		10,523		0
Outplacement Assistance ($)(7)	9,500		9,500		9,500		9,500		9,500
Supplemental Retirement Income Program ($)(8)	1,233,000		0		453,000		0		0
Total	7,722,281		1,846,765		2,287,967		2,010,344		2,209,315

(1)	Amounts due in foreign currency were converted to U.S. Dollars for the purposes of this table at the spot rate in effect on December 31, 2010.

(2)	The severance allowance has been reduced to the extent necessary to avoid imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive). The amount of the reduction is $560,793 for Mr. Barry and $119,098 for Mr. Featherstone. No reduction was required to Mr. Benoliel’s or to Mr. Bregolato’s severance allowance.

(3)	This is the estimated amount to which Mr. Platzer may be entitled under the law of The Netherlands, using a typical factor of 1.5. This amount may be adjusted upward (using a factor of 2.0) or downward by a Dutch court depending on the circumstances triggering the termination. To the extent a court-ordered severance payment exceeds the amount of Mr. Platzer’s severance allowance under his change in control agreement, no severance allowance would be payable under his change in control agreement. The severance allowance determined under Mr. Platzer’s change in control agreement is estimated at $665,645. Mr. Platzer’s change in control agreement provides that payments contingent on a change in control will be reduced to the extent necessary to avoid imposition of the excise tax under Code section 4999. Whether such a reduction is required depends on the amount of Mr. Platzer’s severance. No reduction would be required if Mr. Platzer’s severance does not exceed the estimated amount determined under his change in control agreement.

(4)	This amount reflects the closing market price of our common stock on December 31, 2010 ($41.67) multiplied by the number of shares that would become vested on termination or change in control.

(5)	This amount reflects the number of shares for which options would become vested on a change in control, multiplied by the positive difference (if any) between the closing market price of our common stock on December 31, 2010 ($41.67) and the exercise price of the option. Options that were vested before December 31, 2010 are shown in the Outstanding Equity Awards at Fiscal Year-End Table on page 43 of this proxy statement.

(6)	This amount reflects the value of medical, dental, and life insurance coverage for 24 months (Mr. Barry) and for 18 months for the other Named Executive Officers, all based on our current costs for these benefits. Mr. Platzer is not entitled to continuation of these benefits since the Dutch statutory formula is used to determine severance.

(7)	This amount is the estimated value of providing outplacement counseling and services during 2011.

(8)	Amount shown is the December 31, 2010 present value of the estimated benefit payable if, on December 31, 2010, a change in control occurred. The December 31, 2010 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Barry’s disability is $1,716,000, in the case of Mr. Barry’s death is $755,000, in the case of Mr. Barry’s resignation is $685,000 and in the case of Mr. Barry’s termination from employment by the Company other than for cause or disability is $909,000. The December 31, 2010 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Benoliel’s disability is $1,106,000, in the case of Mr. Benoliel’s death is $453,000, and in the case of Mr. Benoliel’s termination is $413,000.

Termination Other than for Cause, Disability, Death or Retirement

Under the terms of their employment agreements, our Named Executive Officers are entitled to severance benefits and 12 months of outplacement services if the Company terminates their employment (other than for cause, disability, death or retirement) and the termination is not in connection with a change in control. In addition, Mr. Barry is entitled to participate in Quaker’s medical and dental plans for 18 months after termination on the same basis as an active employee. In the case of such a termination, Mr. Barry is entitled to a multiple of 1.5 times his base salary and bonus paid during a three-year period as described in his employment agreement. In the case of such termination, Messrs. Featherstone, Benoliel, Bregolato, and Platzer are entitled to severance equal to 12 months of base salary as of the termination date. The severance amounts payable under such circumstances are as follows: $1,273,198 (Mr. Barry), $257,301 (Mr. Featherstone); $292,600 (Mr. Benoliel); $450,668 (Mr. Bregolato); and $300,313 (Mr. Platzer). In Mr. Platzer’s case, the statutory amount shown determined under the law of The Netherlands would be paid if higher (See Note (3) to the above chart).

Termination as a Result of Death or Disability

If employment were terminated on December 31, 2010, as a result of death or disability (as defined in the respective plan), the amounts shown above for Annual Bonus (assuming target performance is attained), Restricted Stock Awards (time-based vesting) and Stock Options would be paid.

In the case of death on December 31, 2010, a death benefit would be paid in 2010 of $500,000 (Mr. Barry), $257,301 (Mr. Featherstone), $292,600 (Mr. Benoliel), $450,668 (Mr. Bregolato) or $300,313 (Mr. Platzer), plus 50% of base salary during each of the following four years (2011-2014) (Mr. Barry, $250,000, Mr. Featherstone, $128,651, Mr. Benoliel, $146,300, Mr. Bregolato, $225,334 and Mr. Platzer, $150,157).

Proposal 4—Advisory Vote on Compensation of Our Named Executive Officers

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables shareholders of publicly traded corporations to vote to approve, on a non-binding basis, the compensation of named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather provide shareholder reaction to our overall executive compensation programs. The Company asks that you indicate your support of the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section and the accompanying compensation tables and other narrative disclosures contained in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take these results into consideration when making future decisions regarding executive compensation for Quaker’s management team.

The Company has in the past sought and received approval from its shareholders regarding the incentive plans that are used to attract, motivate, retain, and reward our executives. Those incentive plans, including the Global Annual Incentive Plan (the “GAIP”) and the Long-Term Performance Incentive Plan (the “LTIP”), are a significant part of the compensation that the Company provides to its executives. Both the GAIP and LTIP are being presented to the Company’s shareholders for approval at today’s meeting and are more fully described under Proposal 2 and Proposal 3 of this proxy statement.

Quaker compensates its executive officers through a total compensation program consisting of base salary, an annual cash incentive bonus, long-term incentives of both equity awards and cash payments, and a competitive benefits package as explained in this proxy statement. The Company’s executive team has successfully managed the Company through the economic downturn experienced over the past few years and through its on-going efforts Quaker is a financially stronger company today than when it entered the economic crisis. During 2010, revenues grew by 21% and earnings reached an all-time record of $2.77. Quaker is now poised to capitalize on new growth opportunities in its base businesses and adjacent markets and to invest in emerging markets around the globe to expand its reach and to create greater profitability.

We believe that our executive compensation programs are structured to support our Company and our business objectives. Our compensation strategy provides opportunities for highly competitive levels of total compensation when merited by performance; creates incentives to perform over a multiple year-period; and aligns interests of the management team with those of our shareholders. Our Compensation/Management Development Committee works closely with members of management in developing the compensation programs for the Company and reviews studies and analyses provided by outside consultants on compensation trends and issues prior to taking or recommending actions on compensation matters.

We invite you to consider the details of our executive compensation programs by reviewing the Compensation Discussion and Analysis section (beginning on page 26), as well as the accompanying compensation tables and narrative disclosures.

The Board of Directors recommends that you vote “FOR” approval, on a non-binding basis, of the Company’s compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative disclosures contained in the Proxy Statement.

Proposal 5—Advisory Vote on the Frequency of the Advisory Vote on Compensation of Our Named Executive Officers

The Dodd-Frank Act also provides that our shareholders be given the opportunity to vote, on a non-binding basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers. In particular, we are asking whether the advisory vote should occur every three years, every two years or every year. Shareholders also have the option to abstain from voting on this matter. The Company asks that you support a frequency period of every three years (a triennial vote) for future non-binding shareholder votes on compensation of our Named Executive Officers.

A shareholder advisory vote on executive compensation is very important to the Company. We appreciate the past approval of our incentive pay programs by our shareholders and we anticipate that the GAIP and the LTIP plans, which have served our Company and our shareholders well in the past, will be approved, once again, by our shareholders at today’s meeting. The Company and the Board value the opinion of our shareholders and will take into account the outcome of the vote when considering the frequency of the advisory vote on executive compensation. Because this vote is advisory, however, it is not binding on the Board, and the Board may decide it is in the best interests of our Company and our shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Company, the Compensation/Management Development Committee and the Board of Directors believe that it is appropriate and in the best interests of the Company for our shareholders to cast an advisory vote on executive compensation every three years, for the following reasons:

•

Shareholder communications will be enhanced by providing a clear, simple means for the Company to obtain information on investor views about our executive compensation philosophy and program and provide investors with sufficient time to evaluate the effectiveness of the program, corporate strategies and Company performance.

•

An advisory vote every three years will be the most effective timeframe for the Board and the Company to thoughtfully evaluate and respond to feedback from its shareholders and provide sufficient time to engage in discussions with them.

•

As a practical matter, any changes to our executive compensation programs that were responsive to shareholder concerns would not be fully disclosed and reflected in the Compensation Discussion and Analysis and related disclosure of the proxy statement until the second year following an unfavorable advisory vote on the compensation of our Named Executive Officers.

•

Our executive compensation programs are focused on measuring performance over an extended period of time, and holding a triennial vote would align more closely with the three-year performance measurement cycle the Company uses to reward long-term performance.

The Board of Directors recommends that you vote “THREE YEARS” as to the frequency of future non-binding shareholder advisory votes on compensation of our Named Executive Officers.

Director Compensation

The Governance Committee is charged with reviewing and making recommendations to the Board of Directors with respect to director compensation. The Company uses a combination of cash and stock-based compensation to attract and retain candidates on the Board. Director compensation is targeted at the median of the relevant comparison groups consistent with the positioning of executive officer compensation. In the past, in making this determination, the Governance Committee has used certain industry-wide data obtained by Quaker’s management to set compensation.

For the 2010-2011 Board year, each independent director received an annual cash retainer of $40,000 and a time-based restricted stock award equal to $36,000, issued in June 2010, which vests in a single installment a year from the date of issuance assuming continued Board membership. In addition, each independent director received $1,250 for each Board and Board committee meeting he or she attended, and the chairperson of each Board committee received the following additional compensation: Audit Committee, $10,000; Compensation/Management Development Committee, $6,000; Executive Committee, $4,000; and Governance Committee, $4,000. The Lead Director received an annual retainer of $15,000.

During the third quarter 2010, the Governance Committee engaged DolmatConnell & Partners, a nationally recognized human resources consulting firm, to complete a competitive analysis of the current compensation program for the Company’s directors. Based on comparative data provided, which included general industry data and data from public companies within the Peer Group, the current director compensation for our directors was found to fall between the Peer Group 25th and 50th percentile. The Peer Group is comprised of 12 publicly-traded firms in the chemicals industry, similar in size (as measured by revenue and market capitalization) to the Company.

In January 2011, the Company’s Board, based on the Governance Committee’s recommendation, approved certain adjustments in the current year’s director compensation and set compensation for the 2011-2012 Board year. Each independent director will now receive an annual cash retainer of $40,000 and a time-based restricted stock award equal to $46,000, to be issued in June 2011, which will vest in a single installment a year from the date of issuance assuming continued Board membership. All fees for Committee and meeting attendance and Committee chairpersons will remain the same with the exception of the Governance Committee chairperson retainer which has been increased to $6,000 from $4,000.

Currently, each director is required to beneficially own at least 7,500 shares of Quaker’s common stock. All of our directors are in compliance with the stock ownership requirements. However, should a director’s share ownership fall below the minimum, 75% of the annual cash retainer would be paid in shares of Quaker’s common stock until the threshold is met. Directors who beneficially own the required number of shares of Quaker common stock may elect to receive payment of a percentage (up to 100%) of their annual cash retainer in shares of Quaker common stock.

Director Compensation

Name(1) (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards(2) ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(f)	All Other Compensation(3) ($)(g)	Total ($)(h)
Joseph B. Anderson, Jr.	46,262	35,979	0	0	0	11,736	93,977
Patricia C. Barron	61,262	35,979	0	0	0	11,736	108,977
Donald R. Caldwell	54,012	35,979	0	0	0	11,736	101,727
Robert E. Chappell	16,521	35,979	0	0	0	41,727	94,227
William R. Cook	53,762	35,979	0	0	0	11,736	101,477
Edwin J. Delattre	45,012	35,979	0	0	0	11,736	92,727
Jeffry D. Frisby	26,259	35,979	0	0	0	31,739	93,977
Ronald J. Naples(4)	0	0	0	0	0	511,750	511,750
Robert H. Rock	49,762	35,979	0	0	0	11,736	97,477

(1)	Mr. Barry is not included in this table. Mr. Barry is an employee of the Company and thus receives no compensation for his service as a director.

(2)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s LTIP.

(3)	Under the terms of the Director Stock Ownership Plan, the following directors were paid a portion of their retainer in shares valued at $27.5150 per share on June 1, 2010 (the retainer payment date), as follows: Mr. Anderson $9,988 (363 shares); Ms. Barron $9,988 (363 shares); Mr. Caldwell $9,988 (363 shares); Mr. Chappell $39,979 (1,453 shares); Mr. Cook $9,988 (363 shares); Dr. Delattre $9,988 (363 shares); Mr. Frisby $29,991 (1,090 shares); and Mr. Rock $9,988 (363 shares). In addition, the amounts in this column for each director include dividends paid on unvested time-based restricted stock awards.

(4)	Mr. Naples as a former employee of the Company is not eligible to receive compensation for his service as a director. Mr. Naples, however, did receive (or earn) compensation in 2010 totaling $511,750 pursuant to the Employment, Transition and Consulting Agreement between Quaker and Mr. Naples dated May 22, 2008. The components are: $250,000 for consulting services; $250,250 equating to 33% of the long-term cash bonus for the 2008-2010 performance period; and $11,500 in lieu of life insurance. In addition, the Company provided to Mr. Naples office and secretarial services and medical and dental coverage to him and his wife.

Compensation Policies and Practices—Risk Assessment

The Committee conducted a risk assessment in 2010 that concluded that none of our compensation practices are reasonably likely to have a material adverse effect on the Company’s business or operations. In order to assess risk as it relates to compensation, management conducted a global audit of all compensation practices, including base pay philosophies and corporate and regional bonus plans. This global audit consisted of an examination of both the Company’s regional pay practices and bonus plans and the corporate-wide compensation programs. Management, including the Global Human Resources Director, reported the results of this audit to the Committee, which found that none of the Company’s current compensation programs would be likely to encourage excessive risk-taking because the metrics in the Company’s compensation plans are linked to corporate performance as it relates to set budgetary targets and because the plans are measured against identified peer comparison groups. After a discussion with management about these findings, the Committee thereafter determined that the Company’s compensation practices were not likely to have a material adverse effect on the Company’s business or operations.

Stock Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owners

The following table shows how much of Quaker’s common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of Quaker’s common stock as of December 31, 2010. Each beneficial owner has sole voting and sole dispositive power for the shares listed, unless we have indicated otherwise.

Name and Address	Number of Shares Beneficially Owned	Approximate Percent of Class	Number of Votes(3)
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	881,150	7.8	881,150
Royce & Associates, LLC(2) 745 Fifth Avenue New York, NY 10151	793,600	7.0	793,600

(1)	As reported in Schedule 13G/A filed on February 8, 2011 by BlackRock, Inc. with the Securities and Exchange Commission.

(2)	As reported in Schedule 13G/A filed January 20, 2011 by Royce & Associates, LLC with the Securities and Exchange Commission.

(3)	These shares, which are held in street name, are presumed under Article 5 of the Company’s Articles of Incorporation to be entitled to one vote per share.

Management

The following table shows the number of shares of Quaker’s common stock beneficially owned by each of our directors, our nominees for director and the Named Executive Officers named in the Summary Compensation Table on page 40 and by all of our directors (including our nominees for director) and executive officers as a group. The information in the table is as of March 4, 2011. Each director and executive officer has sole voting and sole dispositive power over the common stock listed opposite his or her name, unless we have indicated otherwise.

Name	Aggregate Number of Shares Beneficially Owned		Approximate Percent of Class(1)	Number of Votes
Joseph B. Anderson, Jr.	8,887		*	8,887
Patricia C. Barron	20,354		*	20,597
Michael F. Barry	208,354	(2)	1.8	150,962
Donald R. Caldwell	13,194		*	13,194
Robert E. Chappell	19,048		*	109,480
William R. Cook	18,694		*	18,694
Edwin J. Delattre	14,067	(3)	*	14,067
Jeffry D. Frisby	9,768		*	9,768
Ronald J. Naples	129,517	(2)(3)	1.1	91,673
Robert H. Rock	14,229		*	20,151
Mark A. Featherstone	54,290	(2)	*	35,971
D. Jeffry Benoliel	115,972	(2)	1.0	823,132
José Luiz Bregolato	22,258	(2)	*	11,957
Wilbert Platzer	44,540	(2)	*	48,117
All directors and officers as a group (19 persons)	755,317	(2)	6.5	1,422,600	(4)

*	Less than 1%.

(1)	Based upon 11,698,642 shares outstanding, adjusted to reflect options currently exercisable or exercisable within 60 days of the record date by the named person or the group, as applicable.

(2)	Includes the following respective numbers of shares subject to options that are currently exercisable or exercisable within 60 days of the record date: 57,392 shares in the case of Mr. Barry; 37,844 shares in the case of Mr. Naples; 19,184 shares in the case of Mr. Featherstone; 6,693 shares in the case of Mr. Benoliel; 10,355 shares in the case of Mr. Bregolato; 19,607 shares in the case of Mr. Platzer; and 167,270 shares in the case of all directors and officers as a group.

(3)	Includes (i) 12,680 shares in the case of Dr. Delattre held jointly with his spouse with whom he shares voting and dispositive power; and (ii) in the case of Mr. Naples, 6,157 shares held in a charitable private foundation of which Mr. Naples and his spouse are trustees and share voting and dispositive power.

(4)	Represents 7.0% of all votes entitled to be cast at the meeting, based on information available on March 4, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on (i) our review of reports submitted to us during and with respect to the year ended December 31, 2010, filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”), including any amendment thereto and (ii) written representations of Quaker’s directors and officers, Quaker believes that all reports required to be filed under Section 16(a) of the 1934 Act, with respect to transactions in Quaker’s common stock through December 31, 2010, were filed on a timely basis.

Certain Relationships and Related Transactions

The Board recognizes that related party transactions may present a heightened risk of conflicts of interest and/or improper valuation or the perception thereof. Nevertheless, the Board also recognizes that there are situations when related party transactions are consistent with the best interests of the Company. Accordingly, the Governance Committee, on the Board’s authority, has adopted a written policy to govern the review and approval of all related party transactions involving the Company.

The policy requires all related party transactions involving $50,000 or more be reviewed by the Governance Committee. Related parties are defined as any director, nominee for director, senior officer (including all Named Executive Officers), and any immediate family member of the foregoing. Prior to entering into a transaction with Quaker subject to the Governance Committee’s review, the related party must make a written submission to Quaker’s General Counsel setting forth the facts and circumstances of the proposed transaction, including, among other things, the proposed aggregate value of such transaction, the benefits to Quaker, and an assessment of whether the proposed transaction is on terms comparable to those available from an unrelated third party. The Governance Committee (or, when urgent action is required, that Committee’s Chair) will evaluate all of the foregoing information to determine whether the transaction is in the best interests of Quaker and its shareholders, as the Committee (or Chair) determines in good faith.

Related Party Transactions

In early 2008, AC Products, Inc., one of Quaker’s subsidiaries, began selling certain products at Triumph Fabrications-Hot Springs, Inc. Triumph Fabrications is one of a number of companies that are part of Triumph Aerospace Systems Group, a subsidiary of Triumph Group, Inc., whose President and Chief Operating Officer is Jeffry D. Frisby, a Quaker Director. Triumph Fabrications is a leading manufacturer of sheet metal parts and assemblies used in the aviation industry. AC Products is the leading supplier of chemical milling maskants to the aerospace industry. The annual sales in 2010 to this account were approximately $583,701 and such sales are continuing in 2011. The Governance Committee reviewed and approved this transaction consistent with the policy described above and the Committee is updated annually.

Proposal 6—Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011. There is no requirement that the Board’s selection of PricewaterhouseCoopers LLP be submitted to our shareholders for ratification or approval. The Board, however, believes that Quaker’s shareholders should be given an opportunity to express their views on the selection. While the Board is not bound by a vote against ratifying PricewaterhouseCoopers LLP, the Board may take a vote against PricewaterhouseCoopers LLP into consideration in future years when selecting our independent registered public accounting firm. PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements since 1968.

We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting and, if present, we will give them the opportunity to make a statement if they desire to do so. We also anticipate that the representatives will be available to respond to appropriate questions from shareholders.

Audit Fees

Audit fees charged to us by PricewaterhouseCoopers LLP for audit services rendered during the years ended December 31, 2009 and 2010 for the integrated audit of our financial statements and our internal controls over financial reporting included in our Annual Report on Form 10-K, the review of the financial statements included in our quarterly reports on Form 10-Q, and foreign statutory audit requirements totaled $1,238,000 and $1,209,000, respectively.

Audit-Related Fees

Audit-related fees charged to us by PricewaterhouseCoopers LLP for audit-related services rendered, primarily related to foreign statutory audit-related assistance, certifications and other audit-related services, during the years ended December 31, 2009 and 2010, totaled $21,000 and $22,000, respectively.

Tax Fees

Tax fees charged to us by PricewaterhouseCoopers LLP for tax services rendered, primarily related to tax compliance, during the years ended December 31, 2009 and 2010, totaled $117,000 and $167,000, respectively.

All Other Fees

There were no other fees charged to us by PricewaterhouseCoopers LLP for any other products or services provided during the years ended December 31, 2009 and 2010.

Pre-Approval Policy

The Audit Committee has adopted a policy governing the pre-approval of services provided by Quaker’s independent registered public accounting firm. The policy expressly prohibits non-audit services for which engagement is not permitted by applicable law and regulations, including internal audit outsourcing and “expert services.” A list of prohibited and permitted services is set forth in the policy. Permitted services under the policy include audit and audit-related services, internal control-related consulting, tax-related services and consulting services not related to information systems design and implementation. Audit and audit-related services include, among other things, services related to securities filings, accounting and financial reporting consultations, statutory audits, acquisition and divestiture-related due diligence and benefit plan audits. Internal control-related consulting is limited to assessing and recommending improvements to Quaker’s internal control structure, procedures or policies. Tax-related services are limited to tax compliance and planning. All services provided by Quaker’s independent registered public accounting firm must be pre-approved by the Audit Committee though the committee’s authority may be delegated to one or more of its members.

All of the fees paid to PricewaterhouseCoopers LLP during the years ended December 31, 2009 and 2010, were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Report of the Audit Committee

The Audit Committee of Quaker’s Board of Directors oversees Quaker’s financial reporting process on behalf of the Board of Directors and acts pursuant to the Audit Committee Charter, which is available at http://www.quakerchem.com by accessing the Investors/Corporate Governance section of our Web site. Our Board has appointed to this Audit Committee four members, each of whom the Board of Directors has affirmatively determined qualifies as an “independent” director under the current listing standards of the New York Stock Exchange and Quaker’s Corporate Governance Guidelines.

As stated in our charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare Quaker’s financial statements or plan or conduct audits to determine that Quaker’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or that Quaker’s internal controls over financial reporting are adequate. Financial management (including the internal auditing function) of Quaker is responsible for preparing the financial statements and maintaining internal controls and the independent registered public accounting firm is responsible for the audit of the annual financial statements and the internal controls and rendering an opinion as to the foregoing. In carrying out our oversight responsibilities, the Audit Committee is not providing any special assurance as to Quaker’s financial statements or internal controls or any professional certification as to the outside auditor’s work.

This Audit Committee reviewed and discussed with management Quaker’s audited financial statements for the year ended December 31, 2010. This Audit Committee has also discussed with PricewaterhouseCoopers LLP, Quaker’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended by AICPA Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of Quaker’s financial statements. This Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with this Audit Committee concerning its independence from Quaker and its related entities, and has discussed with PricewaterhouseCoopers LLP its independence from Quaker and its related entities.

Based on the review and discussions referred to above, this Audit Committee recommended to Quaker’s Board of Directors that Quaker’s audited financial statements be included in Quaker’s Annual Report on Form 10-K for the year ended December 31, 2010.

Audit Committee

William R. Cook, Chairman

Joseph B. Anderson, Jr.

Donald R. Caldwell

Jeffry D. Frisby

General

Availability of Form 10-K and Annual Report to Shareholders

Rules of the SEC require us to provide our annual report to shareholders for fiscal year 2010, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, to each shareholder who receives this proxy statement. We will also provide copies of the same material to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, including our Annual Report on Form 10-K are available without charge to shareholders upon written request to: Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary.

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement, a shareholder proposal must be in writing and received by us no later than December 7, 2011. If a shareholder proposal to be considered at next year’s meeting, but not included in the proxy statement, is not received by us on or before February 20, 2012, the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. All proposals should be submitted in writing to: Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: General Counsel.

A proxy form is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

By Order of the Board of Directors,

D. Jeffry Benoliel

Vice President – Global Strategy,

General Counsel and Corporate Secretary

Conshohocken, Pennsylvania

March 31, 2011

APPENDIX A

SHAREHOLDER VOTING ADMINISTRATIVE PROCEDURES

Voting Rights

At the Annual Meeting of Shareholders held May 6, 1987, shareholders approved an amendment to the Articles of Incorporation, pursuant to which the holders of the Company’s $1.00 par value Common Stock on May 7, 1987 (the “Effective Date”) became entitled to 10 votes per share of Common Stock with respect to such shares, and any shares of Common Stock acquired after the Effective Date, subject to certain exceptions, shall only be entitled to one vote per share until such shares have been owned beneficially for a period of at least 36 consecutive calendar months, dating from the first day of the first full calendar month on or after the date the holder acquires beneficial ownership of such shares (the “Holding Period”). Each change in beneficial ownership with respect to a particular share will begin a new “1 vote” Holding Period for such share. A change in beneficial ownership will occur whenever any change occurs in the person or group of persons having or sharing the voting and/or investment power with respect to such shares within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934. Under the amendment, a share of Common Stock held of record on a record date shall be presumed to be owned beneficially by the record holder and for the period shown by the shareholder records of the Company. A share of Common Stock held of record in “street” or “nominee” name by a broker, clearing agency, voting trustee, bank, trust company, or other nominee shall be presumed to have been held for a period of less than the required 36-month Holding Period. Shareholders desiring to rebut this presumption will be asked to complete and execute an affidavit which is available from the Company upon request. Evidence, in the form of a trade confirmation or account statement indicating ownership through the required Holding Period, is also required. Nevertheless, the Company, at its sole discretion, will determine the adequacy of the evidence presented. The amendment also provides that no change in beneficial ownership will be deemed to have occurred solely as a result of any of the following:

(1)	a transfer by any gift, devise, bequest, or otherwise through the laws of inheritance or descent;

(2)	a transfer by a trustee to a trust beneficiary under the terms of the trust;

(3)	the appointment of a successor trustee, guardian, or custodian with respect to a share; or

(4)	a transfer of record or a transfer of a beneficial interest in a share where the circumstances surrounding such transfer clearly demonstrate that no material change in beneficial ownership has occurred.

Maintaining Records

The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, LLC, maintains the Company’s register of shareholders. A single register is maintained, but individual holdings are coded to indicate automatically the number of votes that each shareholder is entitled to cast. Internal mechanisms automatically convert the voting rights by a 10-to-1 ratio for those shareholders who have held their shares for the required Holding Period. Additionally, the register can be adjusted manually, in order to respond to shareholders whose shares were held in “street” or “nominee” name if shares acquired were held by the same party for the required Holding Period.

Proxy Administration

As indicated above, record ownership proxy administration is relatively simple. The transfer agent will mail proxy cards to all shareholders, and each proxy card will reflect the number of votes that the shareholder is entitled to cast, not the number of shares held. If shareholders have deposited shares with brokers, clearing agencies, voting trusts, banks, and other nominees, such shareholders will normally be entitled to one vote per share. If they can provide evidence that they have held their shares for the Holding Period, they can increase the number of votes that may be cast to 10 votes per share by completing and executing an affidavit which is

A-1

available from the Company upon request. Equally, if a shareholder believes that he or she is entitled to 10 votes per share by virtue of falling within one of the exceptions set forth above, that can be accomplished through proper notification to the Company as indicated above. Acceptable substantiation will in most cases be a letter from the shareholder explaining the circumstances and stating why he or she feels that the common shares held by such shareholder are entitled to 10 votes per share, either because the shares have been held for the required Holding Period or because the shareholder falls within one of the exceptions set forth above. The Company reserves the right to change what it deems to be acceptable substantiation at any time if it appears from experience that the present definition is inadequate or is being abused, and further reserves the right at any time to require that a particular shareholder provide additional evidence that one of the exceptions is applicable.

Where evidence is presented that is satisfactory, the shareholder records will be manually adjusted as appropriate. The shareholder submitting the evidence will be advised as to any action taken or not taken, which will be posted by ordinary mail to the shareholder’s registered address or, if available, communicated through electronic means to the shareholder.

Special proxy cards are not used, and no special or unusual procedures are required in order properly to execute and deliver the proxy card for tabulation by the transfer agent.

Summary

The procedures set forth above have been reviewed with representatives of various brokers and banks, as well as counsel to the Company. Those representatives have made helpful and valuable suggestions, which have been incorporated in the procedures.

The Company is confident that these procedures are efficient in addressing the complications of multi-vote casting and tabulating, but the Company is prepared to revise them if experience dictates the need for revision.

If a shareholder has questions concerning the Shareholder Voting Administrative Procedures or would like to present evidence of ownership through the required 36-month Holding Period, please contact Irene M. Kisleiko, the Company’s Assistant Secretary, at (610) 832-4119.

A-2

APPENDIX B

QUAKER CHEMICAL CORPORATION

GLOBAL ANNUAL INCENTIVE PLAN

(As Amended and Restated Effective May 11, 2011)

WHEREAS, Quaker Chemical Corporation (the “Company”) established the Quaker Chemical Corporation 2001 Global Annual Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to amend and restate the Plan to (1) incorporate Amendment No. 1 to the 2006 amendment and restatement, (2) change the name of the Plan to eliminate reference to 2001, (3) clarify the business criteria for measuring performance, (4) provide that bonuses are subject to any recoupment (or clawback) policy established by the Company, and (5) make certain other changes;

NOW, THEREFORE, the Plan is amended and restated, effective as of May 11, 2011, as follows:

PURPOSE AND APPLICATION

The Plan is designed to reward certain employees of the Company for achieving performance objectives that are important to the Company and its shareholders. The Plan is intended to provide an incentive for superior work and to motivate participating employees toward even higher achievement and business results, to increase shareholder value, to tie their goals and interests to those of the Company and its shareholders, and to enable the Company to attract and retain highly qualified executive officers. The Plan is also intended to secure the full deductibility under the provisions of Section 162(m) of the Code of the bonus compensation paid under the Plan to Covered Employees.

The Plan, as amended and restated effective May 11, 2011, shall apply to any bonus compensation payable with respect to Performance Periods beginning on or after May 11, 2011.

    ARTICLE I—DEFINITIONS

The following terms, when used herein, shall have the following meanings unless otherwise required by the context:

1.1 “Annual Base Salary” shall mean the salary of a Participant determined on an annualized basis by reference to the base rate of pay in effect for such Participant.

1.2 “Board” shall mean the Board of Directors of the Company.

1.3 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4 “Committee” shall mean the Compensation/Management Development Committee of the Board and such other committee or committees as may be designated to act as the administrative committee under the Plan by the Board, at its discretion, from time to time. Where more than one committee has been designated for these purposes, each such committee shall act as the Committee under the Plan with respect to different Participants or groups of Participants (which may be designated individually or by classification) as established at the time any such committee is established.

1.5 “Common Stock” shall mean shares of the Company’s common stock, $1.00 par value.

1.6 “Company” shall mean Quaker Chemical Corporation, or any successor by merger, purchase or otherwise, and, as appropriate, with respect to eligibility to participate in the Plan, the majority-owned subsidiaries of Quaker Chemical Corporation.

1.7 “Covered Employee” shall mean the chief executive officer (or the individual acting in such a capacity) of the Company and any other officer of the Company whose total compensation is required to be reported to shareholders under the Exchange Act by reason of his or her being among the three highest compensated officers (other than the chief executive officer or the chief financial officer) for a taxable year, as determined in accordance with Section 162(m) of the Code. The provisions of the Plan that specifically apply only to Covered Employees shall apply to a Participant if he or she is reasonably expected to be a Covered Employee with respect to the taxable year in which the Performance Period begins, or the taxable year in which the bonus is to be paid.

1.8 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.9 “Participant” shall mean, with respect to a Performance Period, an employee of the Company who has been designated by the Committee as a Participant in the Plan for such Performance Period.

1.10 “Performance Goal” shall mean, with respect to a Performance Period, an objective performance goal established by the Committee, consistent with the express terms of the Plan, which must be met in order for a bonus to be payable to a Participant with respect to such Performance Period, except as provided in Section 5.4.

1.11 “Performance Period” shall mean the Plan Year or such other period or periods as may be established as a Performance Period by the Committee from time to time. Nothing herein shall prohibit the creation of multiple Performance Periods which may overlap with other Performance Periods established under the Plan.

1.12 “Plan” shall mean the Quaker Chemical Corporation Global Annual Incentive Plan, as amended and restated effective May 11, 2011, and as may be amended from time to time.

1.13 “Plan Year” shall mean the calendar year.

1.14 “Short-Term Deferral Date” shall mean, with respect to bonus compensation payable for a Performance Period, a date within the 2 1/2 month period immediately following the last day of such Performance Period; provided that such period (measured from the last day of the period) shall be less than 2 1/2 months to the extent necessary to cause such period to be within one calendar year. A Participant shall have no right to interest as a result of payment on a date after the first day of such period. Notwithstanding the foregoing, for purposes of determining the date the bonus award “would otherwise be payable” under Section 5.1 and the “payment date” under Section 4.1(c), the date the bonus award is actually paid to similarly situated Participants with respect to the Performance Period shall be determinative, and not the Short-Term Deferral Date.

    ARTICLE II—ELIGIBILITY AND PARTICIPATION

2.1 Designation of Participants. Those employees of the Company who are designated as Participants in the Plan by the Committee shall be eligible to participate in the Plan. Prior to or at the time Performance Goals are established for a specified Performance Period, the Committee shall identify the employees of the Company (by name, title, salary grade or similar classification) who are to be Participants in the Plan with respect to such Performance Period.

2.2 Considerations. In making its determination as to eligibility for participation in the Plan, the Committee shall take into account an employee’s position in the Company and the extent to which the employee’s position affords him or her the opportunity to have a significant impact on the attainment of the Company’s objectives.

    ARTICLE III—PERFORMANCE GOALS

3.1 Establishment of Performance Goals. Prior to or within the first ninety (90) days of a Performance Period, the Committee shall establish in writing with respect to such Performance Period, one or more objective Performance Goals, stated in terms of an objective formula or formulas or such other appropriate method, for computing the amount of bonus compensation which may be payable to each Participant if the specified Performance Goals or levels thereof are attained.

(a) Notwithstanding the foregoing sentence, the Performance Goals for any Performance Period may not be established after 25% of the period of service represented by the Performance Period has elapsed, and the outcome must be substantially uncertain when the Performance Goals are established.

(b) Subject to the specific limitations set forth in the Plan, nothing herein shall limit the authority of the Committee to establish more than one Performance Goal and more than one formula with respect to bonus compensation of a Participant, nor limit a Participant’s ability to receive more than one bonus payment with respect to a single Performance Period.

3.2 Business Criteria, Adjustments and Measurement. Performance Goals shall be based upon one or more of the following business criteria (which may be determined for these purposes by reference to (i) the Company as a whole, (ii) any of the Company’s subsidiaries, operating divisions, regional business units or other operating units, or (iii) any combination thereof): profit before taxes, profit after taxes, stock price, market share, gross revenue, net revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variations of the preceding business criteria, which may be modified at the discretion of the Committee to take into account significant nonrecurring items or which may be adjusted to reflect such costs or expense as the Committee deems appropriate; provided, however, that any such modification or adjustment with respect to a Covered Employee shall be established not later than the end of the period in which the Performance Goals for the Performance Period must be established.

(a) Performance Goals may also be based upon a Participant’s attainment of personal objectives with respect to any of the foregoing business criteria or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility; provided, however, that with respect to a Covered Employee, such personal objectives shall be objective performance goals within the meaning of Section 162(m) of the Code.

(b) With respect to Covered Employees, measurements of actual performance against the Performance Goals established by the Committee shall be objectively determinable and shall, to the extent applicable, be determined according to generally accepted accounting principles as in existence on the date on which the Performance Goals are established and without regard to any changes in such principles after such date, except where the Committee has specified otherwise not later than the end of the period in which the Performance Goals for the Performance Period must be established. The Committee may provide for appropriate adjustments to any business criteria used in connection with measuring attainment of Performance Goals to take into account fluctuations in exchange rates, where relevant.

3.3 Changes In Eligibility During the Performance Period. The Committee may, but is not required to, establish special rules for any employee who first becomes a Participant during a Performance Period, or whose level of participation the Committee determines should be changed during a Performance Period, but only to the extent that such special rules do not cause any Covered Employee’s bonus award to cease to qualify as “performance-based compensation” as that term is used for purposes of Code Section 162(m) and Treasury Regulations promulgated thereunder.

    ARTICLE IV—DETERMINATION OF BONUS AWARDS AND LIMITATIONS

4.1 Determination of Bonus Payment. As soon as practicable following the end of a Performance Period, the Committee shall determine whether and to what extent the Performance Goal or Performance Goals established for a Participant for such Performance Period have been achieved, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award, and shall certify such determination in writing, which certification may take the form of minutes of the Committee documenting such determination.

(a) The Committee shall then calculate the amount of each Participant’s bonus or bonuses for such Performance Period based upon the levels of achievement of the relevant Performance Goals and the formula(s) established for such purposes with respect to such Performance Period, subject to the limitations set forth in this Article IV and the employment and proration rules set forth in Article V.

(b) The Committee shall have no discretion to increase the amount of any Participant’s bonus payable under the Plan if the Participant is a Covered Employee, but may, notwithstanding anything contained herein to the contrary, reduce the amount of or totally eliminate any Participant’s bonus, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the Participant’s individual performance or to take into account any other factors the Committee deems appropriate.

(c) At any time before a bonus is payable under the Plan, the Committee in its sole discretion shall determine whether the medium of payment shall be cash and/or Common Stock. To the extent an objective formula established under Section 3.1 for a Participant for a Performance Period is stated in terms of a medium other than the final medium of payment determined by the Committee under this subsection (c), conversion to the final medium of payment shall be determined by the last sale price for a share of Common Stock as quoted on the New York Stock Exchange for the payment date (or the trading day immediately preceding the payment date if the payment date is not a trading day).

4.2 Limitations. No Participant shall be entitled to receive a bonus or bonuses in excess of the following limitations:

(a) For bonuses paid in cash, the maximum bonus payable with respect to all Performance Periods ending in any one Plan Year shall not exceed three hundred percent (300%) of such Participant’s Annual Base Salary in effect as of September 30th during such Plan Year.

(b) For bonuses payable in the form of a transfer of shares of Common Stock, the maximum bonus payable with respect to all Performance Periods ending in any one Plan Year shall not exceed one hundred thousand (100,000) shares.

(c) Special rules for application of the limitations on bonus payments:

(i) A Participant’s Annual Base Salary shall be deemed for these purposes to be the lesser of his or her actual Annual Base Salary or $1,000,000.

(ii) The limitation on cash bonuses and on bonuses in the form of transfers of Common Stock shall be applied separately to the cash and stock components of any bonus or bonuses paid to a Participant.

4.3 Common Stock Available. Shares of Common Stock transferable under the Plan shall be shares of authorized, but not issued Common Stock or Common Stock held in treasury. The maximum number of shares of Common Stock which may be issued under the Plan shall not exceed five hundred thousand (500,000) shares.

(a) Bonuses payable in the form of a transfer of shares may be evidenced by written grant documents in such form as the Committee shall from time to time approve, and shall set forth such terms and conditions as the Committee shall, from time to time, at its discretion, impose on such transferred shares; provided, however, that any such terms and conditions may not be inconsistent with any specific terms of the Plan.

(b) In the event of changes to the outstanding shares of Common Stock of the Company through reorganization, merger, consolidation, recapitalization, reclassification, stock splits, stock dividend, spin-off, stock consolidation or otherwise, or in the event of a sale of all or substantially all of the assets of the Company, an appropriate and proportionate adjustment shall be made in (i) the number and kind of shares available for use under the Plan, (ii) the annual limitations on awards of Common Stock, and (iii) the number and kind of shares of Common Stock payable under the formula(s), if any, for the Performance Period in which such event occurs. Adjustments or changes under this Section shall be made by the Committee, whose determination as to what adjustments or changes shall be made, and the extent thereof, shall be final, binding, and conclusive.

    ARTICLE V—PAYMENT OF AWARDS

5.1 Employment Requirement. No bonus shall be payable under the Plan to any Participant who is not employed by the Company (or an affiliate of the Company) on the date such bonus would otherwise be payable unless:

(a) The Participant’s employment terminates prior to such date, but after one-half of the Performance Period has elapsed, on account of his or her death, disability (as determined by the Committee, in its sole discretion), retirement from the Company on or after attainment of his or her “normal retirement age” or “early retirement age” as such terms are defined in the Quaker Chemical Corporation Pension Plan, or under such other circumstances as the Committee shall, in its sole discretion, determine;

(b) An amount is payable pursuant to Section 5.4; or

(c) The Committee, in its sole discretion, specifically provides for payment of the Participant’s bonus award if the Participant’s employment terminates after the end of the Performance Period but before the date of payment.

If a Participant’s employment terminates prior to the date a bonus award would otherwise be payable under any circumstances other than those described above, no bonus award shall be payable to such Participant.

5.2 Proration of Bonus.

(a) If a Participant is on a leave of absence during a Performance Period, any bonus award payable shall be prorated based on active service during the Performance Period, except as provided in Section 5.4.

(b) If a Participant’s employment terminates under the circumstances set forth in Section 5.1(a), any bonus award payable will be prorated based on active service during the Performance Period, except as provided in Section 5.4.

5.3 Payment Date. After the Committee has certified in writing that the relevant Performance Goals have been achieved, bonus awards shall be paid by the Company on the Short-Term Deferral Date, to the Participant or to his or her estate in the event of death.

5.4 Change in Control. Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control (as defined in the Quaker Chemical Corporation 2011 Long-Term Performance Incentive Plan), each Participant who is employed by the Company on the day before such Change in Control shall be paid (a) any bonus with respect to any Performance Period ending prior to such Change in Control (based on achievement during such Period) that has not been paid to the Participant, such payment to be made on the Short-Term Deferral Date for such Performance Period, and (b) with respect to the Performance Period in which such Change in Control occurs, the amount of the bonus that would have been payable had the target level of performance been achieved for such Performance Period, such payment to be made on the Short-Term Deferral Date for such Performance Period.

5.5 Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if a Participant is a specified employee (as defined in Treas. Reg. §1.409A-1(i)), any payment or benefit under this Plan that constitutes deferred compensation subject to Section 409A of the Code and for which the payment event is separation from service (as defined in Treas. Reg. §1.409A-1(h)) shall not be made or provided to the Participant before the date that is six months after the date of the Participant’s separation from service. Any payment or benefit that is delayed pursuant to this Section 5.5 shall be made or provided on the first business day of the seventh month following the month in which the Participant’s separation from service occurs. With respect to any cash payment delayed pursuant to this Section 5.5, the delayed payment shall include interest, at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of the Participant’s separation from service (or the previous business day if such date is not a business day), for the period from the date the payment would have been made but for this Section 5.5 through the date payment is made. The provisions of this Section 5.5 shall apply only to the extent required to avoid a Participant’s incurrence of any additional tax or interest under Section 409A of the Code. To the extent any payment or benefit under the Plan constitutes deferred compensation subject to Section 409A of the Code, this Plan is intended to comply with Section 409A of the Code and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Section 409A of the Code.

    ARTICLE VI—OTHER TERMS AND CONDITIONS

6.1 Shareholder Approval. No bonus awards shall be paid under the Plan with respect to Performance Periods beginning on and after the first meeting of the Company’s shareholders in 2011 unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of the Plan, including the business criteria described in Section 3.2, are disclosed to and approved by the Company’s shareholders by a majority of votes cast in a separate vote, either in person or by proxy, including abstentions to the extent abstentions are counted as voting under applicable state law.

6.2 Nontransferability; Unfunded Plan. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.

6.3 Rights. No person shall have any legal claim to be granted an award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to maintain any Participant’s compensation at any level.

6.4 Withholding. The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries, or take any other actions it deems necessary or appropriate in connection with any applicable withholding requirements.

6.5 Common Stock. No Common Stock will be delivered under the Plan except in compliance with all applicable Federal and state laws and regulations including, without limitation, compliance with all Federal and state securities laws and with the rules of the New York Stock Exchange and of all domestic stock exchanges on which the Common Stock may be listed. Any certificate issued to evidence shares of Common Stock awarded pursuant to the Plan may bear legends and statements the Committee shall deem advisable to assure compliance with Federal and state laws and regulations. No shares of Common Stock shall be delivered under the Plan until the Company has obtained consent or approval from regulatory bodies, Federal or state, having jurisdiction over such matters as the Committee may deem advisable. In the case of a person or estate acquiring the right to an award of Common Stock made pursuant to the Plan as a result of the death of the Participant, the Committee may require reasonable evidence as to the ownership of the Common Stock and may require consents and releases of taxing authorities that it may deem advisable.

6.6 Recoupment Policy. A Participant’s right to receive payment of a bonus under the Plan, to retain the bonus and, in the case of a non-cash bonus, to retain the profit or gain the Participant realized in connection with such a bonus shall be subject to any recoupment or “clawback” policy adopted by the Company.

    ARTICLE VII—ADMINISTRATION

7.1 The Committee. Until changed by the Board, the Compensation/Management Development Committee of the Board shall constitute the Committee hereunder. All actions taken under the terms of the Plan with respect to any employee who is a Covered Employee or who is subject to the reporting requirements of Section 16(a) of the Exchange Act shall be taken by a Committee consisting solely of two or more members of the Board who qualify both as “outside directors” (as that term is used for purposes of Section 162(m) of the Code), and as “non-employee directors” (as that term is used for purposes of Section 16 of the Exchange Act).

7.2 Committee’s Authority. The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines, and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

7.3 Delegation of Authority. Except with respect to matters which under Section 162(m)(4)(C) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.

7.4 Reliance. The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants, and other professional or expert persons.

7.5 Liability; Indemnification. No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person’s own fraud or bad faith.

7.6 Governing Law. The place of administration of the Plan shall be in the Commonwealth of Pennsylvania, and the validity, construction, interpretation, administration, and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania (without reference to principles of conflicts of laws) to the extent Federal law is not applicable.

    ARTICLE VIII—TERM OF PLAN, AMENDMENT AND TERMINATION

8.1 Further Shareholder Approval. The Plan shall terminate as of the date of the first meeting of the shareholders of the Company that occurs in 2016, unless the material terms of the Plan are disclosed to and approved by shareholders on or before the date of such shareholders meeting. Any such termination shall have no effect on Performance Periods beginning before the date of the first meeting of the shareholders of the Company that occurs in 2016.

8.2 Amendment, Suspension and Termination. The Plan may be suspended, terminated, or reinstated, in whole or in part, at any time by the Board. The Board may from time to time make such amendments to the Plan as it may deem advisable, including any amendments deemed necessary or desirable to comply with the provisions of Code Section 162(m) relating to “performance-based compensation.” Notwithstanding the foregoing, no amendment to the Plan shall be made without the approval of the Company’s shareholders, which:

(a) Increases the maximum cash or stock award permitted under the Plan;

(b) Extends the term of the Plan;

(c) Materially modifies the requirements as to eligibility for participation in the Plan;

(d) Changes the business criteria which may be used in establishing Performance Goals;

(e) Otherwise modifies the Plan in a manner that would cause the Plan to fail to meet the requirements under Section 162(m) of the Code applicable to payments of “performance-based compensation” with respect to Covered Employees; or

(f) Requires shareholder approval under the rules of the exchange or market on which Common Stock is listed or traded.

8.3 Effect of Termination/Amendment. Termination or amendment of the Plan shall not, without the consent of the Participant, diminish a Participant’s rights with respect to any bonus program in effect with respect to the Performance Period in which such amendment or termination occurs except to the extent that such amendment or termination is determined by the Committee to be necessary or appropriate (a) in connection with maintaining the qualification of bonuses under the Plan as “performance-based compensation” for purposes of Code Section 162(m), or (b) to avoid additional tax under Section 409A(a)(1)(B) of the Code.

APPENDIX C

QUAKER CHEMICAL CORPORATION

2011 LONG-TERM PERFORMANCE INCENTIVE PLAN

1.	PURPOSE OF THE PLAN

This 2011 Long-Term Performance Incentive Plan (the “Plan”) is being established to (a) provide incentives and awards to nonemployee directors, consultants and those employees largely responsible for the long-term success of Quaker Chemical Corporation (the “Company”) and its 50% or more owned subsidiaries, (b) enable the Company to attract and retain executives, nonemployee directors and consultants in the future, and (c) encourage employees, nonemployee directors and consultants to acquire a proprietary interest in the performance of the Company by purchasing and owning shares of the Company’s Common Stock.

The adoption of the Plan is subject to the approval of the Plan by the Company’s shareholders and shall not become effective until so approved. The Plan is intended to replace the Company’s 2006 Long-Term Performance Incentive Plan (the “2006 Plan”). If the Plan is approved by the Company’s shareholders, no further awards shall be granted under the 2006 Plan. If the Plan is not so approved by the Company’s shareholders, the Plan shall be null and void, and the 2006 Plan shall continue in effect without change, provided that no performance awards shall be granted under the 2006 Plan with respect to performance periods beginning after the first shareholders meeting in 2011.

2.	GENERAL PROVISIONS

2.1 Definitions. As used in the Plan, the following terms shall have the following meanings unless otherwise required by the context:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Award” means an Equity Award granted to a Nonemployee Director or Consultant, or an Equity Award or Performance Incentive Unit granted to an Employee.

(c) “Board of Directors” means the Board of Directors of the Company.

(d) “Change in Control” means, except as provided in Section 10.3, the date on which:

(i) any person (a “Person”), as such term is used in Sections 13(d) and 14(d) of the Act (other than (A) the Company and/or its wholly owned subsidiaries; (B) any “employee stock ownership plan” (as that term is defined in Code Section 4975(e)(7)) or other employee benefit plan of the Company and any trustee or other fiduciary in such capacity holding securities under such plan; (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (D) any other Person who, within the one year prior to the event which would otherwise be a Change in Control, is an executive officer of the Company or any group of Persons of which he or she voluntarily is a part), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities or such lesser percentage of voting power, but not less than 15%, as determined by the members of the Board of Directors of the Company who are independent directors (as defined in the New York Stock Exchange, Inc. Listed Company Manual); provided, however, that a Change in Control shall not be deemed to have occurred under the provisions of this subsection (i) by reason of the beneficial ownership of voting securities by members of the Benoliel Family (as defined below) unless and until the beneficial ownership of all members of the Benoliel Family (including any other individuals or entities who or which, together with any member or members of the Benoliel Family, are deemed under Sections 13(d) or 14(d) of the Act to constitute a single Person) exceeds 50% of the combined voting power of the Company’s then outstanding securities;

(ii) during any two-year period after the effective date of the Plan, Directors of the Company in office at the beginning of such period plus any new Director (other than a Director designated by a Person who has entered into an agreement with the Company to effect a transaction within the purview of subsections (i) or (iii) hereof) whose election by the Board of Directors or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute at least a majority of the Board of Directors;

(iii) the consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s Common Stock would be converted into cash, securities, and/or other property, other than a merger of the Company in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of voting securities of the surviving corporation immediately after the merger as they had in the Common Stock immediately before; or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or

(iv) the Company’s shareholders or the Company’s Board of Directors shall approve the liquidation or dissolution of the Company.

As used in this subsection, “members of the Benoliel Family” shall mean Peter A. Benoliel, his wife and children and their respective spouses and children, and all trusts created by or for the benefit of any of them.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means (i) the Compensation/Management Development Committee of the Board of Directors, (ii) such other committee of the Board of Directors that consists solely of two (2) or more members of the Board of Directors, each of whom qualifies both as an “outside director” (as that term is used for purposes of Code Section 162(m)) and as a “non-employee director” (as that term is used for purposes of Rule 16b-3 under the Act) with respect to the Plan, or (iii) such other committee as the Compensation/Management Development Committee or the Board of Directors, in its discretion, shall establish that consists of one or more members of the Board of Directors (such as the Chairman of the Board) for the purpose of granting Equity Awards to Employees who are not Covered Employees and who are not subject to Section 16(b) of the Act.

(g) “Common Stock” means the Common Stock, par value $1.00 per share, of the Company.

(h) “Consultant” shall mean an individual who is not an Employee or a Nonemployee Director and who has entered into a consulting arrangement with the Company to provide bona fide services that (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities.

(i) “Covered Employee” means each person who is either the chief executive officer of the Company or whose total compensation is required to be reported to shareholders of the Company under the Act by reason of being among the three highest compensated officers (other than the chief executive officer or the chief financial officer) of the Company. The intent of this definition is to identify those persons who are “covered employees” for purposes of the applicable provisions of Code Section 162(m) and this definition is to be interpreted consistent with this intent. The provisions of the Plan that specifically apply only to Covered Employees shall apply to a Participant if he or she is reasonably expected to be a Covered Employee with respect to the taxable year in which the Performance Period begins, or the taxable year in which the Performance Award is to be paid.

(j) “Employee” means an individual who is employed by the Company or a Subsidiary.

(k) “Equity Award” means a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Stock Grant made under the Plan.

(l) “Fair Market Value” means, with respect to the applicable date, the last sale price for a share of Common Stock as quoted on the New York Stock Exchange for that date or, if not reported on the New York Stock Exchange for that date, as quoted on the principal exchange on which the Common Stock is listed or traded; provided, however, if no such sales are made on such date, then on the next preceding date on which there are such sales. If for any day the Fair Market Value of a share of Common Stock is not determinable by any of the foregoing means, then the Fair Market Value for such day shall be determined in good faith by the Committee under a method that complies with Code Sections 422 and 409A and that is adopted by the Committee.

(m) “Incentive Stock Option” means an option granted under the Plan which is intended to qualify as an incentive stock option under Code Section 422.

(n) “Nonemployee Director” means a director of the Company who is not an Employee.

(o) “Non-Qualified Stock Option” means an option granted under the Plan which is not an Incentive Stock Option.

(p) “Participant” means an Employee, Nonemployee Director or Consultant to whom an Award has been granted under the Plan.

(q) “Performance Award” means Performance Stock, Performance Stock Units and Performance Incentive Units.

(r) “Performance Incentive Unit” means a unit granted pursuant to Article 8.

(s) “Performance Period” means a period of one or more consecutive calendar years or other periods as determined by the Committee. Nothing herein shall prohibit the creation of multiple Performance Periods which may overlap with other Performance Periods established under the Plan. In no event, however, shall a Performance Period begin on or after the first shareholder meeting that occurs in 2016 unless shareholder approval is obtained as required under Code Section 162(m).

(t) “Performance Program Target” means a performance program target fixed by the Committee for a particular Performance Period as provided in Article 9.

(u) “Performance Stock” means a type of Restricted Stock, where the lapse of restrictions is based on achievement of one or more Performance Program Targets.

(v) “Performance Stock Unit” means a type of Restricted Stock Unit, the vesting of which is based on achievement of one or more Performance Program Targets.

(w) “Restricted Stock” means Common Stock subject to restrictions determined by the Committee and granted pursuant to Article 6.

(x) “Restricted Stock Unit” means a unit granted pursuant to Article 7.

(y) “Short-Term Deferral Date” means (i) with respect to a Performance Stock Unit or Performance Incentive Unit, a date within the 2 1/2 month period immediately following the last day of the Performance Period for which such Award was made; provided that such period (measured from the last day of the period) shall be less than 2 1/2 months to the extent necessary to cause such period to be within one calendar year, and (ii) with respect to a Restricted Stock Unit that is not a Performance Stock Unit, a date within the 2 1/2 month period immediately following the last day of the calendar year in which the Unit is no longer subject to a substantial risk of forfeiture. A Participant shall have no right to interest as a result of payment on a date after the first day of such period. Notwithstanding the foregoing, for purposes of determining the date payment “would otherwise be made” with respect to a Performance Incentive Unit under Sections 8.3 and 9.4, the date payment is actually made to similarly situated Participants with respect to the Performance Period shall be determinative, and not the Short-Term Deferral Date.

(z) “Stock Appreciation Right” means a right granted pursuant to Article 4.

(aa) “Stock Grant” means a grant of unrestricted shares of Common Stock pursuant to Article 5.

(bb) “Stock Option” means an Incentive Stock Option or Non-Qualified Stock Option granted pursuant to Article 3.

(cc) “Subsidiary” means any corporation or other entity, the equity of which is 50% or more owned, directly or indirectly, by the Company.

(dd) “Termination of Service” shall mean (i) with respect to an Award granted to an Employee, the termination of the employment relationship between the Employee and the Company and all Subsidiaries; (ii) with respect to an Equity Award granted to a Nonemployee Director, the cessation of the provision of services as a director of the Company; and (iii) with respect to an Equity Award granted to a Consultant, the termination of the consulting arrangement between the Consultant and the Company; provided, however, that if a Participant’s status changes from Employee, Nonemployee Director or Consultant to any other status eligible to receive an Award under the Plan, the Committee may provide that no Termination of Service occurs for purposes of the Plan until the Participant’s new status with the Company and all Subsidiaries terminates. For purposes of this paragraph, if a Participant is an Employee of a Subsidiary and not the Company, the Participant shall incur a Termination of Service when such corporation or other entity ceases to be a Subsidiary, unless the Committee determines otherwise.

(ee) “Total Disability” shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Such determination shall be made by a physician selected by the Committee and reasonably acceptable to the Participant or the Participant’s legal representative.

2.2 Administration of the Plan.

(a) The Plan shall be administered by the Committee, which shall have the full power, subject to and within the limits of the Plan, to interpret and administer the Plan and Awards granted under it, make and interpret rules and regulations for the administration of the Plan, and make changes in and revoke such rules and regulations. The Committee also shall have the authority to adopt modifications, amendments, procedures, sub-plans and the like, which may be inconsistent with the provisions of the Plan, as are necessary to comply with the laws and regulations of other countries in which the Company or a Subsidiary operates in order to assure the viability of Awards granted under the Plan to individuals in such other countries. The Committee, in the exercise of these powers, shall (i) generally determine all questions of policy and expediency that may arise and may correct any defect, omission, or inconsistency in the Plan or any agreement evidencing the grant of an Award in a manner and to the extent it shall deem necessary to make the Plan fully effective; (ii) determine those Employees, Nonemployee Directors and Consultants to whom Awards shall be granted, the type of Award to be granted and the number of Awards to be granted, consistent with the provisions of the Plan; (iii) determine the terms of Awards granted consistent with the provisions of the Plan; and (iv) generally, exercise such powers and perform such acts in connection with the Plan as are deemed necessary or expedient to promote the best interests of the Company.

(b) The Board of Directors may, at its discretion, select one or more of its members who are eligible to be members of the Committee as alternate members of the Committee who may take the place of any absent member or members of the Committee at any meeting of the Committee. The Committee may act only by a majority vote of its members then in office; the Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

2.3 Effective Date. The Plan shall be effective as of March 2, 2011, provided that the Plan is approved and ratified by the Company’s shareholders at the Company’s 2011 Annual Meeting of Shareholders. If the Plan is not so approved by the Company’s shareholders, the Plan and all Awards previously granted thereunder shall become null and void.

2.4 Duration. If approved by the shareholders of the Company as provided in Section 2.3, unless sooner terminated by the Board of Directors, the Plan shall remain in effect until March 1, 2021.

2.5 Shares Subject to the Plan; Equity Award Limits. The maximum aggregate number of shares of Common Stock which may be subject to Equity Awards granted under the Plan shall be six hundred thousand (600,000) (which is also the maximum aggregate number of shares that may be subject to Incentive Stock Options under the Plan), subject to the following limits:

(a) No Employee shall be granted during any one calendar year Stock Options entitling such Employee to purchase more than three hundred thousand (300,000) shares of Common Stock;

(b) No Employee shall be granted during any one calendar year Stock Appreciation Rights entitling such Employee to appreciation with respect to more than three hundred thousand (300,000) shares of Common Stock;

(c) The aggregate number of shares of Common Stock subject to Performance Stock granted to an Employee during any one calendar year shall not exceed three hundred thousand (300,000) shares;

(d) The aggregate number of shares of Common Stock subject to Performance Stock Units granted to an Employee during any one calendar year shall not exceed three hundred thousand (300,000) shares;

(e) No more than three hundred thousand (300,000) shares of Common Stock shall be available for the granting of Restricted Stock under the Plan;

(f) No more than three hundred thousand (300,000) shares of Common Stock shall be available for the granting of Restricted Stock Units under the Plan; and

(g) No more than two hundred and fifty thousand (250,000) shares of Common Stock shall be available for the granting of Stock Grants under the Plan.

Each limit stated in this Section 2.5 shall be subject to adjustment in accordance with Section 11.2. If an Equity Award expires, terminates for any reason, or is canceled, forfeited or settled in cash rather than stock, the number of shares of Common Stock with respect to which such Equity Award expired, terminated, or was canceled, forfeited or settled in cash, shall be available for future grants of Equity Awards under the Plan, except as otherwise required under Code Section 162(m). If any Stock Option is exercised by withholding or surrendering Common Stock to the Company as full or partial payment or if tax withholding requirements are satisfied by withholding or surrendering Common Stock to the Company, only the number of shares issued net of Common Stock withheld or surrendered shall be deemed delivered for purposes of applying the limits set forth in this Section. Shares available under the Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock purchased or acquired by the Company for any purpose.

2.6 Amendments and Termination. The Plan may be suspended, terminated, or reinstated, in whole or in part, at any time by the Board of Directors. Except as provided below, the Board of Directors may from time to time make such amendments to the Plan as it may deem advisable, and the Committee may amend any outstanding Award at any time (including an amendment that applies to a Participant who has incurred a Termination of Service); provided, however, that, without the approval of the Company’s shareholders, no amendment shall be made which:

(a) Increases the maximum number of shares of Common Stock which may be subject to Incentive Stock Options granted under the Plan (other than as provided in Section 11.2);

(b) Materially modifies the requirements as to eligibility for participation in the Plan with respect to Incentive Stock Options;

(c) To the extent compliance with Code Section 162(m) is desired, modifies the Plan in a manner that would cause any Award to fail to meet the requirements to be treated under Code Section 162(m) as “performance-based compensation”; or

(d) Requires shareholder approval under the rules of the exchange or market on which the Common Stock is listed or traded.

Except as permitted under Section 11.2, if the Fair Market Value of Common Stock subject to a Stock Option or Stock Appreciation Right has declined since the Equity Award was granted, the Committee shall not, without shareholder approval, (i) cancel any or all such Stock Options or Stock Appreciation Rights in exchange for cash or the grant of a new Award, or (ii) reduce the exercise price of any or all such Stock Options or reduce the amount over which appreciation of a Stock Appreciation Right is measured; provided, however, that such reduced amount shall not be less than the Fair Market Value on the date such reduction is made.

No amendment, suspension or termination of the Plan or amendment of an outstanding Award shall affect the Participant’s rights under an outstanding Award or cause the modification (within the meaning of Code Section 424(h)) of an Incentive Stock Option, without the consent of the Participant affected thereby. The foregoing limitation on amendments, suspension and termination shall not apply to any amendment, suspension or termination (i) pursuant to Section 11.2, or (ii) that the Committee, in its sole discretion, determines as necessary or appropriate to avoid the additional tax under Code Section 409A(a)(1)(B).

2.7 Participants and Grants. The Committee may grant one or more Awards to Nonemployee Directors, Consultants and those Employees who the Committee determines hold positions which enable them to have an impact on the long-term success of the Company or its Subsidiaries. In determining the number of shares of Common Stock subject to an Equity Award and the number of Performance Incentive Units to be granted to an Employee, the Committee shall consider the Employee’s base salary, his or her expected contribution to the long-term performance of the Company, and such other relevant facts as the Committee shall deem appropriate. More than one Award may be granted to any Employee, Nonemployee Director or Consultant, and terms and conditions of Awards and types of Awards need not be consistent from Participant to Participant.

3.	STOCK OPTIONS

3.1 General. Each Stock Option granted under the Plan to an Employee, Nonemployee Director or Consultant shall be granted by the Committee in its sole discretion, and shall be evidenced by an agreement which shall state the number of shares of Common Stock which may be purchased upon the exercise thereof and shall contain such investment representations and other terms and conditions as the Committee may from time to time determine that do not cause the Stock Option to be subject to Code Section 409A and that are not inconsistent with the terms of the Plan and, for Incentive Stock Options, Code Section 422.

3.2 Price. Subject to the provisions of Section 3.6(d), the purchase price per share of Common Stock subject to a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Stock Option is granted, except as provided in Section 2.6 regarding repricing.

3.3 Period. The duration or term of each Stock Option granted under the Plan shall be for such period as the Committee shall determine but in no event more than ten (10) years from the date of grant thereof.

3.4 Exercise. A Stock Option shall be exercisable in such installments, upon fulfillment of such conditions (such as performance-based requirements), or on such dates as the Committee may specify. Once exercisable, a Stock Option shall be exercisable, in whole or in part, by delivery of a notice of exercise to the Secretary of the Company at the principal office of the Company specifying the number of shares of Common Stock as to which the Stock Option is then being exercised together with payment of the full purchase price for the shares being purchased upon such exercise. Until the shares of Common Stock as to which a Stock Option is exercised are paid for in full and issued, the Participant shall have none of the rights of a shareholder of the Company with respect to such Common Stock.

3.5 Payment. The Committee, in its sole discretion, shall determine from the alternatives set forth in subsections (a) through (d) the methods by which the exercise price may be paid. To the extent the agreement evidencing a Stock Option does not include one or more alternatives, the Committee hereby specifically reserves the right to exercise its discretion to allow the Participant to pay the exercise price using such alternative.

(a) In United States dollars in cash, or by check, bank draft, or money order payable in United States dollars to the order of the Company;

(b) By the delivery by the Participant to the Company of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate of the purchase price of Common Stock as to which the Stock Option is then being exercised or by the withholding of whole shares of Common Stock having such Fair Market Value upon the exercise of such Stock Option;

(c) In United States dollars in cash, or by check, bank draft, or money order payable in United States dollars to the order of the Company delivered to the Company by a broker in exchange for its receipt of stock certificates from the Company in accordance with instructions of the Participant to the broker pursuant to which the broker is required to deliver to the Company the amount required to pay the purchase price; or

(d) By a combination of any number of the foregoing.

The Committee may, in its discretion, impose limitations, conditions, and prohibitions on the use by a Participant of shares of Common Stock to pay the purchase price payable by such Participant upon the exercise of a Stock Option.

3.6 Special Rules for Incentive Stock Options. Notwithstanding any other provision of the Plan, the following provisions shall apply to Incentive Stock Options granted under the Plan:

(a) Incentive Stock Options shall only be granted to Participants who are Employees.

(b) To the extent that the aggregate Fair Market Value (as of the date of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under this Plan and under any other plan of the Company or a Subsidiary under which “incentive stock options” (as that term is defined in Code Section 422) are granted exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.

(c) Any Participant who disposes of shares of Common Stock acquired upon the exercise of an Incentive Stock Option by sale or exchange either within two (2) years after the date of the grant of the Incentive Stock Option under which the shares were acquired or within one (1) year of the acquisition of such shares, shall promptly notify the Secretary of the Company at the principal office of the Company of such disposition, the amount realized, the purchase price per share paid upon exercise, and the date of disposition.

(d) No Incentive Stock Option shall be granted to a Participant who, at the time of the grant, owns (or is deemed to own) stock representing more than ten percent (10%) of the total combined voting power of all classes of stock either of the Company or any parent or Subsidiary of the Company, unless the purchase price of the shares of Common Stock purchasable upon exercise of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value (at the time the Incentive Stock Option is granted) of the Common Stock and the Incentive Stock Option is not exercisable more than five (5) years from the date it is granted.

3.7 Termination of Service.

(a) In the event a Participant incurs a Termination of Service for cause, as determined by the Committee in its sole discretion, while the Participant holds Stock Options granted under the Plan, all Stock Options held by the Participant shall expire immediately.

(b) Except as otherwise provided in subsection (a) or in the agreement evidencing the Participant’s Stock Option, if a Participant, while holding a Stock Option, (i) incurs a Termination of Service on or after reaching his “normal retirement age” or “early retirement age” as such terms are defined in the Quaker Chemical Corporation Pension Plan, or (ii) dies prior to Termination of Service, then each Stock Option held by the Participant shall be exercisable by the Participant (or, in the case of death, by the executor or administrator of the Participant’s estate or by the person or persons to whom the deceased Participant’s rights thereunder shall have passed by will or by the laws of descent or distribution) until the earlier of (A) its stated expiration date or (B) the date occurring three (3) years after the date of such Termination of Service or death, as the case may be. Except as otherwise provided in the agreement evidencing the Participant’s Stock Option, if a Participant shall incur a Termination of Service as a result of the Participant’s Total Disability while such Participant is holding a Stock Option, then each Stock Option held by the Participant shall be exercisable by the Participant (or, in the case of death, by the executor or administrator of the Participant’s estate or by the person or persons to whom the deceased Participant’s rights thereunder shall have passed by will or by the laws of descent or distribution) until its stated expiration date.

(c) Except as otherwise provided in the agreement evidencing the Participant’s Stock Option, if a Participant shall incur a Termination of Service for any reason not specified in Sections 3.7(a) or (b), the Participant shall, to the extent otherwise exercisable at the date of Termination of Service, have the right to exercise the Stock Options held by him or her at the date of Termination of Service for a period of three (3) months or, in the case of Stock Options which are not intended to be Incentive Stock Options, such extended period as the Committee may, in its sole discretion, determine; provided, however, that in no event shall such Stock Options be exercisable after their stated expiration date.

(d) The Committee may accelerate the date as of which a Stock Option becomes exercisable, if the Committee in its discretion deems such acceleration to be desirable.

(e) To the extent a Stock Option held by a Participant is not exercisable at the time of (or as a result of) his or her Termination of Service, such Stock Option shall terminate.

3.8 Effect of Leaves of Absence. It shall not be considered a Termination of Service when a Participant is on military or sick leave or such other type of leave of absence which is considered as continuing intact the relationship of the Participant with the Company or its Subsidiaries. In case of such leave of absence, the relationship shall be continued until the later of the date when such leave equals ninety (90) days or the date when the Participant’s right to reemployment shall no longer be guaranteed either by statute or contract.

4.	STOCK APPRECIATION RIGHTS

4.1 General. Each Stock Appreciation Right granted under the Plan to an Employee, Nonemployee Director or Consultant shall be granted by the Committee in its sole discretion and shall be evidenced by an agreement which shall state the number of shares of Common Stock with respect to which appreciation shall be measured and shall contain such investment representations and other terms and conditions as the Committee may from time to time determine that are not inconsistent with the provisions of the Plan and Code Section 409A.

4.2 Amount Payable on Exercise. A Stock Appreciation Right entitles the Participant to receive, with respect to each share of Common Stock to which the Stock Appreciation Right is exercised, the excess of the Fair Market Value of the share on the date of exercise over the Fair Market Value of the share on the date the Stock Appreciation Right is granted (the “Spread”). Such excess shall be paid in cash, shares of Common Stock (having a Fair Market Value on the date of exercise equal to the Spread), or a combination thereof, as determined by the Committee.

4.3 Period. The duration or term of each Stock Appreciation Right granted under the Plan shall be for such period as the Committee shall determine but in no event more than ten (10) years from the date of grant thereof.

4.4 Exercise. A Stock Appreciation Right shall be exercisable in such installments, upon fulfillment of such conditions (such as performance-based requirements), or on such dates as the Committee may specify. Once exercisable, a Stock Appreciation Right shall be exercisable, in whole or in part, by delivery of a notice of exercise to the Secretary of the Company at the principal office of the Company specifying the number of shares of Common Stock as to which the Stock Appreciation Right is then being exercised.

4.5 Termination of Service. For purposes of determining the extent to which, and the period during which, a Stock Appreciation Right may be exercised following a Participant’s Termination of Service, Section 3.7 shall be applied by replacing the terms “Stock Option” and “Stock Options” in each place such terms appear in Section 3.7, with the terms “Stock Appreciation Right” and “Stock Appreciation Rights,” respectively.

4.6 Effect of Leaves of Absence. It shall not be considered a Termination of Service when a Participant is on military or sick leave or such other type of leave of absence which is considered as continuing intact the relationship of the Participant with the Company or its Subsidiaries. In case of such leave of absence, the relationship shall be continued until the later of the date when such leave equals ninety (90) days or the date when the Participant’s right to reemployment shall no longer be guaranteed either by statute or contract.

5.	STOCK GRANTS

The Committee may make a Stock Grant to an Employee, Nonemployee Director or Consultant. Such Stock Grant shall be fully vested on the date made.

6.	RESTRICTED STOCK

6.1 Grant. Restricted Stock may be granted by the Committee to an Employee, Nonemployee Director or Consultant under this Article for no consideration in the form of an award of Common Stock subject to restrictions. At the time Restricted Stock is granted, the Committee shall determine whether the Restricted Stock is Performance Stock (where the lapse of restrictions is based on Performance Program Targets), or Restricted Stock that is not Performance Stock (where the lapse of restrictions is based on times and/or conditions determined by the Committee). The period beginning on the date of grant and ending on the date the restrictions lapse is the “Restriction Period.”

6.2 Restrictions. Except as otherwise provided in this Article, Restricted Stock shall not be sold, exchanged, transferred, pledged, assigned, hypothecated, or otherwise encumbered or disposed of during the Restriction Period.

6.3 Lapse of Restrictions.

(a) Restricted Stock Other Than Performance Stock. With respect to Restricted Stock that is not Performance Stock, the restrictions described in Section 6.2 shall lapse at the earliest of (i) such time or times, and on such conditions, as the Committee may specify at the time of grant, (ii) the Participant’s death prior to Termination of Service, (iii) the Participant’s Total Disability prior to Termination of Service, (iv) except as otherwise provided in the agreement evidencing the Participant’s Restricted Stock award, the Participant’s Termination of Service at or after attaining his or her “normal retirement age” as defined in the Quaker Chemical Corporation Pension Plan, or (v) a Change in Control occurring before the Participant’s Termination of Service. The Committee may at any time accelerate the time at which the restrictions on all or any part of the shares of Restricted Stock (other than Performance Stock) will lapse.

(b) Performance Stock. With respect to Performance Stock granted to a Participant, the restrictions described in Section 6.2 shall lapse after the end of the relevant Performance Period based on the Performance Program Targets established in accordance with Article 9 and achieved for such Period. As promptly as practicable after the end of the Performance Period, the Committee shall, in accordance with Article 9, determine the extent to which the Performance Program Targets have been achieved. Except as provided in Section 10.3, the extent to which such restrictions lapse shall be based solely on the achievement of Performance Program Targets, in accordance with Article 9; the Committee shall not have the discretion to increase the extent to which such restrictions lapse. Except as provided in Section 9.4 and Section 10.3, if a Participant incurs a Termination of Service for any reason prior to the date the Restriction Period would otherwise lapse with respect to Performance Stock, the Participant shall forfeit all Performance Stock granted with respect to such Performance Period. The Restriction Period with respect to Performance Stock shall end on the date the Committee makes its determination regarding achievement of Performance Program Targets in accordance with Article 9, but only to the extent such targets are achieved.

(c) In General. Upon the lapse of restrictions in accordance with this Section 6.3 with respect to a share of Restricted Stock, the Restriction Period shall end and such share of Common Stock shall cease to be Restricted Stock for purposes of the Plan. Except as provided in Section 9.4 and Article 10, any Restricted Stock with respect to which the Restriction Period has not lapsed at the time of (or as a result of) the Participant’s Termination of Service, shall be forfeited.

6.4 Custody of Shares. The Committee may require under such terms and conditions as it deems appropriate or desirable that the certificates for shares of Restricted Stock be held in custody by a bank or other institution or that the Company may itself hold such certificates in custody until the lapse of restrictions under Section 6.3 and may require as a condition of any grant of Restricted Stock that the Participant shall have delivered to the Company a stock power endorsed in blank relating to the shares of Common Stock subject to the Award. The shares of Common Stock that cease to be Restricted Stock under Section 6.3(c) shall be issued promptly after the conclusion of the Restriction Period and the satisfaction of any applicable withholding requirements.

6.5 Shareholder Rights. Each Participant who receives Restricted Stock shall have all of the rights of a shareholder with respect to such shares, subject to the restrictions set forth in Section 6.2, including the right to vote the shares and receive dividends and other distributions. Any shares of Common Stock or other securities of the Company received by a Participant with respect to a share of Restricted Stock, as a stock dividend, or in connection with a stock split or combination, share exchange or other recapitalization, shall have the same status and be subject to the same restrictions as such Restricted Stock.

7.	RESTRICTED STOCK UNITS

7.1 Nature of Restricted Stock Units. A Restricted Stock Unit entitles the Participant to receive one share of Common Stock, cash equal to the Fair Market Value of a share of Common Stock on the date of vesting, or a combination thereof, with respect to each Restricted Stock Unit that vests in accordance with Section 7.3; any fractional Restricted Stock Unit shall be payable in cash. The Committee, in its sole discretion, shall determine the medium of payment.

7.2 Grant of Restricted Stock Units. At the time of grant, the Committee shall determine (a) the Employee, Nonemployee Director or Consultant receiving the grant, (b) the number of Restricted Stock Units subject to the Award, (c) whether the Restricted Stock Unit is a Performance Stock Unit (where vesting is based on Performance Program Targets), or a Restricted Stock Unit that is not a Performance Stock Unit (where vesting is based on times and/or conditions determined by the Committee), and (d) when such Restricted Stock Units shall vest in accordance with Section 7.3. The Company shall establish a bookkeeping account in the Participant’s name which reflects the number and type of Restricted Stock Units standing to the credit of the Participant.

7.3 Vesting.

(a) Restricted Stock Units Other Than Performance Stock Units. With respect to Restricted Stock Units that are not Performance Stock Units, the Committee shall determine the time period and conditions (such as continued employment or performance measures) that must be met in order for such Restricted Stock Units to vest; provided, however, that Restricted Stock Units that are not Performance Stock Units shall vest on the Participant’s death prior to Termination of Service.

(b) Performance Stock Units. The Committee shall determine the extent to which a Participant’s Performance Stock Units vest after the end of the relevant Performance Period, based on the Performance Program Targets established in accordance with Article 9 and achieved for such Period. As promptly as practicable after the end of the Performance Period, the Committee shall, in accordance with Article 9, determine the extent to which the Performance Program Targets have been achieved. Except as provided in Section 10.3, the extent to which Performance Stock Units vest shall be based solely on the achievement of Performance Program Targets, in accordance with Article 9; the Committee shall not have the discretion to increase the extent to which such Performance Stock Units vest. Except as provided in Section 9.4 and Section 10.3, if a Participant incurs a Termination of Service for any reason prior to the date Performance Stock Units would otherwise vest, the Participant shall forfeit all Performance Stock Units granted with respect to such Performance Period. Performance Stock Units shall vest on the date the Committee makes its determinations regarding achievement of Performance Program Targets in accordance with Article 9, but only to the extent such targets are achieved.

(c) Payment. Except as otherwise provided in the agreement evidencing the Participant’s Restricted Stock Unit grant, payment with respect to a Restricted Stock Unit shall be made on the Short-Term Deferral Date.

7.4 Dividend Equivalent Rights. Except as otherwise provided in the agreement evidencing the Participant’s Restricted Stock Unit award, the Company shall credit to the Participant’s bookkeeping account, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Restricted Stock Units equal to the total number of Restricted Stock Units credited to the Participant’s bookkeeping account on such date, multiplied by the dollar amount of the per share cash dividend, and divided by the Fair Market Value of a share of Common Stock on such date. Restricted Stock Units attributable to such dividend equivalent rights shall be subject to the same terms and conditions as the Restricted Stock Units to which such dividend equivalent rights relate.

8.	PERFORMANCE INCENTIVE UNITS

8.1 Grants/Maximum Amount Payable. The Committee may grant Performance Incentive Units to an Employee with respect to a Performance Period. Notwithstanding any other provision of the Plan to the contrary, the amount of compensation payable to a Participant in any one calendar year on account of Performance Incentive Units shall be reduced to the extent such compensation exceeds the lesser of five (5) times the Participant’s base salary, or five million dollars ($5,000,000).

8.2 Stated Value and Change in Performance Targets.

(a) Stated Value. Within the period set forth in Section 9.2, the Committee shall establish the value (which shall be expressed in dollars) of Performance Incentive Units (the “Stated Value”) to be granted to a Participant with respect to a Performance Period, and shall fix the percentage, if any, of the Stated Value to be earned upon the achievement of the Performance Program Targets established for the relevant Performance Period. In no event, however, shall the percentage of Stated Value to be earned upon achievement of the maximum Performance Program Target established with respect to a Performance Period exceed 200% of Stated Value fixed for that Performance Period.

(b) Change in Performance Targets. If the Committee determines that an unforeseen change during a Performance Period in the Company’s business operations, corporate structure, capital structure, or manner in which it conducts business is significant, nonrecurring and material and that the Performance Program Targets established for the Performance Period are no longer suitable, the Committee may, but only with the concurrence of the Board of Directors, modify the Performance Program Targets as it deems appropriate and equitable; provided, however, that no such modification shall increase the Performance Program Targets in effect for any Performance Period (i.e., establish a target that is more difficult to achieve than the original Performance Program Target); and provided, further, that no such modification shall be made that would cause the benefits payable to a Covered Employee with respect to such Performance Program Target to fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).

8.3 Payment. As promptly as practicable after the end of each Performance Period, the Committee shall, pursuant to Article 9, determine the earned percentage of Stated Value of the Performance Incentive Units granted with respect to such completed Performance Period. The Company shall, on the Short-Term Deferral Date, pay to each Participant holding Performance Incentive Units granted with respect to such completed Performance Period, for each such Performance Incentive Unit held by him or her, equal to the product obtained by multiplying Stated Value by the earned percentage of Stated Value; provided, however, that except as provided in Section 9.4 and Section 10.3, no amounts shall be due or payable with respect to any Performance Incentive Units if the Participant to whom such Performance Incentive Units have been granted incurs a Termination of Service for any reason prior to the date the payment would otherwise be made with respect to such Performance Incentive Units.

9.	COMMON RULES FOR PERFORMANCE AWARDS

9.1 In General. Notwithstanding any provision of the Plan to the contrary, this Article 9 shall apply to Performance Awards. This Article 9 is intended to ensure that Performance Awards granted to any Participant who is a Covered Employee shall qualify as “performance-based compensation” for purposes of Code Section 162(m). All discretionary actions taken under the Plan with respect to such Performance Awards shall be exercised exclusively by the Committee.

9.2 Committee Determinations. With respect to Performance Awards, the Committee shall determine:

(a) The Employee to whom the Award shall be granted;

(b) The type of Award to be granted;

(c) The Performance Period applicable to the Award;

(d) The Performance Program Target(s) applicable to the Award; and

(e) Other terms and conditions of the Award consistent with the terms of the Plan.

All such determinations shall be made within the first ninety (90) days of the Performance Period or, if shorter, within the first 25% of such Performance Period, provided in either case that the outcome is substantially uncertain when the Performance Program Targets are established. Each of the above determinations shall be made by the Committee in its sole discretion without any requirement for consistency among, for example, (i) the types of Awards granted to Participants, and (ii) the Performance Periods or Performance Program Targets applicable to Participants or to different types of Awards.

9.3 Performance Program Targets.

(a) The Performance Program Targets shall provide an objective method for determining whether the Performance Program Targets have been achieved, and an objective method for computing the amount to be paid, or the number of shares of Common Stock which shall vest or be distributed, to the Participant based on the attainment of one or more goals included in the Performance Program Targets.

(b) Performance Program Targets shall be based upon one or more of the following business criteria (which may be determined for these purposes by reference to (i) the Company as a whole, (ii) any of the Company’s subsidiaries, operating divisions, regional business units or other operating units, or (iii) any combination thereof): profit before taxes, profit after taxes, stock price, market share, gross revenue, net revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variations of the preceding business criteria, which may be modified at the discretion of the Committee to take into account significant nonrecurring items or which may be adjusted to reflect such costs or expense as the Committee deems appropriate; provided, however, that with respect to Performance Awards granted to a Covered Employee, any such modification or adjustment shall be established not later than the end of the period stated in Section 9.2. Performance Program Targets may also be based upon a Participant’s attainment of personal objectives with respect to any of the foregoing business criteria or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility; provided, however, that with respect to a Covered Employee, such objectives and criteria are consistent with the goal of providing for deductibility under Code Section 162(m).

(c) Measurements of actual performance against the Performance Program Targets established by the Committee shall be objectively determinable and shall, to the extent applicable, be determined according to generally accepted accounting principles as in existence on the date on which the Performance Program Targets are established and, without regard to any changes in such principles after such date, except where the Committee has specified that such changes shall be taken into account and, with respect to Covered Employees, such specification is made not later than the end of the period set forth in Section 9.2. The Committee may provide for appropriate adjustments to any business criteria used in connection with measuring attainment of Performance Program Targets to take into account fluctuations in exchange rates, where relevant.

9.4 Termination of Service Prior to End of Restriction Period, Vesting or Payment Date.

(a) Employment Requirement. Except as provided in Section 10.3, no Performance Award shall be payable under the Plan to any Participant who incurs a Termination of Service prior to the date the Restriction Period ends (with respect to Performance Stock), the date of vesting (with respect to Performance Stock Units), or the date the payment would otherwise be made (with respect to Performance Incentive Units), unless:

(i) The Participant incurs a Termination of Service prior to such date, but after one-half of the Performance Period has elapsed, on account of his or her death or Total Disability, on or after attainment of his or her “normal retirement age” or “early retirement age” as such terms are defined in the Quaker Chemical Corporation Pension Plan, or under such other circumstances as the Committee shall, in its sole discretion, determine; or

(ii) The Committee, in its sole discretion, specifically provides for payment of the Participant’s Performance Award if the Participant incurs a Termination of Service after the end of the Performance Period but before such date.

Except as provided in Section 10.3, if a Participant incurs a Termination of Service prior to the date the Restriction Period ends (with respect to Performance Stock), the date of vesting (with respect to Performance Stock Units), or the date the payment would otherwise be made (with respect to Performance Incentive Units) under any circumstances other than those described above, the Performance Award shall be forfeited on the date of such Termination of Service.

(b) Proration of Performance Award.

(i) If a Participant is on a leave of absence during a Performance Period, the Participant’s Performance Award shall be prorated based on active service during the Performance Period, except as provided in Section 10.3.

(ii) If a Participant incurs a Termination of Service under the circumstances set forth in Section 9.4(a)(i), any Performance Award payable shall be prorated based on active service during the Performance Period, except as provided in Section 10.3.

9.5 Conditions to Payment or Vesting. No Participant may receive any payment (of unrestricted Common Stock or cash) with respect to a Performance Award unless and until (A) the Plan is approved by the Company’s shareholders, and (B) except as provided in Section 10.3, the Committee responsible for the administration of the Plan with respect to such Participant has certified in writing that the Performance Program Target or Targets for a Performance Period have been achieved.

10.	CHANGE IN CONTROL

10.1 Stock Options and Stock Appreciation Rights. Upon the occurrence of a Change in Control, all Stock Options and Stock Appreciation Rights granted and outstanding under the Plan shall become immediately exercisable in full regardless of any terms of such an Award to the contrary; provided, however, that the extent to which a Stock Option or Stock Appreciation Right is exercisable shall not be increased under this Section if the Participant incurred a Termination of Service before the Change in Control.

10.2 Restricted Stock other than Performance Stock. Upon the occurrence of a Change in Control, the restrictions described in Section 6.2 shall lapse with respect to all Restricted Stock other than Performance Stock outstanding on the date of the Change in Control; provided, however, that this Section shall not apply to a Participant who incurred a Termination of Service before the Change in Control.

10.3 Restricted Stock Units and Performance Awards.

(a) In General. This Section 10.3 shall apply to a Participant who (i) is an Employee, Nonemployee Director or Consultant on the day before the Change in Control, and (ii) in the case of a Performance Award relating to a Performance Period that has not ended as of the date of the Change in Control, is (A) employed by the Company (or any successor thereto as a result of the Change in Control) on the March 1 immediately following such Change in Control, or (B) has incurred a Termination of Service by action of the Company (or any successor thereto as a result of the Change in Control) without cause (as determined by the Committee, in its sole discretion) prior to such March 1.

(b) Performance Stock. Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control, (i) with respect to Performance Stock that is (A) held by a Participant described in subsection (a), and (B) relates to a Performance Period that ended before the date of the Change in Control, the restrictions described in Section 6.2 shall lapse on the date of such Change in Control based on achievement during the applicable Performance Period, and (ii) the Company (or any successor thereto as a result of the Change in Control) shall pay (in cash or unrestricted Common Stock) to each Participant described in subsection (a) (or his or her beneficiary) the pro rata portion of the Participant’s Performance Stock with respect to any Performance Period in which such Change in Control occurs, such payment to be made on the March 1 immediately following such Change in Control. The pro rata portion shall be calculated on the fractional portion (the numerator of the fraction being the number of days between the first day of the applicable Performance Period and the date of such Change in Control, and the denominator being the total number of days in the applicable Performance Period) of the Performance Stock for which the restrictions described in Section 6.2 would have lapsed had the Change in Control not occurred, and the target level of performance been achieved for the applicable Performance Period.

(c) Restricted Stock Units and Performance Incentive Units. Notwithstanding any provision of the Plan to the contrary, this subsection (c) shall apply in the event of a Change in Control; provided, however, that in the event any payment under this subsection (c) on account of a Change in Control would not qualify as a short-term deferral (within the meaning of regulations under Code Section 409A), this subsection (c) shall apply to such payment only in the event such Change in Control is also a change in control within the meaning of regulations issued under Code Section 409A:

(i) On the date of such Change in Control, all outstanding Restricted Stock Units (other than Performance Stock Units) held by a Participant described in subsection (a) shall vest and shall be paid (in cash or unrestricted Common Stock, as determined by the Committee, in its sole discretion) to such Participant;

(ii) Performance Stock Units that are (A) held by a Participant described in subsection (a), and (B) relate to a Performance Period that ended before the date of the Change in Control, shall be paid (in cash or unrestricted Common Stock, as determined by the Committee, in its sole discretion) to such Participant on the date of such Change in Control, based on achievement during the applicable Performance Period;

(iii) Performance Incentive Units that are (A) held by a Participant described in subsection (a), and (B) relate to a Performance Period that ended before the date of the Change in Control, shall be paid to such Participant on the date of such Change in Control, based on achievement during the applicable Performance Period; and

(iv) The Company (or any successor thereto as a result of the Change in Control) shall pay to each Participant described in subsection (a) (or his or her beneficiary) the pro rata portion of the Participant’s Performance Stock Units (in cash or unrestricted Common Stock) and Performance Incentive Units (in cash) with respect to any Performance Period in which such Change in Control occurs, such payment to be made on the March 1 immediately following such Change in Control. The pro rata portion shall be calculated on the fractional portion (the numerator of the fraction being the number of days between the first day of the applicable Performance Period and the date of such Change in Control, and the denominator being the total number of days in the applicable Performance Period) of (A) with respect to Performance Stock Units, the Performance Stock Units that would have become vested had the Change in Control not occurred, and the target level of performance been achieved for the applicable Performance Period, and (B) with respect to Performance Incentive Units, the amount that would have been payable had the Change in Control not occurred, and the target level of performance been achieved for the applicable Performance Period.

11.	MISCELLANEOUS PROVISIONS

11.1 Agreement. Each Equity Award granted under the Plan shall be evidenced by an agreement between the Company and the Participant which shall set forth the number of shares of Common Stock subject to the Equity Award, and such terms and conditions of the Equity Award as the Committee may, in its sole discretion, determine that are not inconsistent with the terms of the Plan, Code Section 409A and, for Incentive Stock Options, Code Section 422.

11.2 Adjustments Upon Changes in Capitalization. In the event of changes to the outstanding shares of Common Stock of the Company through reorganization, merger, consolidation, recapitalization, reclassification, stock splits, stock dividend, spin-off, stock consolidation or otherwise, or in the event of a sale of all or substantially all of the assets of the Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Awards may be granted. A corresponding adjustment changing the number and kind of shares issuable upon exercise or vesting of outstanding Stock Options, Stock Appreciation Rights and/or Restricted Stock Units (as well as the exercise price of outstanding Stock Options and the amount over which appreciation of outstanding Stock Appreciation Rights is measured) shall likewise be made. Notwithstanding the foregoing, in the case of a reorganization, merger or consolidation, or sale of all or substantially all of the assets of the Company, in lieu of adjustments as aforesaid, the Committee may in its discretion accelerate the date after which a Stock Option or Stock Appreciation Right may or may not be exercised or the stated expiration date thereof and may accelerate the termination date of any Award or

Performance Period then in effect; provided, however, that not fewer than seven (7) days’ advance notice shall be provided to each Participant whose Award is to be so terminated. Adjustments or changes under this Section shall be made by the Committee, whose determination as to what adjustments or changes shall be made, and the extent thereof, shall be final, binding, and conclusive; provided, however, that no such adjustment or change shall cause an outstanding Stock Option or Stock Appreciation Right to become subject to Section 409A of the Code.

11.3 Non-Transferability. No Incentive Stock Option, Restricted Stock, Restricted Stock Unit or Performance Incentive Unit shall be assignable or transferable by the Participant except by will or the laws of descent and distribution. No Incentive Stock Option shall be exercisable during the Participant’s lifetime by any person other than the Participant or his or her guardian or legal representative. Except as provided in the agreement evidencing a Participant’s Award, such limits on assignment, transfer and exercise shall also apply to Non-Qualified Stock Options and Stock Appreciation Rights.

11.4 Withholding. The Company’s obligations in connection with this Plan shall be subject to applicable Federal, state, and local tax withholding requirements. Federal, state, and local withholding tax due with respect to an Award may be paid in shares of Common Stock already owned by the Participant or through the withholding of shares otherwise issuable to such Participant upon such terms and conditions as the Committee shall determine; provided, however, that the number of shares withheld to satisfy the tax withholding requirements with respect to any Award shall be limited to the extent necessary to avoid adverse accounting consequences. If the Participant shall either fail to pay, or make arrangements satisfactory to the Committee for the payment, to the Company of all such Federal, state, and local taxes required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Participant an amount equal to any Federal, state, or local taxes of any kind required to be withheld by the Company.

11.5 Deferrals. The Committee may permit a Participant to defer receipt of any Common Stock issuable (or cash payable) upon the lapse of the Restriction Period applicable to Restricted Stock, the vesting of Restricted Stock Units or the payment of cash pursuant to a Performance Incentive Unit, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Stock equivalents. In no event, however, shall such deferrals be permitted unless the agreement evidencing the Participant’s Award specifically permits deferrals under this Section.

11.6 Compliance with Law and Approval of Regulatory Bodies. No Stock Option or Stock Appreciation Right shall be exercisable and no shares will be delivered under the Plan except in compliance with all applicable Federal and state laws and regulations including, without limitation, compliance with all Federal and state securities laws and withholding tax requirements and with the rules of the New York Stock Exchange and of all domestic stock exchanges on which the Common Stock may be listed. Any share certificate issued to evidence shares for which a Stock Option or Stock Appreciation Right is exercised or for which an Award has been granted may bear legends and statements the Committee shall deem advisable to assure compliance with Federal and state laws and regulations. No Stock Option or Stock Appreciation Right shall be exercisable and no shares will be delivered under the Plan, until the Company has obtained consent or approval from regulatory bodies, Federal or state, having jurisdiction over such matters as the Committee may deem advisable. In the case of a payment (in cash or Common Stock) with respect to an Award to a person or estate acquiring the right to payment as a result of the death of the Participant, the Committee may require reasonable evidence as to the ownership of the Award and may require consents and releases of taxing authorities that it may deem advisable.

11.7 No Right to Employment. Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, nor the granting of any Award shall confer upon any Participant under the Plan any right to continue in the employ of the Company or any Subsidiary, or shall in any way affect the right and power of the Company or any Subsidiary to terminate the employment of any Participant at any time with or without assigning a reason therefor, to the same extent as might have been done if the Plan had not been adopted.

11.8 Exclusion from Pension Computations. By acceptance of a grant of an Award under the Plan, the recipient shall be deemed to agree that any income realized upon the receipt, exercise, or vesting thereof or upon the disposition of the shares received upon exercise will not be taken into account as “base remuneration,” “wages,” “salary,” or “compensation” in determining the amount of any contribution to or payment or any other benefit under any pension, retirement, incentive, profit-sharing, or deferred compensation plan of the Company or any Subsidiary, except to the extent any such amount is taken into consideration under the express terms of any such plan.

11.9 Interpretation of the Plan. Headings are given to the Articles and Sections of the Plan solely as a convenience to facilitate reference. Such headings, numbering, and paragraphing shall not in any case be deemed in any way material or relevant to the construction of the Plan or any provision hereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural and vice versa.

11.10 Use of Proceeds. Funds received by the Company upon the exercise of Stock Options granted under the Plan shall be used for the general corporate purposes of the Company.

11.11 Construction of Plan. The place of administration of the Plan shall be in the Commonwealth of Pennsylvania, and the validity, construction, interpretation, administration, and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania (without reference to principles of conflicts of laws) to the extent Federal law is not applicable.

11.12 Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, share exchange, purchase or otherwise, acquire all or substantially all of the business and assets of the Company.

11.13 Unfunded Plan. Except as provided in Article 6, the Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

11.14 Code Section 409A. Notwithstanding any provision of this Plan to the contrary, if a Participant is a specified employee (as defined in Treas. Reg. §1.409A-1(i)), any payment or benefit under this Plan that constitutes deferred compensation subject to Code Section 409A and for which the payment event is separation from service (as defined in Treas. Reg. §1.409A-1(h)) shall not be made or provided to the Participant before the date that is six months after the date of the Participant’s separation from service. Any payment or benefit that is delayed pursuant to this Section 11.14 shall be made or provided on the first business day of the seventh month following the month in which the Participant’s separation from service occurs. With respect to any cash payment delayed pursuant to this Section 11.14, the delayed payment shall include interest, at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of the Participant’s separation from service (or the previous business day if such date is not a business day), for the period from the date the payment would have been made but for this Section 11.14 through the date payment is made. The provisions of this Section 11.14 shall apply only to the extent required to avoid a Participant’s incurrence of any additional tax or interest under Code Section 409A. To the extent any payment or benefit under the Plan constitutes deferred compensation subject to Code Section 409A, this Plan is intended to comply with Code Section 409A and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Code Section 409A.

11.15 Recoupment Policy. Notwithstanding any provision of this Plan to the contrary, a Participant’s right to receive or retain an Award, to retain any amount received pursuant to an Award (in cash or Common Stock) and, in the case of Common Stock received pursuant to an Award, to retain any profit or gain the Participant realized in connection with such an Award, shall be subject to any recoupment or “clawback” policy adopted by the Company.

QUAKER CHEMICAL CORPORATION

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael F. Barry and William R. Cook, and each of them, proxies of the undersigned, to attend the Annual Meeting of Shareholders of Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), to be held at the Company’s headquarters located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania, on May 11, 2011 at 8:30 A.M., and any adjournment thereof, and with all powers the undersigned would possess if present, to vote.

This proxy, when properly executed, will be voted in the manner directed by the Shareholders. If no such directions are made, this proxy will be voted “For” the election of the nominees listed in Proposal 1 for the Board of Directors; “For” Proposals 2, 3, and 4; “For” a three year frequency for Proposal 5; and “For” Proposal 6.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

QUAKER CHEMICAL CORPORATION

May 11, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

The Notice of Meeting, Proxy Statement and 2010 Annual Report to Shareholders are available at www.quakerchem.com/proxymaterials.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20333304030000000000 6 051111

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 6 AND “THREE YEARS” FOR PROPOSAL 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

FOR1. ELECTION OF DIRECTORS: 2. APPROVAL OF THE GLOBAL ANNUAL INCENTIVE

PLAN.

NOMINEES:

FOR ALL NOMINEES Michael F. Barry 3. APPROVAL OF THE 2011 LONG-TERM PERFORMANCE Robert E. Chappell INCENTIVE PLAN.

WITHHOLD AUTHORITY Robert H. Rock 4. ADVISORY VOTE ON COMPENSATION OF THE NAMED FOR ALL NOMINEES EXECUTIVE OFFICERS.

(See FOR ALL instructions EXCEPT below) 1 year 2 years 3 years ABSTAIN

5. ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

FOR AGAINST ABSTAIN

6. RATIFICATION OF THE APPOINTMENT OF PRICE-WATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” FIRM FOR 2011. and fill in the circle next to each nominee you wish to withhold, as shown here: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON

SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF FOR WHICH NOTICE HAS NOT BEEN RECEIVED BY COMPANY ON OR BEFORE FEBRUARY 19, 2011.

The undersigned hereby also acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement with respect to said Meeting, and the Company’s Annual Report, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

March 31, 2011

Dear Quaker Shareholder:

If you are a registered shareholder of Quaker Common Stock, your enclosed proxy card shows the number of votes you are entitled to cast not the number of shares that you own. If you are a beneficial holder (own your shares through a broker, bank or nominee), your voting instruction card shows the number of shares that you own.

In accordance with the Company’s Articles of Incorporation, holders of Common Stock are entitled to 10 votes per share for each share of Common Stock which they have owned for at least 36 consecutive months (or three years). Shares which have been owned for less than three years entitle the holder to one vote per share.

There are some exceptions to the above ownership requirements and those exceptions are listed in Appendix A “Shareholder Voting Administrative Procedures” to the enclosed Proxy Statement.

Since Quaker has no means of tracking ownership of shares held in “street” or “nominee” name, we presume that any shares owned through broker, bank or nominee have been held for less than three years and, therefore, are entitled to one vote per share.

Registered shareholders should review the number of votes that are listed on the proxy card. For all shares purchased by you before March 1, 2008 (36 months before the record date), you are entitled to 10 votes per share. For all shares purchased by you after March 1, 2008, you are entitled to one vote per share.

Any shareholder may seek change by following the instructions outlined in Appendix A to the enclosed Proxy Statement. If you have any questions, please contact Irene M. Kisleiko, Assistant Corporate Secretary, at 610-832-4119.

Thank you.